Exhibit 10.1

AMKOR TECHNOLOGY, INC.,

as Borrower

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

dated as of June 28, 2012

$150,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Agent,

and

WELLS FARGO BANK, N.A.,

as Documentation Agent

BANK OF AMERICA, N.A.

Lead Arranger and Book Manager

i

7.6.	Further Assurances	57
7.7.	Continuation of Existing Liens	57

SECTION 8.	COLLATERAL ADMINISTRATION	58
8.1.	Borrowing Base Certificates	58
8.2.	Administration of Accounts	58
8.3.	Administration of Inventory	59
8.4.	Administration of Equipment	60
8.5.	Administration of Deposit Accounts	60
8.6.	General Provisions	60
8.7.	Power of Attorney	61

SECTION 9.	REPRESENTATIONS AND WARRANTIES	62
9.1.	General Representations and Warranties	62
9.2.	Complete Disclosure	66

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	66
10.1.	Affirmative Covenants	66
10.2.	Negative Covenants	69
10.3.	Fixed Charge Coverage Ratio	80

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	80
11.1.	Events of Default	80
11.2.	Remedies upon Default	82
11.3.	License	83
11.4.	Setoff	83
11.5.	Remedies Cumulative; No Waiver	83

SECTION 12.	THE AGENT	84
12.1.	Appointment, Authority and Duties of the Agent	84
12.2.	Agreements Regarding Collateral and Field Examination Reports	85
12.3.	Reliance By the Agent	86
12.4.	Action Upon Default	86
12.5.	Ratable Sharing	86
12.6.	Indemnification of the Agent Indemnitees	86
12.7.	Limitation on Responsibilities of the Agent	87
12.8.	Successor Agent and Co-Agents	87
12.9.	Due Diligence and Non-Reliance	88
12.10.	Replacement of Certain Lenders	88
12.11.	Remittance of Payments and Collections	89
12.12.	The Agent in its Individual Capacity	89
12.13.	Documentation Agent	89
12.14.	No Third Party Beneficiaries	89

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	90
13.1.	Successors and Assigns	90
13.2.	Participations	90
13.3.	Assignments	90
13.4.	Tax Treatment	91
13.5.	Representation of Lenders	91

SECTION 14.	MISCELLANEOUS	91
14.1.	Consents, Amendments and Waivers	91
14.2.	General Indemnity	92

14.3.	Limitations of Indemnities	92
14.4.	Notices and Communications	93
14.5.	Performance of the Borrowers’ Obligations	93
14.6.	Credit Inquiries	93
14.7.	Severability	93
14.8.	Cumulative Effect; Conflict of Terms	93
14.9.	Counterparts; Facsimile Signatures	93
14.10.	Entire Agreement	93
14.11.	Relationship with Lenders; No Advisory or Fiduciary Responsibility	93
14.12.	Confidentiality	95
14.13.	Original Loan Documents	95
14.14.	Continuation, Amendment and Restatement	95
14.15.	Certifications Regarding Indebtedness Agreements	95
14.16.	Governing Law	96
14.17.	Consent to Forum	96
14.18.	Waivers by the Borrowers	96
14.19.	Additional Borrowers	97
14.20.	Patriot Act Notice	97
14.21.	No Oral Agreement	97

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Revolving Note

Exhibit B	Notice of Borrowing

Exhibit C	Notice of Conversion/Continuation

Exhibit D	Compliance Certificate

Exhibit E	Assignment and Acceptance

Exhibit F	Assignment Notice

Exhibit G	Original Letters of Credit

SCHEDULES:

Schedule 1.1A	Revolving Commitments of Lenders

Schedule 1.1B	Eligible Foreign Account Debtors

Schedule 1.1C	Permitted Liens

Schedule 1.1D	Owned Real Estate

Schedule 1.1E	Germann Road Property

Schedule 8.5	Deposit Accounts

Schedule 8.6.1	Business Locations

Schedule 9.1.4	Names and Capital Structure

Schedule 9.1.5A	Former Names

Schedule 9.1.5B	Former Places of Business

Schedule 9.1.12	Patents, Trademarks, Copyrights, and Licenses

Schedule 9.1.15	Environmental Matters

Schedule 9.1.16	Restrictive Agreements

Schedule 9.1.17	Litigation

Schedule 9.1.21	Labor Contracts

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of June 28, 2012 (the “Closing Date”), is among AMKOR TECHNOLOGY, INC., any of its Subsidiaries, if any, that become a party hereto as a Borrower after the Closing Date, the lending institutions party to this Agreement from time to time as lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (the “Agent”).

R E C I T A L S:

The Borrowers have requested that the Lenders make available a credit facility, to be used by the Borrowers to finance their mutual and collective business enterprise. The Lenders are willing to provide such credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1.	Definitions. As used herein, the following terms have the meanings set forth below:

2018 Notes Issue Date –May 4, 2010.

Account – as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor – a Person who is obligated under an Account, Chattel Paper, or General Intangible.

Acquired Indebtedness – with respect to any specified Person (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Affiliate – with respect to any Person (the “subject Person”) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the subject Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10.0% or more, or an agreement, obligation, or option to purchase 10.0% or more, of the Equity Interests of a Person that are at such time entitled to vote in the election of the board of directors (or other similar governing body) of such Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by,” and “under common control with” shall have correlative meanings.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 1

Affiliate Transaction – as defined in Section 10.2.6.

Agent – as defined in the introductory paragraph of this Agreement.

Agent Advance – any Borrowing of Base Rate Revolving Loans funded with the Agent’s funds, until such Borrowing is settled among the Lenders pursuant to Section 4.1.3.

Agent Indemnitees – the Agent and its officers, directors, employees, Affiliates, agents, and attorneys.

Agent Professionals – attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by the Agent.

Agent’s Lien – the Liens in the Collateral granted to the Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement or any Security Document.

Allocable Amount – as defined in Section 5.11.3.

Amkor – Amkor Technology, Inc., a Delaware corporation.

Anti-Terrorism Laws – any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law – all laws, rules, regulations, and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law, and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, and decrees of Governmental Authorities.

Applicable Margin – with respect to any Type of Revolving Loan, on any day, the per annum percentage set forth below, as determined by Average Availability calculated for Borrower (and, in the case of “Level IV” below, the Consolidated Interest Expense Coverage Ratio calculated for Borrower) for the preceding completed Fiscal Quarter of Borrower:

Level	Average Availability for preceding completed Fiscal Quarter	Consolidated Interest Expense Coverage Ratio	Base Rate Revolving Loans	LIBOR Revolving Loans
I	Less than $50,000,000		1.00%	2.25%
II	Greater than or equal to $50,000,000 and equal to or less than $100,000,000		0.75%	2.00%
III	Greater than $100,000,000		0.50%	1.75%
IV	Greater than $100,000,000	> 2.50 to 1.00	0.25%	1.50%

Subject to the terms of this Agreement, the Applicable Margin shall be subject to increase or decrease, effective as of the first day of the next succeeding Fiscal Quarter following a completed Fiscal Quarter as provided above.

Approved Fund – any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 2

Asset Sale – as defined in Section 10.2.5.

Assignment and Acceptance – an assignment agreement between a Lender and an Eligible Assignee, in the form of Exhibit E.

Attributable Debt – in respect of a sale and leaseback transaction involving an operating lease, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

Availability – determined as of any date, the amount that the Borrowers are entitled to borrow as Revolving Loans, being the Borrowing Base, minus the principal balance of all Revolving Loans.

Average Availability—for any period of a completed Fiscal Quarter, the average of the daily amount of Availability for such period, provided, that solely for purposes of calculating the Applicable Margin, Average Availability shall be determined without reference to clause (a) of the definition of Borrowing Base.

Average Total Usage—an amount, determined on the first day of a calendar month with respect to the preceding calendar month, equal to the average of the daily balance of Revolving Loans and stated amount of Letters of Credit during such month.

Bank of America – Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees – Bank of America and its officers, directors, employees, Affiliates, agents, and attorneys.

Bank Product – any of the following products, services, or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; (d) foreign exchange agreements; and (e) leases or other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

Bank Product Amount—as defined in the definition of Bank Product.

Bank Product Debt – Indebtedness and other obligations of an Obligor relating to Bank Products.

Bankruptcy Code – Title 11 of the United States Code.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 3

Base Rate – for any day, a per annum rate equal to the greater of (a) the rate of interest announced by Bank of America from time to time as its prime rate for such day or (b) LIBOR for a 30 day interest period as determined on such day. The prime rate described in clause (a) preceding is a reference rate only and Bank of America may make loans or other extensions of credit at, above, or below such rate of interest. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the effective day specified in the public announcement of the change.

Base Rate Revolving Loan – a Revolving Loan that bears interest based on the Base Rate.

Beneficial Owner – as assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

Board of Governors – the Board of Governors of the Federal Reserve System.

Borrowed Money – with respect to any Obligor, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents, or similar instruments, or (iii) was issued or assumed as full or partial payment for Property, (b) Capital Leases, (c) reimbursement obligations with respect to letters of credit, and (d) guaranties of any Indebtedness of the foregoing types owing by another Person.

Borrower – Amkor, and any other Restricted Subsidiary of Amkor, if any, that hereafter becomes a Borrower pursuant to a joinder agreement executed by such Restricted Subsidiary, Amkor, the Agent and each Lender, in form and substance satisfactory to Agent and such Lenders.

Borrower Agent – as defined in Section 4.4.

Borrowing – a group of Revolving Loans of one Type that are made on the same day or are converted into Revolving Loans of one Type on the same day.

Borrowing Base – on any date of determination, subject to the restrictions in Section 4.09 of each of the Senior Notes Indentures on the Closing Date, an amount equal to the lesser of (a) the aggregate amount of Revolving Commitments, minus the LC Reserve, minus Reserves or (b) the result of (i) up to 85.0% of the net amount of Eligible Accounts and Eligible Foreign Accounts (as used in this definition, “net amount” means the face amount of an Account, minus any returns, rebates, discounts (calculated on the shortest terms), credits, allowances, or Taxes (including sales, excise, and other taxes) that have been or could be claimed by the Account Debtor or any other Person), minus (ii) the LC Reserve, minus (iii) Reserves.

Borrowing Base Certificate – a certificate, in form and substance reasonably satisfactory to the Agent, by which the Borrowers certify calculation of the Borrowing Base.

Business Day – any day (a) excluding Saturday, Sunday, and any other day on which banks are permitted to be closed under the laws of the State of Texas and (b) when used with reference to a LIBOR Revolving Loan, also excluding any day on which banks do not conduct dealings in Dollar deposits on the London interbank market.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 4

Capital Adequacy Regulation – any law, rule, regulation, guideline, request, or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.

Capital Expenditures – expenditures made by a Borrower or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions, or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.

Capital Lease – any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Lease Obligation – at time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

Cash Collateral – cash, and any interest or other income earned thereon, that is delivered to the Agent to Cash Collateralize any Obligations.

Cash Collateral Account – a demand deposit, money market, or other account established by the Agent at such financial institution as the Agent may select in its discretion, which account shall be in the Agent’s name and subject to the Agent’s Liens for the benefit of the Secured Parties.

Cash Collateralize – the delivery of cash to the Agent, as security for the payment of the Obligations, in an amount equal to (a) with respect to LC Obligations, 110% of the aggregate LC Obligations and (b) with respect to any inchoate or contingent Obligations (including Obligations arising under Bank Products), the Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents – (a) Dollars or currency of any other sovereign nation in which the Borrower or any Restricted Subsidiary conducts business, (b) securities issued or directly and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition, (c) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case with (i) any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Fitch Individual Rating (formerly Thompson Bank Watch Rating) of “B” or better, or (ii) any commercial bank organized under the laws of any foreign country recognized by the United States having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof) and a Fitch Individual Rating (formerly Thompson Bank Watch Rating) of “B” or better, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (b) and clause (c) preceding entered into with any financial institution meeting the qualifications specified in clause (c) preceding, (e) commercial paper having the highest rating obtainable from either Moody’s or S&P and, in each case, maturing within six months after the date of acquisition, and (f) money market funds at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clause (a) through clause (e) of this definition, provided that (x) the currency of any sovereign nation other than the United States, (y) certificates of deposit,

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 5

eurodollar time deposits, and bankers’ acceptances with any commercial bank organized under the laws of any country other than the United States, and (z) overnight bank deposits with any commercial bank organized under the laws of any country other than the United States shall not be considered “Cash Equivalents” for purposes of determining whether an Asset Sale is permitted pursuant to Section 10.2.5.

Cash Management Services – any services provided from time to time by Bank of America, any other Lender or any of their respective Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft, and/or wire transfer services.

CERCLA – the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change of Control – the occurrence of any of the following: (a) the adoption of a plan relating to the liquidation or dissolution of any Borrower, (b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person, other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 35.0% of the Voting Stock of Amkor, measured by voting power rather than number of shares, and such percentage represents more than the aggregate percentage of the Voting Stock of Amkor, measured by voting power rather than number of shares, as to which any Permitted Holder is the Beneficial Owner, or (c) the first date during any consecutive two year period on which a majority of the members of the board of directors of Amkor are not Continuing Directors. For purposes of this definition, any transfer of an Equity Interest of any Person that was formed for the purpose of acquiring Voting Stock of Amkor will be deemed to be a transfer of such portion of Voting Stock as corresponds to the portion of the equity of such Person that has been so transferred.

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Chattel Paper – as defined in the UCC.

Claims – all liabilities, obligations, losses, damages, penalties, judgments, proceedings, costs, and expenses of any kind (including remedial response costs, reasonable attorneys’ fees, and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of the Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loan Documents or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration, or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 6

Closing Date – has the meaning prescribed for such term in the preamble of this Agreement.

Code—the United States Internal Revenue Code of 1986, as amended.

Collateral – all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commercial Tort Claim – as defined in the UCC.

Compliance Certificate – a Compliance Certificate to be provided by the Borrowers to the Agent pursuant to this Agreement, in the form of Exhibit D, and all supporting schedules.

Consolidated Cash Flow – with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (a) an amount equal to any extraordinary loss, plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income, plus (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (c) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (d) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization, and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (e) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) decreasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP, minus (f) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of Amkor shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Amkor only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Amkor by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules, and governmental regulations applicable to that Subsidiary or its stockholders.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 7

Consolidated Interest Expense – with respect to any Person for any period, the sum, without duplication, of (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations, plus (b) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, plus (c) interest actually paid by Amkor or any Restricted Subsidiary under any Guarantee of Indebtedness of another Person, plus (d) the product of all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Amkor (other than Disqualified Stock) or to Amkor or a Restricted Subsidiary of Amkor.

Consolidated Interest Expense Coverage Ratio – with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Expense of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, or redeems any Indebtedness (other than the Obligations) or issues or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Interest Expense Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Expense Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Expense Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Consolidated Interest Expense Coverage Ratio: (a) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income, (b) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (c) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

Consolidated Net Assets – with respect to any specified Person as of any date, the total assets of such Person as of such date less (a) the total liabilities of such Person as of such date, (b) the amount of any Disqualified Stock as of such date, and (c) any minority interests reflected on the balance sheet of such Person as of such date.

Consolidated Net Income – with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity

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method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof, (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (c) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries, and (d) the cumulative effect of a change in accounting principles shall be excluded.

Contingent Obligation – any obligation of a Person arising from a guaranty, indemnity, or other assurance of payment or performance of any Indebtedness, lease, dividend, or other obligation (as used in this definition, “primary obligations”) of another obligor (as used in this definition, “primary obligor”) in any manner including any obligation of such Person under any (a) guaranty, endorsement, co-making, or sale with recourse of an obligation of a primary obligor, (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement, and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth, or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Continuing Directors – as of any date of determination, any member of the board of directors of Amkor who (a) was a member of such board of directors on the Closing Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

Convertible Senior Subordinated Notes—Amkor’s 2.50% Convertible Senior Subordinated Notes due 2011, issued pursuant to the Convertible Senior Subordinated Notes (2011) Indenture, and Amkor’s 6.00% Convertible Senior Subordinated Notes due 2014 issued pursuant to the Convertible Senior Subordinated Notes (2014) Indenture.

Convertible Senior Subordinated Notes Indentures—the Convertible Senior Subordinated Notes (2011) Indenture and the Convertible Senior Subordinated Notes (2014) Indenture.

Convertible Senior Subordinated Notes (2011) Indenture—that certain Indenture between Amkor and U.S. Bank National Association, as Trustee, dated as of May 26, 2006, as such Indenture may be amended or supplemented from time to time, relating to Amkor’s 2.50% Convertible Senior Subordinated Notes due May 15, 2011.

Convertible Senior Subordinated Notes (2014) Indenture—that certain Indenture between Amkor and U.S. Bank National Association, as Trustee, dated as of April 1, 2009, as such Indenture may be amended or supplemented from time to time, relating to Amkor’s 6.00% Convertible Senior Subordinated Notes due April 15, 2014.

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Convertible Subordinated Notes – Amkor’s 6 1/4% Convertible Subordinated Notes due 2013, issued pursuant to the Convertible Subordinated Notes (2013) Indenture.

Convertible Subordinated Notes Indenture – the Convertible Subordinated Notes (2013) Indenture.

Convertible Subordinated Notes (2013) Indenture – that certain Indenture between Amkor and U.S. Bank National Association as Trustee, dated as of November 18, 2005, as such Indenture may be amended or supplemented from time to time, relating to Amkor’s 6 1/4% Convertible Subordinated Notes due December 1, 2013.

Copyright Security Agreement – each copyright security agreement pursuant to which an Obligor grants to the Agent, for the benefit of the Secured Parties, a Lien on such Obligor’s interests in copyrights, as security for the Obligations.

Credit Facilities – with respect to Amkor or any Subsidiary, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

CWA – the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Default – an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Defaulting Lender—any Lender that (a) fails to make any payment or provide funds to the Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within one Business Day, or (b) is the subject of any Insolvency Proceeding.

Default Rate – for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00%, plus the interest rate otherwise applicable thereto.

Deposit Account – as defined in the UCC.

Deposit Account Control Agreements – an agreement (a) in form and substance satisfactory to the Agent, (b) between the Agent and a depository institution which maintains a Deposit Account for a Borrower, and (c) which establishes control of such Deposit Account for purposes of perfection of the Agent’s Lien in such Deposit Account and the funds held therein.

Designated Account – a deposit account of the Borrowers established with the Agent or an Affiliate of the Agent, into which the Agent shall fund Revolving Loans hereunder.

Disqualified Stock – any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Termination Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require Amkor to repurchase such

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Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Equity Interest provide that Amkor may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 10.2.2.

Distribution – (a) any declaration or payment of a distribution, interest, or dividend on any Equity Interest (other than payment-in-kind); (b) any distribution, advance, or repayment of Indebtedness to a holder of Equity Interests; or (c) any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Document – as defined in the UCC.

Documentation Agent – Wells Fargo Bank, N.A., a national banking association.

Dollars – lawful money of the United States.

Domestic Subsidiary – a Restricted Subsidiary that is (a) formed under the laws of the United States or a state or territory thereof or (b) as of the date of determination, treated as a domestic entity or a partnership or a division of a domestic entity for United States federal income tax purposes, and, in either case, is not owned, directly or indirectly, by an entity that is not described in clause (a) or clause (b) preceding.

Dominion Account – a special account established by the Borrowers at Bank of America or another bank acceptable to the Agent, over which, subject to the terms of Section 8.2.4, the Agent has exclusive control for withdrawal purposes.

Eligible Account – an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by the Agent, in its reasonable credit judgment, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date, (b) 50.0% or more of the Accounts owing by the Account Debtor are not Eligible Accounts or Eligible Foreign Accounts under any other provision of this definition or the definition of Eligible Foreign Accounts, (c) when aggregated with other Accounts owing by the Account Debtor and its Affiliates, it exceeds (i) in the case of each of International Business Machines Corp., Intel Corporation or Qualcomm Incorporated (in each case, together with their respective subsidiaries), 25.0% of the aggregate Eligible Accounts and Eligible Foreign Accounts and (ii) in the case of any other Account Debtor, 15.0% of the aggregate Eligible Accounts and Eligible Foreign Accounts (or, in either such case, (A) such higher percentage with the consent of the Requisite Lenders or (B) lesser percent as the Agent may determine in its discretion, as the Agent may establish for any such Account Debtor and its Affiliates from time to time), (d) it does not conform with a covenant or representation herein, (e) it is owing by a creditor or supplier, or is otherwise subject to a offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit, or allowance (but ineligibility shall be limited to the amount thereof), (f) an Insolvency Proceeding has been commenced by or against the Account Debtor, or the Account Debtor has failed, has suspended, or ceased doing business, is liquidating, dissolving, or winding up its affairs, or is not Solvent, or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process, (g) the Account Debtor is organized or has its principal offices or assets outside the United States, (h) it is owing by a Government Authority, (i) it is not subject to a duly perfected, first priority Lien in favor of the Agent, or is subject to any other Lien (except a Permitted Accounts Lien), (j) (i) the goods giving

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rise to it have not been delivered to and accepted by the Account Debtor, or (ii) the services giving rise to it have not been accepted by the Account Debtor or it otherwise does not represent a final sale, unless, (A) in the case of clause (j)(i) preceding, the Account Debtor on such Account has instructed such Borrower in writing to deliver such goods to a designated area at or near such Borrower’s facility or otherwise store such goods for the account of such Account Debtor and has agreed, pursuant to the terms of the quotation or purchase order for such Account or by separate agreement, that such delivery or storage constitutes delivery of such goods by such Borrower, or (B) in the case of clause (j)(ii) preceding, such Borrower has delivered to the Agent a written agreement signed by the Account Debtor on such Account authorizing such Borrower to bill for such goods or services, agreeing to pay the invoice for such billing and agreeing not to assert claims or defenses to payment thereof that might arise with respect to any assembly, test or other services performed or to be performed by a Borrower or any Affiliate of a Borrower with respect to such goods after the time of such billing and prior to the time of final shipment to the Account Debtor, in any such case in form and substance satisfactory to the Agent, (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis, (m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, unless, in the case of any such bill-and-hold arrangement, the Account Debtor on such Account has instructed such Borrower to deliver such goods to a designated area at or near such Borrower’s facility or otherwise store such goods for the account of such Account Debtor and has agreed, in the purchase order for such Account or by separate agreement, that such delivery or storage constitutes delivery of such goods by such Borrower, in any such case in form and substance satisfactory to the Agent, (n) it represents a progress billing or retainage, unless, in the case of a progress billing arrangement, such Borrower has delivered to the Agent a written agreement signed by the Account Debtor on such Account authorizing such Borrower to progress bill for such goods or services, agreeing to pay the invoice for such billing and agreeing not to assert claims or defenses to payment thereof, in any such case in form and substance satisfactory to the Agent, (o) it includes a billing for interest, fees, or late charges, but ineligibility shall be limited to the extent of such billing, or (p) it arises from a retail sale to a Person who is purchasing for personal, family, or household purposes.

Eligible Assignee – a Person that is (a) a Lender, a United States-based Affiliate of a Lender, or an Approved Fund, (b) any other financial institution approved by the Agent and the Borrower Agent (which approval by the Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5,000,000,000, extends asset-based lending facilities in its ordinary course of business, and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law, and (c) during any Event of Default, any Person acceptable to the Agent in its discretion.

Eligible Foreign Account – an Account owing to a Borrower from an Account Debtor that is organized or has its principal offices or assets outside the United States, that (a) arises in the Ordinary Course of Business from the sale of goods or rendition of services, (b) is payable in Dollars, (c) is owing from an Account Debtor listed on Schedule 1.1B or is owing from an Account Debtor acceptable to the Agent and the Requisite Lenders, each in their discretion, (d) meets all of the requirements in clause (a) through clause (p) of the definition of Eligible Accounts other than clause (g) thereof, and (e) is deemed by the Agent in its reasonable credit judgment to be an Eligible Foreign Account; provided that, (a) the aggregate amount of Accounts owing from the Account Debtors specified in Part II of Schedule 1.1B or any of their respective

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Affiliates, when aggregated with other Accounts owing by such Account Debtors and their respective Affiliates, which exceed 35.0% of the sum of all Eligible Accounts and Eligible Foreign Accounts shall not be Eligible Foreign Accounts, and (b) in any event, without the consent of the Agent and the Requisite Lenders, each in their discretion, any such Accounts owing from the Account Debtors specified in Schedule 1.1B, or any of their respective Affiliates, which when aggregated with other Accounts owing by such Account Debtors and their respective Affiliates exceed 10.0% of the sum of Eligible Accounts and Eligible Foreign Accounts, shall not be Eligible Foreign Accounts.

Enforcement Action – any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws – all Applicable Laws (including all programs, permits, and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA, and CWA.

Environmental Notice – any written notice from any Governmental Authority of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation, or otherwise.

Environmental Release – a release as defined in CERCLA or under any other Environmental Law.

Equipment – as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles, and other tangible personal Property (other than Inventory), and all parts, accessories, and special tools therefor, and accessions thereto.

Equity Interest – the interest of any (a) shareholder in a corporation, (b) partner in a partnership (whether general, limited, limited liability, or joint venture), (c) member in a limited liability company, (d) any Person holding warrants, options, or other rights to acquire any equity security or ownership interest (but excluding any debt security that is convertible into, or exchangeable for, any equity security or ownership interest), or (e) other Person having any other form of equity security or ownership interest that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

ERISA – the Employee Retirement Income Security Act of 1974.

Event of Default – as defined in Section 11.1.

Exchange Act – the Securities Exchange Act of 1934.

Excluded Domestic Subsidiaries – Guardian Assets, Inc., a Delaware corporation, Amkor Technology Limited, a company organized under the laws of the Cayman Islands, and Amkor Worldwide Services LLC, a Delaware limited liability company.

Excluded Taxes – with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net

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income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax; and (e) any United States federal withholding Taxes imposed pursuant to FATCA.

Existing Indebtedness – Indebtedness of Amkor and its Restricted Subsidiaries in existence on the date of this Agreement, until such amounts are repaid.

Extraordinary Expenses – all costs, expenses, or advances that the Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral, (b) any action, arbitration, or other proceeding (whether instituted by or against the Agent, any Lender, any Obligor, any representative of creditors of an Obligor, or any other Person) in any way relating to any Collateral (including the validity, perfection, priority, or avoidability of the Agent’s Liens with respect to any Collateral), any Loan Documents, or the validity, allowance, or amount of any Obligations, including any lender liability or other Claims asserted against the Agent or any Lender, (c) the exercise, protection, or enforcement of any rights or remedies of the Agent in, or the monitoring of, any Insolvency Proceeding, (d) settlement or satisfaction of any taxes, charges, or Liens with respect to any Collateral, (e) any Enforcement Action, (f) negotiation and documentation of any modification, waiver, workout, restructuring, or forbearance with respect to any Loan Documents or Obligations, or (g) Protective Advances. Such costs, expenses, and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA—Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with).

Federal Funds Rate – a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers, as published for the applicable day (or, if not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published, the average of the quotations for such day on such transactions as determined by the Agent.

Fee Letters – (a) the fee letter agreement, dated as of the Closing Date, among the Agent, the Borrowers and Bank of America and (b) each of the fee letter agreements, dated as of the Closing Date, among the Agent, the Borrowers and each of the other Lenders, respectively.

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Fiscal Quarter – each period of three months, the first of such periods commencing on the first day of a Fiscal Year.

Fiscal Year – the fiscal year of the Borrowers and the Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio—with respect to any specified Person for any period, the ratio of (a) an amount equal to Consolidated Cash Flow minus an amount equal to any extraordinary gain minus any net gain realized in connection with an Asset Sale minus any net gain realized in connection with prepayment, retirement or cancellation of Indebtedness, in each case to the extent any such gains were included in computing Consolidated Net Income but not excluded in computing Consolidated Cash Flow, to (b) Fixed Charges, in each case determined for such period for such Person.

Fixed Charges – the sum of (a) Capital Expenditures, (b) interest expense (other than payment-in-kind), (c) cash taxes, (d) principal payments made on Borrowed Money, other than payments made with proceeds of Revolving Loans or Permitted Refinancing Indebtedness, or available cash, or with respect to which Borrower has established a cash account pursuant to a Dominion Account at Bank of America or an additional reserve against the Borrowing Base in an amount equal to the amount of such payment, and (e) Distributions made to the extent permitted by this Agreement.

FLSA – the Fair Labor Standards Act of 1938.

Foreign Lender – any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan – any employee benefit plan or arrangement maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States, or any employee benefit plan or arrangement mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary – a Subsidiary of Amkor that is not a Domestic Subsidiary.

Full Payment – with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including all interest, fees, and other charges under any Loan Documents and including those accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof, and (c) a release of any Claims of the Obligors against the Agent, the Lenders, and the Issuing Bank arising on or before the payment date. The Revolving Loans shall not be deemed to have been paid in full until the Revolving Commitments have expired or been terminated.

GAAP – generally accepted accounting principles in the United States in effect from time to time.

General Intangibles – as defined in the UCC, including choses in action, causes of action, contract rights, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, and all other intangible Property of any kind.

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Germann Road Property — the property described in Schedule 1.1E commonly known as 3200 W. Germann Road, Chandler, Arizona.

Goods – as defined in the UCC.

Governmental Approvals – all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority – any federal, state, municipal, foreign, or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory, or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district, or territory thereof, or a foreign entity or government.

Guarantee – a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

Guarantor Payment – as defined in Section 5.11.3.

Guarantor – each Person who guarantees payment or performance of any Obligations.

Guaranty – each guaranty agreement executed by a Guarantor in favor of the Agent.

Hedging Agreement – any transaction that provides for an interest rate, foreign exchange, currency, commodity, credit, or equity swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof, or any transaction of a similar nature.

Hedging Obligations – with respect to any Person, the indebtedness, liabilities, and obligations of such Person under Hedging Agreement.

Indebtedness – with respect to any Person, any indebtedness of such Person, including Contingent Obligations, in respect of (a) borrowed money, (b) bonds, notes, debentures, or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (c) banker’s acceptances, (d) Capital Lease Obligations, (e) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, and (f) Hedging Obligations, if and to the extent any of such indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of the specified Person prepared in accordance with GAAP. With respect to the Borrowers, all Obligations, other than Bank Product Debt not covered by clause (a) through clause (f) preceding, shall be included in the term “Indebtedness”. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person measured as the lesser of the fair market value of the assets of such Person so secured or the amount of such Indebtedness) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be the accreted value

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thereof, in the case of any Indebtedness issued with original issue discount. In addition, the amount of any Indebtedness shall also include the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of Amkor, any preferred stock of such Restricted Subsidiary.

Increase Effective Date – as defined in Section 2.1.7.

Indemnified Taxes—Taxes other than Excluded Taxes.

Indemnitees – the Agent Indemnitees, the Lender Indemnitees, the Issuing Bank Indemnitees, and the Bank of America Indemnitees.

Indentures – Senior Notes Indentures, the Convertible Senior Subordinated Notes Indentures and the Convertible Subordinated Notes Indenture.

Insolvency Proceeding – any case or proceeding commenced by or against a Person under any state, federal, or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief, or debt adjustment law, (b) the appointment of a receiver, trustee, liquidator, administrator, conservator, or other custodian for such Person or any part of its Property, or (c) an assignment or trust mortgage for the benefit of creditors.

Instrument – as defined in the UCC.

Insurance Assignment – each collateral assignment of insurance pursuant to which an Obligor assigns to the Agent, for the benefit of the Secured Parties, such Obligor’s rights under business interruption or other insurance policies as the Agent deems appropriate, as security for the Obligations.

Intellectual Property – (a) all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software, and databases; (b) all embodiments or fixations thereof and all related documentation, registrations, and franchises; (c) all books and records describing or used in connection with the foregoing; and (d) all licenses or other rights to use any of the foregoing.

Intellectual Property Claim – any claim or assertion (whether in writing, by suit, or otherwise) that a Borrower’s or a Subsidiary’s ownership, use, marketing, sale, or distribution of any Inventory, Equipment, Intellectual Property, or other Property violates another Person’s Intellectual Property.

Interest Period – as defined in Section 3.1.3.

Inventory – as defined in the UCC, including (a) all goods intended for sale, lease, display, or demonstration, (b) all work in process, and (c) all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease, or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Investments – with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, and similar

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advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Amkor or any Restricted Subsidiary of Amkor sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Amkor such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Amkor, Amkor shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 10.2.2.

Investment Property – as defined in the UCC, including all securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts, and commodity accounts.

Issuing Bank – Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees – the Issuing Bank and its officers, directors, employees, Affiliates, agents, and attorneys.

LC Application – an application by the Borrower Agent to the Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to the Issuing Bank.

LC Conditions – the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed $25,000,000, no Overadvance exists and, if no Revolving Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from the date of issuance and (ii) at least 20 Business Days prior to the Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to the Agent and the Issuing Bank in their discretion.

LC Documents – all documents, instruments, and agreements (including LC Requests and LC Applications) delivered by the Borrowers or any other Person to the Issuing Bank or the Agent in connection with issuance, amendment, or renewal of, or payment under, any Letter of Credit.

LC Obligations – the sum (without duplication) of (a) all amounts owing by the Borrowers for any drawings under Letters of Credit, (b) the aggregate undrawn amount of all outstanding Letters of Credit, and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request – a Letter of Credit Request from the Borrowers to the Issuing Bank in form acceptable to the Issuing Bank in its discretion.

LC Reserve – the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized and (b) if no Event of Default exists, those constituting charges owing solely to the Issuing Bank.

Lender Indemnitees – the Lenders and their officers, directors, employees, Affiliates, agents, and attorneys.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 18

Lenders – as defined in the introductory paragraph of this Agreement, including the Agent in its capacity as a provider of Agent Advances and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Letter of Credit – any standby letter of credit issued by the Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum, or similar form of credit support issued by the Agent or the Issuing Bank for the benefit of a Borrower. “Letter of Credit” includes, without limitation, any Original Letter of Credit.

Letter-of-Credit Right – as defined in the UCC.

Lending Office—the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

LIBOR—for any Interest Period with respect to a LIBOR Revolving Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Revolving Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Eurodollar Reserve Percentage;

Where,

“Eurodollar Reserve Percentage” means the reserve percentage applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental, or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) and

LIBOR Revolving Loan—a Revolving Loan that bears interest based on LIBOR.

License – any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution, or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor – any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien — any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute, or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property; provided, that the term “Lien” shall not include the interest of a lessor in Property that is leased pursuant to a lease that is classified as an operating lease in accordance with GAAP.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 19

Lien Waiver – an agreement, in form and substance satisfactory to the Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral, (b) for any Inventory held by a warehouseman, processor, or freight forwarder, such Person waives or subordinates any Lien it may have on the Inventory, agrees to hold any Documents in its possession relating to the Inventory as agent for the Agent, and agrees to deliver the Inventory to the Agent upon request, (c) for any Collateral held by a bailee, such bailee acknowledges the Agent’s Lien, waives or subordinates any Lien such bailee may have on the Collateral, and agrees to deliver the Collateral to the Agent upon request, and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to the Agent the right, vis-à-vis such Licensor, to enforce the Agent’s Liens with respect to the Collateral, including the right to dispose of the Collateral with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan Account – the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents – this Agreement, the Other Agreements, and the Security Documents.

Margin Stock – as defined in Regulation U of the Board of Governors.

Material Adverse Effect – the effect of any event or circumstance that, taken alone or in conjunction with other related events or circumstances, has a material adverse effect on (a) the business, operations, Properties, or condition (financial or otherwise) of any Obligor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of the Agent’s Liens on any Collateral, (b) the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations, or (c) the ability of the Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract – any agreement or arrangement to which a Borrower is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933, (b) for which breach, termination, nonperformance, or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) that relates to the Senior Notes, the Convertible Senior Subordinated Notes, the Convertible Subordinated Notes, or any other Indebtedness of such Obligor in excess of $10,000,000.

Moody’s – Moody’s Investors Services, Inc., and any successor thereto.

Mortgage – a mortgage, deed of trust, or deed to secure debt, in form and substance reasonably satisfactory to the Agent, pursuant to which Amkor grants to the Agent, for the benefit of the Secured Parties, Liens upon all of Amkor’s right, title, and interest in the Owned Real Estate, as security for the Obligations.

Multiemployer Plan – as defined in Section 4001(a)(3) of ERISA.

Net Income – with respect to any Person, the net income (or loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 20

Asset Sale or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss), (c) any gain or loss relating to foreign currency translation or exchange, and (d) any income or loss related to any discontinued operation.

Net Proceeds – the aggregate cash proceeds received by Amkor or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than the Obligations, secured by a Lien on the asset or assets that were the subject of such Asset Sale.

Non-Recourse Debt – Indebtedness (a) as to which neither Amkor nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any obligation that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise, other than in the form of a Lien on the Equity Interests of an Unrestricted Subsidiary held by Amkor or any Restricted Subsidiary in favor of any holder of Non-Recourse Debt of such Unrestricted Subsidiary, (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time, or both, any holder of any other Indebtedness (other than the Obligations) of Amkor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Amkor or any of its Restricted Subsidiaries (other than against the Equity Interests of such Unrestricted Subsidiary, if any).

Notes – each Revolving Note or other promissory note executed by the Borrowers to evidence any Obligations.

Notice of Borrowing – a Notice of Borrowing to be submitted by the Borrower Agent to request the funding of a Borrowing of Revolving Loans, either electronically according to such procedures as may be established by the Agent or in the form of Exhibit B.

Notice of Conversion/Continuation – a Notice of Conversion/Continuation to be submitted by the Borrower Agent to request a conversion or continuation of any Revolving Loans as LIBOR Revolving Loans, either electronically according to such procedures as may be established by the Agent or in the form of Exhibit C.

Obligations – all (a) principal of and premium, if any, on the Revolving Loans, (b) LC Obligations and other obligations of the Obligors with respect to Letters of Credit, (c) interest, expenses, fees, and other sums payable by the Obligors under the Loan Documents, (d) obligations of the Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Indebtedness, obligations, and liabilities of any kind owing by the Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification, or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 21

Obligor –Borrower, and each Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of the Agent on such Guarantor’s or other Person’s assets to secure any Obligations.

Officer – with respect to any Person, the chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary, or any vice president of such Person.

Officers’ Certificate – a certificate signed on behalf of Amkor by two Officers of Amkor, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Amkor, in form and substance satisfactory to the Agent.

Ordinary Course of Business – the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith (and not for the purpose of evading any provision of a Loan Document).

Organic Documents – with respect to any Person, its charter, certificate, or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

Original Letters of Credit – the “Letters of Credit” as defined by and issued under the Original Loan and Security Agreement and that are outstanding on the Closing Date and listed on Exhibit G.

Original Loan and Security Agreement – the certain Amended and Restated Loan and Security Agreement dated as of April 16, 2009, among Amkor and its Subsidiaries party thereto, and the Agent and the “Lenders” (as defined therein) party thereto, as amended by the First Amendment to Amended and Restated Loan and Security Agreement dated as of September 10, 2010.

Original Loan Documents – the “Loan Documents” as defined by the Original Loan and Security Agreement.

Original Obligations – the “Obligations” as defined by the Original Loan and Security Agreement and which are outstanding on the Closing Date.

Original Security Documents – the “Security Documents” as defined in and executed in connection with the Original Loan and Security Agreement, and any other security agreement, pledge, mortgage or other agreement pursuant to which a Lien is granted to secure the Original Obligations in connection with the Original Loan and Security Agreement.

OSHA – the Occupational Safety and Hazard Act of 1970.

Other Agreement – each Note, LC Document, Fee Letters, Lien Waiver, Related Real Estate Document, Borrowing Base Certificate, Compliance Certificate, financial statement, or report delivered hereunder, or any other document, instrument, or agreement (other than this Agreement, a Security Document, or any of the items listed in clause (b) through clause (d) of the definition of Related Real Estate Documents) now or hereafter delivered by an Obligor or other Person to the Agent or a Lender in connection with any transactions contemplated by the Loan Documents.

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Other Taxes—all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance – as defined in Section 2.1.5.

Overadvance Loan – a Base Rate Revolving Loan made when an Overadvance exists or is caused by the funding thereof.

Owned Real Estate – that certain real property owned by Amkor located at 1990 South Price Road, Chandler, Arizona and 3200 W. Germann Road, Chandler, Arizona, such property being more particularly described in Schedule 1.1D.

Participant – as defined in Section 13.2.

Patent Security Agreement – each patent security agreement pursuant to which an Obligor grants to the Agent, for the benefit of the Secured Parties, a Lien on such Obligor’s interests in patents, as security for the Obligations.

Patriot Act – the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Intangible – as defined in the UCC.

Payment Item – each check, draft, or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

Permitted Accounts Liens – any of the following Liens: (a) Liens in favor of the Agent; (b) Liens for Taxes not yet due or being Properly Contested; (c) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary; and (d) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 30 consecutive days or being Properly Contested, and (ii) at all times junior to the Agent’s Liens.

Permitted Bank Debt – Indebtedness incurred by Amkor or any Restricted Subsidiary pursuant to the Credit Facilities, any Receivables Program, any indenture, or one or more other term loan and/or revolving credit or commercial paper facilities (including any letter of credit subfacilities) entered into with commercial banks and/or institutional lenders, and any replacement, extension, renewal, refinancing or refunding thereof, but excluding the Obligations.

Permitted Business – the business of Amkor and its Subsidiaries, taken as a whole, operated in a manner consistent with past operations, and any business that is reasonably related thereto or supplements such business or is a reasonable extension thereof.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 23

Permitted Debt – as defined in Section 10.2.4(b).

Permitted Holder – each of James J. Kim and his estate, spouse, siblings, ancestors, heirs, and lineal descendants, and spouses of any such persons, the legal representatives of any of the foregoing, and the trustee of any bona fide trust of which one or more of the foregoing are the principal beneficiaries or the grantors, or any other Person that is controlled by any of the foregoing.

Permitted Investments — (a) any Investment in Amkor or in a Restricted Subsidiary, (b) any Investment in Cash Equivalents, (c) any Investment by Amkor or any Restricted Subsidiary of Amkor in a Person, if as a result of such Investment or in connection with the transaction pursuant to which such Investment is made (i) such Person becomes a Restricted Subsidiary of Amkor, or (ii) such Person is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Amkor or a Restricted Subsidiary of Amkor, (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 10.2.5, (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Amkor, (f) any Investment in connection with Hedging Obligations, (g) any Investments received (i) in satisfaction of judgments or (ii) as payment on a claim made in connection with any bankruptcy, liquidation, receivership, or other insolvency proceeding, (h) Investments in (i) prepaid expenses and negotiable instruments held for collection, (ii) accounts receivable arising in the Ordinary Course of Business (and Investments obtained in exchange or settlement of accounts receivable for which Amkor or any Restricted Subsidiary has determined that collection is not likely), and (iii) lease, utility, and worker’s compensation, performance, and other similar deposits arising in the Ordinary Course of Business, (i) any Strategic Investment, provided that the aggregate amount of all Investments by Amkor and any Restricted Subsidiaries in Strategic Investments shall not exceed the greater of (x) $100,000,000 or (y) 5% of Amkor’s consolidated total assets determined as of the date of the last day of Amkor’s most recently ended Fiscal Quarter, and (j) Investments purchased or received in exchange for Permitted Investments existing as of the Closing Date or made thereafter; provided that any additional consideration provided by Amkor or any Restricted Subsidiary in such exchange shall not be permitted pursuant to this clause (j); and provided, further, that such purchased or exchanged Investments shall have a fair market value (as determined by an Officer of Amkor unless such fair market value exceeds $25,000,000 in which case, as determined by the board of directors) equal to or exceeding the Permitted Investments exchanged therefor; provided, further, that, notwithstanding the preceding, any extension of credit or advance by Amkor or any of its Subsidiaries to a customer or supplier of Amkor or its Subsidiaries shall not be a Permitted Investment.

Permitted Liens – the following Liens on property of any Borrower (a) Liens on the assets, excluding the Collateral, of any such Borrower securing Permitted Bank Debt that was permitted by the terms of this Agreement to be incurred, (b) Liens on the assets of any Foreign Subsidiary securing Indebtedness and other obligations under Indebtedness of such Foreign Subsidiary that were permitted by the terms of this Agreement to be incurred, (c) Liens in favor of Amkor or any Restricted Subsidiary; provided that any such Lien on property of any Borrower shall not extend to any Collateral, (d) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with any Borrower; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets which constitute Collateral, (e) Liens on property existing at the time of acquisition thereof by any Borrower; provided that such Liens were not incurred in contemplation of such acquisition and do not extend to any assets which constitute Collateral, (f) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, or other obligations of a like

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nature incurred in the Ordinary Course of Business, (g) Liens to secure obligations in respect of Indebtedness (including Capital Lease Obligations) permitted by Section 10.2.4(b)(iv) covering only the assets acquired with such Indebtedness, including accessions, additions, parts, attachments, improvements, fixtures, leasehold improvements, or proceeds, if any, related thereto, (h) Liens existing on the effective date of any of the Senior Notes Indentures, excluding Liens on Collateral, (i) Liens for taxes, assessments, or governmental charges or claims that are not yet delinquent or that are being Properly Contested, (j) Liens imposed by law or arising by operation of law, including, landlords’, mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’, and vendors’ Liens, Liens for master’s and crew’s wages and other similar Liens, in each case which are incurred in the Ordinary Course of Business for sums not yet delinquent or being Properly Contested, (k) Liens incurred or pledges and deposits made in the Ordinary Course of Business in connection with workers’ compensation and unemployment insurance and other types of social security, (l) Liens to secure any extension, renewal, refinancing, or refunding (or successive extensions, renewals, refinancings, or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in clause (d), clause (e), clause (g), and clause (h) of this definition; provided that such Liens do not extend to any other property of any Borrower and the principal amount of the Indebtedness secured by such Lien is not increased, (m) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree, or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, (n) Liens on property of a Borrower other than Collateral securing obligations of a Borrower under Hedging Obligations permitted by Section 10.2.4(b)(vii) or any collateral for the Indebtedness to which such Hedging Obligations relate, (p) Liens upon specific items of inventory or other goods and proceeds securing such Borrower’s obligations in respect of banker’s acceptances issued or credited for the account of such Borrower to facilitate the purchase, shipment, or storage of such inventory or goods, (q) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof, (r) Liens arising out of consignment or similar arrangements for the sale of goods in the Ordinary Course of Business, (s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (t) Liens on property of a Borrower other than the Collateral securing other Indebtedness not exceeding $25,000,000 at any time outstanding, (u) Liens securing Permitted Refinancing Indebtedness, provided that such Liens do not extend to any other property of such Borrower and the principal amount of such Indebtedness secured by such Lien is not increased, (v) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by this Agreement, and (w) the Liens specified in Schedule 1.1C.

Permitted Other Liens – the following Liens on property of any of Amkor’s Subsidiaries which is not a Borrower (a) Liens on the assets of any such Restricted Subsidiary securing Permitted Bank Debt that was permitted by the terms of this Agreement to be incurred, (b) Liens on the assets of any Foreign Subsidiary securing Indebtedness and other obligations under Indebtedness of such Foreign Subsidiary that were permitted by the terms of this Agreement to be incurred, (c) Liens in favor of Amkor or any Restricted Subsidiary, (d) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with any Subsidiary of Amkor which is not a Borrower; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with such Subsidiary, (e) Liens on property existing at the time of acquisition thereof by any Restricted Subsidiary of Amkor which is not a Borrower; provided that such Liens were not incurred in contemplation of such acquisition, (f) Liens to

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secure the performance of statutory obligations, surety or appeal bonds, performance bonds, or other obligations of a like nature incurred in the Ordinary Course of Business, (g) Liens to secure obligations in respect of Indebtedness (including Capital Lease Obligations) permitted by Section 10.2.4(b)(iv) covering only the assets acquired with such Indebtedness, including accessions, additions, parts, attachments, improvements, fixtures, leasehold improvements, or proceeds, if any, related thereto, (h) Liens existing on the effective date of any of the Senior Notes Indentures other than those securing Permitted Bank Debt, (i) Liens securing obligations of a Restricted Subsidiary of Amkor that is not a Borrower in respect of any Receivables Program, (j) Liens for taxes, assessments, or governmental charges or claims that are not yet delinquent or that are being Properly Contested, (k) Liens imposed by law or arising by operation of law, including, landlords’, mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’, and vendors’ Liens, Liens for master’s and crew’s wages and other similar Liens, in each case which are incurred in the Ordinary Course of Business for sums not yet delinquent or being Properly Contested, (l) Liens incurred or pledges and deposits made in the Ordinary Course of Business in connection with workers’ compensation and unemployment insurance and other types of social security, (m) Liens to secure any extension, renewal, refinancing, or refunding (or successive extensions, renewals, refinancings, or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in clause (d), clause (e), clause (g), and clause (h) of this definition; provided that such Liens do not extend to any other property of any Restricted Subsidiary of Amkor and the principal amount of the Indebtedness secured by such Lien is not increased, (n) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree, or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, (o) Liens securing obligations of a Restricted Subsidiary of Amkor that is not a Borrower under Hedging Obligations permitted by Section 10.2.4(b)(vii) or any collateral for the Indebtedness to which such Hedging Obligations relate, (p) Liens upon specific items of inventory or other goods and proceeds securing such Restricted Subsidiary of Amkor’s which is not a Borrower obligations in respect of banker’s acceptances issued or credited for the account of such Restricted Subsidiary of Amkor which is not a Borrower to facilitate the purchase, shipment, or storage of such inventory or goods, (q) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof, (r) Liens arising out of consignment or similar arrangements for the sale of goods in the Ordinary Course of Business, (s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (t) Liens securing other Indebtedness not exceeding $25,000,000 at any time outstanding, (u) Liens securing Permitted Refinancing Indebtedness, provided that such Liens do not extend to any other property of such Restricted Subsidiary which is not a Borrower and the principal amount of such Indebtedness secured by such Lien is not increased, and (v) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by this Agreement.

Permitted Refinancing Indebtedness – any Indebtedness of Amkor or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, or refund other Indebtedness of Amkor or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest or premium (including any make-whole premium), if any, on, the Indebtedness so extended, refinanced, renewed, replaced, defeased, or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date later than the

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final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, or refunded; provided that if the original maturity date of such Indebtedness is after the Termination Date, then such Permitted Refinancing Indebtedness shall have a maturity at least 180 days after the Termination Date, (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness has a final maturity date later than the Termination Date and is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, or refunded, and (d) such Indebtedness is incurred either by Amkor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, or refunded.

Person – any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority, or other entity.

Plan – an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by a Borrower or Subsidiary for employees or (b) maintained pursuant to a collective bargaining agreement or other arrangement under which more than one employer makes contributions and to which a Borrower or Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

Pro Rata – with respect to any Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined (a) while Revolving Commitments are outstanding, by dividing the amount of such Lender’s Revolving Commitment by the aggregate amount of all Revolving Commitments and (b) at any other time, by dividing the amount of such Lender’s Revolving Loans by the aggregate amount of all outstanding Revolving Loans.

Properly Contested – with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay, (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued, (c) appropriate reserves have been established in accordance with GAAP, (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor, (e) no Lien is imposed on assets of the Obligor, and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property – any interest in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible.

Protective Advances – as defined in Section 2.1.6.

Qualified Proceeds – any of the following or any combination of the following: (a) any Cash Equivalents other than (i) currency of any sovereign nation other than the United States and (ii) certificates of deposit, eurodollar time deposits, bankers’ acceptances, and overnight bank deposits with any commercial bank organized under the laws of a foreign country, (b) any liabilities (as would be shown on Amkor’s or such Restricted Subsidiary’s balance sheet if prepared in accordance with GAAP on the date of the corresponding Asset Sale) of Amkor or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms

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subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases or indemnifies Amkor or such Restricted Subsidiary from further liability, (c) any securities, notes, or other obligations received by Amkor or any such Restricted Subsidiary from such transferee that are converted by Amkor or such Restricted Subsidiary into cash within 90 days after such Asset Sale (to the extent of the cash received in that conversion), (d) long-term assets that are used or useful in a Permitted Business, and (e) all or substantially all of the assets of, or a majority of the voting Equity Interests of, any Permitted Business; provided that in the case of clause (d) and clause (e) preceding, the Asset Sale transaction shall be with a non-Affiliate and the amount of long-term assets or voting Equity Interests received in the Asset Sale transaction shall not exceed 10.0% of the consideration received.

RCRA – the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate – all right, title, and interest (whether as owner, lessor, or lessee) in any real Property or any buildings, structures, parking areas, or other improvements thereon.

Receivables Program – with respect to any Person, an agreement or other arrangement or program providing for the advance of funds to such Person against the pledge, contribution, sale, or other transfer of encumbrances of Receivables Program Assets of such Person or such Person and/or one or more of its Subsidiaries.

Receivables Program Assets – all of the following property and interests in property, including any undivided interest in any pool of any such property or interests, whether now existing or existing in the future or hereafter arising or acquired: (a) accounts; (b) accounts receivable, general intangibles, instruments, contract rights, documents, and chattel paper (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods, or the rendition of services, no matter how evidenced, whether or not earned by performance); (c) all unpaid seller’s or lessor’s rights (including, without limitation, rescission, replevin, reclamation, and stoppage in transit) relating to any of the foregoing or arising therefrom; (d) all rights to any goods or merchandise represented by any of the foregoing (including, without limitation, returned or repossessed goods); (e) all reserves and credit balances with respect to any such accounts receivable or account debtors; (f) all letters of credit, security, or Guarantees of any of the foregoing; (g) all insurance policies or reports relating to any of the foregoing; (h) all collection or deposit accounts relating to any of the foregoing; (i) all books and records relating to any of the foregoing; (j) all instruments, contract rights, chattel paper, documents, and general intangibles relating to any of the foregoing; and (k) all proceeds of any of the foregoing.

Regulation D – Regulation D of the Board of Governors.

Reimbursement Date – as defined in Section 2.3.2.

Related Real Estate Documents – with respect to the Owned Real Estate, the following, in form and substance satisfactory to the Agent, (a) such assignments of leases, estoppel letters, attornment agreements, consents, waivers, and releases as the Agent may require with respect to other Persons having an interest in the Owned Real Estate, (b) flood insurance in an amount, with endorsements and by an insurer, acceptable to the Agent if the Owned Real Estate is within a flood plain, (c) to the extent required by this Agreement and requested by the Agent, any appraisal of the Owned Real Estate, prepared by an appraiser acceptable to the Agent, in form satisfactory to the Agent, and (d) to the extent required by the Mortgage or this Agreement and

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requested by the Agent, any environmental assessment received by the Agent, prepared by an environmental engineer acceptable to the Agent, and accompanied by such reports, certificates, studies, or data as the Agent may reasonably require, in form reasonably satisfactory to the Agent.

Report – as defined in Section 12.2.3.

Reportable Event – any event set forth in Section 4043(b) of ERISA.

Requisite Lenders – Lenders (subject to Section 4.2) having (a) Revolving Commitments in excess of 50.0% of the aggregate Revolving Commitments and (b) if the Revolving Commitments have terminated, Revolving Loans in excess of 50.0% of all outstanding Revolving Loans, provided, that at any time when there are three (3) or fewer Lenders (subject to Section 4.2), Requisite Lenders means at least two (2) of the Lenders (which shall not be Affiliates of one another) described in the portion of this sentence that precedes this proviso, one of which is the Agent.

Reserves – means (a) any and all reserves that the Agent deems necessary in its discretion to maintain with respect to the Collateral or any Borrower which limit the availability of Borrowings hereunder or which represent amounts the Agent or any Lender may be obligated to pay in the future on behalf of a Borrower (including (i) reserves for Bank Products, (ii) reserves for accrued, unpaid interest on the Obligations, (iii) reserves for dilution of Accounts, and (iv) reserves for taxes, fees, assessments, and other governmental charges and (b) any reserve established by the Agent and Borrowers as described in clause (d) of the definition of “Fixed Charges” or clause (ii) of Section 11.1(m).

Restricted Investment – any Investment which is not a Permitted Investment.

Restricted Payment – as defined in Section 10.2.2.

Restricted Subsidiary – with respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.

Restrictive Agreement – an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend, or renew any agreement evidencing Borrowed Money, or to repay any Indebtedness owing to each other.

Revolving Commitment – for any Lender, its obligation to make Revolving Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1A, or as specified hereafter in the most recent Assignment and Acceptance to which such Lender is a party. “Revolving Commitments” means the aggregate amount of such commitments of all Lenders.

Revolving Loan means a loan made pursuant to Section 2.1, any Agent Advance, Overadvance Loan, or Protective Advance, also includes the “Revolving Loans” outstanding under the Original Loan and Security Agreement as renewed and continued under this Agreement on the Closing Date as provided by Section 14.14.

Revolving Note – a promissory note to be executed by the Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Revolving Commitment and shall evidence the Revolving Loans made by such Lender.

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Royalties – all royalties, fees, expense reimbursements, and other amounts payable by a Borrower under a License.

S&P – Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor thereto.

Secured Parties – the Agent, the Issuing Bank, the Lenders, and providers of Bank Products.

Security Documents – the Guaranties, Mortgages, Patent Security Agreements, Trademark Security Agreements, Copyright Security Agreements, Deposit Account Control Agreements, and all other documents, instruments, and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Notes – (a) Amkor’s 7.375% Senior Notes due May 1, 2018 issued pursuant to the Senior Notes (2018) Indenture and (b) Amkor’s 6.625% Senior Notes due June 1, 2021 issued pursuant to the Senior Notes (2021) Indenture.

Senior Notes Indentures – (a) the Senior Notes (2018) Indenture and (b) the Senior Notes (2021) Indenture.

Senior Notes (2018) Indenture – that certain Indenture between Amkor and U.S. Bank National Association, as Trustee, dated as of May 4, 2010, as such Indenture may be amended or supplemented from time to time, relating to Amkor’s 7.375% Senior Notes due May 1, 2018.

Senior Notes (2021) Indenture – that certain Indenture between Amkor and U.S. Bank National Association, as Trustee, dated as of May 20, 2011, as such Indenture may be amended or supplemented from time to time, relating to Amkor’s 6.625% Senior Notes due June 1, 2021.

Senior Officer – the chairman of the board, chief executive officer, president, chief financial officer, treasurer, or general counsel of a Borrower or, if the context requires, an Obligor.

Settlement Report – a report delivered by the Agent to the Lenders summarizing the Revolving Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to the Lenders on a Pro Rata basis in accordance with their Revolving Commitments.

Software – as defined in the UCC.

Solvent – as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured, and unliquidated liabilities), (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities) of such Person as they become absolute and matured, (c) is able to pay all of its debts as they mature, (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay, or defraud either present or future creditors of such Person or any of its Affiliates. As used in this definition, “fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

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Specified Allowance Condition – either (A) pro-forma Availability is greater than 30.0% of Revolving Commitments or (B) pro-forma Availability is greater than 20.0% of Revolving Commitments and pro forma Fixed Charge Coverage Ratio calculated for Borrower equals or exceeds 1.10 to 1.00.

Stated Maturity – with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem, or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

Statutory Reserves – the percentage (expressed as a decimal) established by the Board of Governors as the then stated maximum rate for all reserves (including those imposed by Regulation D, all basic, emergency, supplemental, or other marginal reserve requirements, and any transitional adjustments or other scheduled changes in reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D).

Strategic Investment – any Investment in any Person (other than an Unrestricted Subsidiary) whose primary business is related, ancillary, or complementary to a Permitted Business, and such Investment is determined in good faith by the board of directors of Amkor (or senior officers of Amkor to whom the board of directors has duly delegated the authority to make such a determination), whose determination shall be conclusive and evidenced by a resolution, to promote or significantly benefit the businesses of Amkor and its Restricted Subsidiaries on the date of such Investment; provided, that, with respect to any Strategic Investment or series of related Strategic Investments involving aggregate consideration in excess of $10,000,000, Amkor shall deliver to the Agent a resolution of its board of directors set forth in an Officer’s Certificate certifying that such Investment qualifies as a Strategic Investment pursuant to this definition.

Subordinated Debt – any Indebtedness of Amkor or its Subsidiaries which is subordinated in right of payment to the Obligations, including the Convertible Senior Subordinated Notes and the Convertible Subordinated Notes.

Subsidiary – any entity at least 50.0% of whose voting securities or Equity Interests are owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which such Borrower directly or indirectly owns 50.0% of the voting securities or Equity Interests).

Subsidiary Guarantor – a “Guarantor” as defined in the Senior Notes Indentures.

Supporting Obligation – as defined in the UCC.

Taxes – all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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Termination Date – the earliest to occur of (a) June 28, 2017, (b) the date on which the Borrowers terminate the Revolving Commitments pursuant to Section 2.1.4, or (c) the date on which the Revolving Commitments are terminated pursuant to Section 11.2.

Total Tangible Assets of the Foreign Subsidiaries – as of any date, the total assets of all of the Foreign Subsidiaries of Amkor as of such date, less the amount of the intangible assets of the Foreign Subsidiaries of Amkor as of such date.

Trademark Security Agreement – each trademark security agreement pursuant to which an Obligor grants to the Agent, for the benefit of the Secured Parties, a Lien on such Obligor’s interests in trademarks, as security for the Obligations.

Transferee – any actual or potential Eligible Assignee, Participant, or other Person acquiring an interest in any Obligations.

Triggered Activation Period—any period beginning on any day on which Availability is below an amount equal to 17.50% of the aggregate Revolving Commitments on such day, and continuing through and including the first day, if any, when Availability has exceeded, for sixty (60) consecutive days, 17.50% of the aggregate Revolving Commitments on each of such consecutive days.

Type – any type of a Revolving Loan (i.e., Base Rate Revolving Loan or LIBOR Revolving Loan) that has the same interest option and, in the case of LIBOR Revolving Loans, the same Interest Period.

UCC – the Uniform Commercial Code as in effect in the State of Texas or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

United States – the United States of America.

Unrestricted Subsidiary – any Subsidiary of Amkor that is designated by its board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Debt, (b) is a Person with respect to which neither Amkor nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, (c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Amkor or any of its Restricted Subsidiaries, and (d) has at least one director on its board of directors that is not a director or executive officer of Amkor or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Amkor or any of its Restricted Subsidiaries. Any designation of a Subsidiary of Amkor as an Unrestricted Subsidiary shall be effective upon the Agent’s receipt from Amkor of a certified copy of the resolution of Amkor’s board of directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 10.1.10. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Amkor as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 10.1.10, Amkor shall be in default of such covenant. Amkor’s board of directors may at any time designate any

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Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Amkor of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (y) such Indebtedness is permitted under Section 10.1.10, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (z) no Default or Event of Default would be in existence following such designation.

Unused Line Fee Percentage—with respect to the unused line fee to be paid pursuant to Section 3.2.1, the per annum percentage specified below adjacent to the applicable level of the Average Total Usage, determined as of the first day of a calendar month with respect to Average Total Usage for the previous calendar month:

Average Total Usage for preceding calendar month	Unused Line Fee Percentage
Greater than 50.0% of the aggregate Revolving Commitments	0.250%
Less than or equal to 50.0% of the aggregate Revolving Commitments	0.375%

Value – the value of Inventory determined by the Agent in good faith on the basis of the lower of cost or market, calculated on a first-in, first-out basis.

Voting Stock – with respect to any Person as of any date, the Equity Interests of such Person that are at the time entitled to vote in the election of the board of directors (or other equivalent governing body) of such Person.

Weighted Average Life to Maturity – when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity, or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

Wholly Owned Restricted Subsidiary – with respect to any Person, a Restricted Subsidiary of such Person all of the outstanding Equity Interests of which (other than directors’ qualifying shares or similar shares required by law to be held by third parties) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

1.2. Accounting Terms. Except as otherwise specified herein, under the Loan Documents all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Borrowers delivered to the Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if the Borrowers’ certified public accountants concur in such change, the change is disclosed to the Agent, and Section 10.3 is amended in a manner reasonably satisfactory to the Borrowers and the Requisite Lenders to preserve the original intent thereof in light of the effects of the change.

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1.3. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph, or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments, and successor provisions, (b) any document, instrument, or agreement include any amendments, waivers, and other modifications, extensions or renewals (to the extent permitted by the Loan Documents), (c) any Section mean, unless the context otherwise requires, a Section of this Agreement, (d) any Exhibits or Schedules mean, unless the context otherwise requires, Exhibits and Schedules attached hereto, which are hereby incorporated by reference, (e) any Person include successors and assigns, (f) time of day means time of day at the Agent’s notice address under Section 14.4.1, or (g) discretion of the Agent, the Issuing Bank, or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Revolving Loans, issuances of Letters of Credit, and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be made in a manner consistent with historical methods of valuation and calculation, and otherwise satisfactory to the Agent (and not necessarily in accordance with GAAP). The Borrowers shall have the burden of establishing any alleged negligence, misconduct, or lack of good faith by the Agent, the Issuing Bank, or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of the Borrowers’ knowledge” or words of similar import are used in any Loan Documents, such phrase means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

SECTION 2. CREDIT FACILITIES

2.1. Revolving Commitment.

2.1.1. Revolving Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolving Commitment, on the terms set forth herein, to make Revolving Loans to the Borrowers from time to time through the Termination Date. The Revolving Loans may be repaid and reborrowed as provided herein. In no event shall the Lenders have any obligation to honor a request for a Revolving Loan if the unpaid balance of Revolving Loans outstanding at such time (including the requested Revolving Loan) would exceed the Borrowing Base.

2.1.2. Revolving Notes. The Revolving Loans made by each Lender and interest accruing thereon shall be evidenced by the records of the Agent and such Lender. At the request of any Lender, the Borrowers shall deliver a Revolving Note to such Lender.

2.1.3. Use of Proceeds. The proceeds of the Revolving Loans shall be used by the Borrowers solely (a) to satisfy Existing Indebtedness, (b) to pay fees and transaction expenses associated with the closing of this credit facility, (c) to pay Obligations in accordance with this Agreement, (d) for Capital Expenditures made in the Ordinary Course of Business, and (e) for working capital and other lawful corporate purposes of the Borrowers.

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2.1.4. Termination of Revolving Commitments. The Revolving Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least ten days prior written notice to the Agent, the Borrowers may, at their option, terminate the Revolving Commitments and this credit facility. Any notice of termination given by the Borrowers shall be irrevocable. On the termination date, the Borrowers shall make Full Payment of all Obligations.

2.1.5. Overadvances. If the aggregate Revolving Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Revolving Commitments at any time, the excess amount shall be payable by the Borrowers on demand by the Agent, but all such Revolving Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority is revoked in writing by written notice to the Agent signed by (A) at any time when there are more than three (3) Lenders (subject to Section 4.2), Requisite Lenders as defined by the definition of “Requisite Lenders” without giving effect to the proviso thereof or (B) at any time when there are three (3) or fewer Lenders (subject to Section 4.2), all Lenders other than the Agent, the Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance (a) when no other Event of Default is known to the Agent (i) as long as the Overadvance was not created by a funding of Revolving Loans pursuant to this Section and such Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required) and (ii) if the Overadvance was created by funding pursuant to this Section, the aggregate amount thereof is not known by the Agent to exceed $10,000,000 and (b) if an Event of Default is known to exist (other than an Event of Default arising from the existence of the Overadvance), if the Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $5,000,000 and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolving Loans and LC Obligations to exceed the aggregate Revolving Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Agent or the Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6. Protective Advances. The Agent shall be authorized, in its discretion, at any time that a Default or Event of Default exists or any conditions in Section 6 are not satisfied, to make Base Rate Revolving Loans (“Protective Advances”) (a) up to an aggregate amount of $10,000,000 outstanding at any time, if the Agent deems such Revolving Loans necessary or desirable to preserve or protect any Collateral, or to enhance the collectibility or repayment of Obligations or (b) to pay any other amounts chargeable to the Obligors under any Loan Documents, including costs, fees, and expenses; provided, that without the consent of the Lenders, Protective Advances pursuant to clause (a) preceding shall not cause the outstanding Revolving Loans and LC Obligations to exceed the aggregate Revolving Commitments. All Protective Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. The Agent’s authorization to make further Protective Advances may be revoked by written notice to the Agent signed by (a) at any time when there are more than three (3) Lenders (subject to Section 4.2), Requisite Lenders as defined by the definition of “Requisite Lenders” without giving effect to the proviso thereof or (b) at any time when there are three (3) or fewer Lenders (subject to Section 4.2), all Lenders other than the Agent. Absent such revocation, the Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

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2.1.7. Increase of Revolving Commitments.

(a) Upon notice to the Agent (who shall promptly notify the Lenders), the Borrowers may, from time to time, request an increase in the aggregate Revolving Commitments of the Lenders up to an aggregate of $250,000,000; provided that any such increase in the aggregate Revolving Commitments of the Lenders shall be in increments of $25,000,000. Any increase in the Revolving Commitments pursuant to this Section 2.1.7 is subject to approval by the Agent. At the time of sending the notice referred to in the first sentence of this clause (a), the Borrowers (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond to such request. Each Lender shall respond within such time period to the Agent and shall indicate whether or not such Lender agrees to increase its Revolving Commitment and, if so, whether by an amount equal to or less than its Pro Rata amount of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment. The Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrowers may also (i) request that one or more other Lenders, in their sole and absolute discretion, nonratably increase their Revolving Commitment(s), (ii) and/or invite additional Persons to become Lenders under the terms of this Agreement.

(b) If any Revolving Commitments are increased in accordance with this Section, the Agent and the Borrowers shall determine the effective date of such increase (the “Increase Effective Date”). The Agent and the Borrowers shall promptly confirm in writing to the Lenders the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower Agent shall deliver to the Agent an Officer’s Certificate, dated as of the Increase Effective Date (in sufficient copies for each Lender) (i) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such increase, (ii) certifying that before and after giving effect to such increase, the representations and warranties contained in Section 9 are true and correct on and as of the Increase Effective Date and no Default or Event of Default exists, and (iii) certifying that the aggregate amount of the Revolving Commitments, after giving effect to such increase, as of the Increase Effective Date may be borrowed hereunder and will not constitute a default or event of default under the Indentures or give rise to or result in any Lien other than a Permitted Lien, if any. In connection with any such increase, on request of the Agent the Borrowers shall deliver such agreements or other documents, including without limitation a modification of any Mortgage, as the Agent deems appropriate to continue evidencing and perfecting its Lien on any Collateral. The Borrowers shall pay any commitment fees and other expenses incurred in connection with any such increase and shall prepay any LIBOR Revolving Loans outstanding on the Increase Effective Date (and pay any costs incurred in connection with such prepayment pursuant to Section 3.9) to the extent necessary to keep outstanding LIBOR Revolving Loans ratable with any revised Pro Rata percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(c) This Section shall supersede any provisions in Section 14.1 to the contrary.

2.2. Reserved.

2.3. Letter of Credit Facility.

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2.3.1. Issuance of Letters of Credit. The Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Termination Date as determined pursuant to clause (a) of the definition of Termination Date (or until the Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that the Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon the Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as the Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. The Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) the Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance, (ii) each LC Condition is satisfied and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to the Agent and the Issuing Bank to eliminate any funding risk associated with the Defaulting Lender. If the Issuing Bank receives written notice from a Lender at least one Business Day before issuance of a Letter of Credit that any LC Condition has not been satisfied, the Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until the Requisite Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, the Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business, on a standby basis or (ii) for other purposes as the Agent and the Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of the Issuing Bank.

(c) The Borrowers assume all risks of the acts, omissions, or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of the Agent, the Issuing Bank, or any Lender shall be responsible for (i) the existence, character, quality, quantity, condition, packing, value, or delivery of any goods purported to be represented by any Documents, (ii) any differences or variation in the character, quality, quantity, condition, packing, value, or delivery of any goods from that expressed in any Documents, (iii) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any Documents or of any endorsements thereon, (iv) the time, place, manner, or order in which shipment of goods is made, (v) partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents, (vi) any deviation from instructions, delay, default, or fraud by any shipper or other Person in connection with any goods, shipment, or delivery, (vii) any breach of contract between a shipper or vendor and a Borrower, (viii) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone, or otherwise, (ix) errors in interpretation of technical terms, (x) the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof, (xi) or any consequences arising from causes beyond the control of the Issuing Bank, the Agent, or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of the Issuing Bank under the Loan Documents shall be cumulative. The Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the Borrowers are discharged with proceeds of any Letter of Credit.

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(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, the Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice, or other communication in whatever form believed by the Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. The Issuing Bank may consult with and employ legal counsel, accountants, and other experts to advise it concerning its obligations, rights, and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. The Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected with reasonable care.

2.3.2. Reimbursement; Participations.

(a) If the Issuing Bank honors any request for payment under a Letter of Credit, the Borrowers shall pay to the Issuing Bank, in Dollars on the same day (the “Reimbursement Date”), the amount paid by the Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolving Loans from the Reimbursement Date until payment by the Borrowers. The obligation of the Borrowers to reimburse the Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense, or other right that the Borrowers may have at any time against the beneficiary. Whether or not the Borrower Agent submits a Notice of Borrowing, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolving Loans in an amount necessary to pay all amounts due the Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Revolving Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from the Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to such Letter of Credit. If the Issuing Bank makes any payment under a Letter of Credit and the Borrowers do not reimburse such payment on the Reimbursement Date, the Agent shall promptly notify the Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to the Agent, for the benefit of the Issuing Bank, such Lender’s Pro Rata share of such payment. Upon request by a Lender, the Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to the Agent for the account of the Issuing Bank in connection with the Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional, and irrevocable, not subject to (i) any counterclaim, setoff, qualification, or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents, (ii) any draft, certificate, or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or (iii) the existence of any setoff or defense that any Obligor

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may have with respect to any Obligations. The Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. The Issuing Bank does not make to the Lenders any express or implied warranty, representation, or guaranty with respect to the Collateral, the LC Documents, or any Obligor. The Issuing Bank shall not be responsible to any Lender for (x) any recitals, statements, information, representations, or warranties contained in, or for the execution, validity, genuineness, effectiveness, or enforceability of any LC Documents, (y) the validity, genuineness, enforceability, collectibility, value, or sufficiency of any Collateral or the perfection of any Lien therein (z) or the assets, liabilities, financial condition, results of operations, business, creditworthiness, or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of such Issuing Bank Indemnitee’s actual gross negligence or willful misconduct. The Issuing Bank shall not have any liability to any Lender if the Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from the Requisite Lenders.

2.3.3. Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Termination Date, or (d) within ten days prior to the Termination Date, then the Borrowers shall, at the Issuing Bank’s or the Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to the Issuing Bank the amount of all other outstanding LC Obligations. The Borrowers shall, on demand by the Issuing Bank or the Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender. If the Borrowers fail to Cash Collateralize outstanding Letters of Credit as required herein, the Lenders may (and shall upon direction of the Agent) advance, as Revolving Loans, the amount of the Cash Collateral required (whether or not the Revolving Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied).

SECTION 3. INTEREST, FEES, AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Revolving Loan, at the Base Rate in effect from time to time, plus the Applicable Margin, (ii) if a LIBOR Revolving Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolving Loans. Interest shall accrue from the date the Revolving Loan is advanced or the Obligation is incurred or payable, until paid by the Borrowers. If a Revolving Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Borrower, or during the existence of any other Event of Default if the Agent or the Requisite Lenders in their discretion so elect, the Obligations shall bear interest at the Default Rate. Each Borrower acknowledges that the cost and expense to the Agent and each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate the Agent and the Lenders for such added cost and expense.

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(c) Interest accrued on the Revolving Loans shall be due and payable in arrears, (i) on the first day of each month, (ii) on any date of prepayment, with respect to the principal of the Revolving Loans being prepaid, and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Revolving Loans.

(a) The Borrowers may on any Business Day, subject to submission of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Revolving Loans to, or to continue any LIBOR Revolving Loan at the end of its Interest Period as, a LIBOR Revolving Loan. During any Event of Default, the Agent may (and shall at the direction of the Requisite Lenders) declare that no Revolving Loan may be made, converted, or continued as a LIBOR Revolving Loan.

(b) Whenever the Borrowers desire to convert or continue Revolving Loans as LIBOR Revolving Loans, the Borrower Agent shall submit a Notice of Conversion/Continuation to the Agent no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, the Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of Revolving Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Revolving Loans, the Borrowers shall have failed to submit a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Revolving Loans into Base Rate Revolving Loans.

3.1.3. Interest Periods. In connection with the making, conversion, or continuation of any LIBOR Revolving Loans, the Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, or three months; provided that:

(a) the Interest Period shall commence on the date the Revolving Loan is made or continued as, or converted into, a LIBOR Revolving Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month, and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Termination Date.

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3.1.4. Interest Rate Not Ascertainable. If the Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then the Agent shall immediately notify the Borrowers of such determination. Until the Agent notifies the Borrowers that such circumstance no longer exists, the obligation of the Lenders to make LIBOR Revolving Loans shall be suspended, and no further Revolving Loans may be converted into or continued as LIBOR Revolving Loans.

3.2.	Fees.

3.2.1. Unused Line Fee. The Borrowers shall pay to the Agent, for the Pro Rata benefit of the Lenders, a fee equal to the per annum percentage specified in the definition of Unused Line Fee Percentage multiplied by the amount by which the Revolving Commitments exceed the average daily balance of Revolving Loans and stated amount of Letters of Credit during each month. Such fee shall be payable in arrears, on the first Business Day of each month and on the Termination Date.

3.2.2. LC Facility Fees. The Borrowers shall pay (a) to the Agent, for the Pro Rata benefit of the Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolving Loans, multiplied by the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first Business Day of each month, (b) to the Agent, for its own account, a fronting fee of 0.25% per annum, multiplied by the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first Business Day of each month, and (c) to the Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer, and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) preceding shall be equal to the Applicable Margin in effect for LIBOR Revolving Loans, plus 2.00% per annum, multiplied by the average daily stated amount of Letters of Credit.

3.2.3. Fee Letters. The Borrowers shall pay the fees as provided by the Fee Letters.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by the Agent of any interest, fees, or interest rate hereunder shall be final, conclusive, and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance, or detention of money. A certificate as to amounts payable by the Borrowers under Section 3.4, Section 3.6, Section 3.7, Section 3.9, or Section 5.9, submitted to the Borrowers by the Agent or the affected Lender, as applicable, shall be final, conclusive, and binding for all purposes, absent manifest error.

3.4. Reimbursement Obligations. The Borrowers shall reimburse the Agent for all Extraordinary Expenses incurred by it. The Borrowers shall also reimburse the Agent for all accounting, appraisal, consulting, reasonable legal, and other fees, costs, and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof, (b) administration of and actions relating to any Collateral, Loan Documents, and transactions contemplated thereby, including any actions taken to perfect or maintain priority of the Agent’s Liens on any Collateral, to maintain any insurance required hereunder, or to verify Collateral, and (c) subject to the limits of Section 10.1.1(b), each inspection, audit, or appraisal with respect to any Obligor or Collateral. All amounts reimbursable by the Borrowers under this Section shall constitute Obligations secured by the Collateral and shall be payable on demand.

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3.5. Illegality. Notwithstanding anything to the contrary herein, if (a) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a LIBOR Revolving Loan or to maintain any Revolving Commitment with respect to LIBOR Revolving Loans or (b) a Lender determines that the making or continuance of a LIBOR Revolving Loan has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give notice thereof (which notice shall include supporting documentation) to the Agent and the Borrowers and may (y) declare that LIBOR Revolving Loans will not thereafter be made by such Lender, whereupon any request for a LIBOR Revolving Loan from such Lender shall be deemed to be a request for a Base Rate Revolving Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon cessation of the circumstances described in clause (a) or clause (b) preceding) and/or (z) require that all outstanding LIBOR Revolving Loans made by such Lender be converted to Base Rate Revolving Loans immediately, in which event all outstanding LIBOR Revolving Loans of such Lender shall be immediately converted to Base Rate Revolving Loans.

3.6. Increased Costs. If, by reason of (y) the introduction of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in any law or interpretation thereof or (z) the compliance with any guideline or request from any Governmental Authority or other Person exercising control over banks or financial institutions generally (whether or not having the force of law):

(a) a Lender shall be subject to any Tax with respect to any LIBOR Revolving Loan or Letter of Credit or its obligation to make LIBOR Revolving Loans, issue Letters of Credit, or participate in LC Obligations, or a change shall result in the rate or basis of taxation of any payment to a Lender with respect to its LIBOR Revolving Loans or its obligation to make LIBOR Revolving Loans, issue Letters of Credit, or participate in LC Obligations (except for, in each case, for Indemnified Taxes or Other Taxes which are covered by Section 5.9, and Excluded Taxes); or

(b) any reserve (including any imposed by the Board of Governors), special deposits, or similar requirement against assets of, deposits with, or for the account of, or credit extended by, a Lender shall be imposed or deemed applicable, or any other condition affecting a Lender’s LIBOR Revolving Loans or obligation to make LIBOR Revolving Loans, issue Letters of Credit, or participate in LC Obligations shall be imposed on such Lender or the London interbank market;

and as a result there shall be an increase in the cost to such Lender of agreeing to make or making, funding, or maintaining LIBOR Revolving Loans, Letters of Credit, or participations in LC Obligations (except to the extent already included in determination of LIBOR), or there shall be a reduction in the amount receivable by such Lender, then the Lender shall promptly notify the Borrowers and the Agent of such event (which notice shall include supporting documentation), and the Borrowers shall, within ten days following demand therefor, pay such Lender the amount of such increased costs or reduced amounts. If a Lender determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender, the London interbank market or such Lender’s position in such market, LIBOR or its Applicable Margin, as applicable, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Revolving Loans, issuing Letters of Credit, or participating in LC Obligations, then (A) such Lender shall promptly notify the Borrowers and the Agent of such event (which notice shall include supporting documentation), (B) such Lender’s obligation to make LIBOR Revolving Loans, issue

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Letters of Credit, or participate in LC Obligations shall be immediately suspended, until each condition giving rise to such suspension no longer exists, and (C) such Lender shall make a Base Rate Revolving Loan as part of any requested Borrowing of LIBOR Revolving Loans, which Base Rate Revolving Loan shall, for all purposes, be considered part of such Borrowing.

3.7. Capital Adequacy. If a Lender determines that any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with a Capital Adequacy Regulation, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Revolving Commitments, Revolving Loans, participations in LC Obligations, or other obligations under the Loan Documents, then the Borrowers shall, within ten days following demand therefor, pay such Lender an amount sufficient to compensate for such increase. A Lender’s demand for payment shall set forth the nature of the occurrence giving rise to such compensation (which notice shall include supporting documentation) and a calculation of the amount to be paid. In determining such amount, the Lender may use any reasonable averaging and attribution method.

3.8. Mitigation. Each Lender agrees that, upon becoming aware that it is subject to Section 3.5, Section 3.6, Section 3.7, or Section 5.9, it will take reasonable measures to reduce the Borrowers’ obligations under such Sections, including funding or maintaining its Revolving Commitments or Revolving Loans through another office, as long as use of such measures would not adversely affect such Lender’s Revolving Commitments, Revolving Loans, business, or interests, and would not be inconsistent with any internal policy or applicable legal or regulatory restriction.

3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to, or continuation of, a LIBOR Revolving Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Revolving Loan occurs on a day other than the end of its Interest Period, or (c) the Borrowers fail to repay a LIBOR Revolving Loan when required hereunder, then the Borrowers shall pay to the Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. The Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Revolving Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Revolving Loans.

3.10. Maximum Interest. In no event shall interest, charges, or other amounts that are contracted for, charged, or received by the Agent and the Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”). If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate. If, upon Full Payment of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section, have accrued under the Loan Documents, then the Borrowers shall, to the extent permitted by Applicable Law, pay to the Agent, for the account of the Lenders, (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid

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under the Loan Documents. If a court of competent jurisdiction determines that the Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest (regardless of any erroneous application thereof by the Agent or any Lender), and upon Full Payment of the Obligations, any balance shall be refunded to the Borrowers. In determining whether any excess interest has been charged or received by the Agent or any Lender, all interest at any time charged or received from the Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread in equal parts throughout the full term of the Obligations.

SECTION 4. LOAN ADMINISTRATION

4.1.	Manner of Borrowing and Funding Revolving Loans.

4.1.1. Notice of Borrowing.

(a) Whenever the Borrowers desire funding of a Borrowing of Revolving Loans, the Borrower Agent shall submit a Notice of Borrowing to the Agent. Such notice must be received by the Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Revolving Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Revolving Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (w) the principal amount of the Borrowing, (x) the requested funding date (which must be a Business Day), (y) whether the Borrowing is to be made as Base Rate Revolving Loans or LIBOR Revolving Loans, and (z) in the case of LIBOR Revolving Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).

(b) Unless payment is otherwise timely made by the Borrowers, the becoming due of any Obligations (whether principal, interest, fees, or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral, and Bank Product Debt) shall be deemed irrevocably to be a request (without any requirement for a Notice of Borrowing) for Base Rate Revolving Loans on the due date, in the amount of such Obligations. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligation.

(c) If the Borrowers establish a controlled disbursement account with the Agent or any Affiliate of the Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request (without any requirement for a Notice of Borrowing) for Base Rate Revolving Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolving Loans may be disbursed directly to the controlled disbursement account.

(d) Neither the Agent nor any Lender shall have any obligation to the Borrowers to honor any deemed request for a Revolving Loan on or after the Termination Date, when an Overadvance exists or would result therefrom, or when any condition in Section 6 is not satisfied, but may do so in their discretion, without being deemed to have waived any Default or Event of Default.

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4.1.2. Fundings by the Lenders. Each Lender shall timely honor its Revolving Commitment by funding its Pro Rata share of each Borrowing of Revolving Loans that is properly requested hereunder. The Agent shall endeavor to notify the Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Revolving Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Revolving Loans. Each Lender shall fund to the Agent such Lender’s Pro Rata share of the Borrowing to the account specified by the Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless the Agent’s notice is received after the times provided above, in which event each Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from the Lenders, the Agent may make the proceeds of the Revolving Loans available to the Borrowers by disbursing same to the Designated Account. Unless the Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, the Agent may assume that such Lender has deposited or promptly will deposit its share with the Agent, and the Agent may disburse a corresponding amount to the Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not in fact received by the Agent, then the Borrowers agree to repay to the Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3. Agent Advances; Settlement.

(a) The Agent may, but shall not be obligated to, advance Agent Advances to the Borrowers out of the Agent’s own funds unless the funding is specifically required to be made by all Lenders hereunder. Each Agent Advance shall constitute a Revolving Loan for all purposes, except that payments thereon shall be made to the Agent for its own account. The obligation of the Borrowers to repay Agent Advances shall be evidenced by the records of the Agent and need not be evidenced by any promissory note. Agent Advances shall be immediately due and payable by the Borrowers at any time on demand by the Agent in its discretion, whether due to the failure of any Lender to make settlement on a settlement date as provided below or for any other reason.

(b) To facilitate administration of the Revolving Loans, the Lenders and the Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Agent Advances and other Revolving Loans may take place on a date determined from time to time by the Agent, which shall occur at least once every five Business Days. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by the Agent to the Lenders. Between settlement dates, the Agent may in its discretion apply payments on Revolving Loans to Agent Advances, regardless of any designation by any Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with the Agent is absolute and unconditional (subject to the second sentence of Section 4.2), without offset, counterclaim, or other defense, and whether or not the Revolving Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Agent Advances may not be settled among the Lenders hereunder, then each Lender shall be deemed to have purchased from the Agent a Pro Rata participation in each unpaid Agent Advance and shall transfer the amount of such participation to the Agent, in immediately available funds, within one Business Day after the Agent’s request therefor.

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4.1.4. Telephonic Notices. Each Borrower authorizes the Agent and the Lenders to extend Base Rate Revolving Loans and transfer funds to or on behalf of the Borrowers based on telephonic instructions. If requested by the Agent, the Borrowers shall confirm each such telephonic request by prompt submission to the Agent of a Notice of Borrowing or other written request, as applicable. If any Notice of Borrowing or other written request submitted to the Agent differs in any material respect from the action taken by the Agent or the Lenders, the records of the Agent and the Lenders shall govern. Neither the Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of the Agent or any Lender acting upon its understanding of telephonic instructions from a person believed in good faith by the Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf. The Agent may in its sole discretion refuse to act upon any telephonic instructions received from the Borrower Agent or any Borrower.

4.1.5. Original Obligations. Settlement shall be made among the Lender’s on the Closing Date in respect of Original Obligations outstanding on the Closing Date in accordance with each such Lender’s respective Pro Rata percentage.

4.2. Defaulting Lender. The Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by the Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. The Lenders and the Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3. Number and Amount of LIBOR Revolving Loans; Determination of Rate. For ease of administration, all LIBOR Revolving Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Revolving Loans shall be allocated among the Lenders on a Pro Rata basis. No more than six (6) aggregated LIBOR Revolving Loans may be outstanding at any time, and each aggregate LIBOR Revolving Loan when made, continued, or converted shall be in a minimum amount of $5,000,000, or a multiple of $1,000,000 in excess thereof. Upon determining LIBOR for any Interest Period requested by the Borrowers, the Agent shall promptly notify the Borrowers thereof by telephone or electronically and, if requested by the Borrowers, shall confirm any telephonic notice in writing.

4.4. Borrower Agent. Each Borrower hereby designates Amkor (the “Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including (a) requests for Revolving Loans and Letters of Credit, (b) designation of interest rates, (c) delivery or receipt of communications with the Agent, the Issuing Bank, or any Lender, (d) preparation and delivery of Borrowing Base Certificates and financial reports, (e) receipt and payment of Obligations, (f) requests for waivers, amendments, or other accommodations, (g) actions under the Loan Documents (including in respect of compliance with covenants), and (h) all other dealings with the Agent, the Issuing Bank, or any Lender. The Borrower Agent hereby accepts such appointment. The Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing or any Notice of Conversion/Continuation) delivered by the Borrower Agent on behalf of any Borrower. The Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Borrower Agent on behalf of such Borrower. The Agent shall have the right,

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in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement, or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it.

4.5. One Obligation. The Revolving Loans, LC Obligations, and other Obligations shall constitute one general obligation of the Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by the Agent’s Lien upon all Collateral; provided that the Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6. Effect of Termination. On the effective date of any termination of the Revolving Commitments, all Obligations shall be immediately due and payable, and Bank of America and its Affiliates may terminate their respective Bank Products (including, with the consent of the Agent, any Cash Management Services). All undertakings of the Borrowers contained in the Loan Documents shall survive any termination, and the Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, the Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages the Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, the Agent receives (a) a written agreement, executed by the Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying the Agent and the Lenders from any such damages or (b) such Cash Collateral as the Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 12, 14.2, 14.3, and this Section shall survive Full Payment of the Obligations and (unless expressly provided) any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim, or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. The Borrowers may, at the time of payment, specify to the Agent the Obligations to which such payment is to be applied, but the Agent shall in all events retain the right to apply such payment in such manner as the Agent, subject to the provisions hereof, may determine to be appropriate. Any payment of a LIBOR Revolving Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Revolving Loans shall be applied first to Base Rate Revolving Loans and then to LIBOR Revolving Loans.

5.2. Repayment of Revolving Loans. Revolving Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder. Revolving Loans may be prepaid from time to time, without penalty or premium. At all times when an Event of Default exists and upon notice by the Agent to the Borrower Agent during a Triggered Activation Period, to the extent any Revolving Loans are outstanding, the Borrowers shall remit to the Agent for application to the Obligations the Net Proceeds of any disposition of Collateral received by such Borrower. Notwithstanding anything herein to the contrary, if an Overadvance exists, the Borrowers shall, on the sooner of the Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolving Loans in an amount sufficient to reduce the principal balance of Revolving Loans to the Borrowing Base.

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5.3. Reserved.

5.4. Payment of Other Obligations. Obligations other than Revolving Loans, including LC Obligations and Extraordinary Expenses, shall be paid by the Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5. Marshaling; Payments Set Aside. None of the Agent or the Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any Obligor makes a payment to the Agent or the Lenders, or if the Agent or any Lender receives payment from the proceeds of Collateral, exercise of setoff, or otherwise, and such payment is subsequently invalidated or required to be repaid to a trustee, receiver, or any other Person, then the Obligations originally intended to be satisfied, and all Liens, rights, and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been received and any enforcement or setoff had not occurred.

5.6. Post-Default Allocation of Payments.

5.6.1. Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by the Obligors, realization on Collateral, or otherwise, shall be allocated as follows:

(a) first, to all fees and expenses, including Extraordinary Expenses, owing to the Agent;

(b) second, to all amounts owing to the Agent on Agent Advances or Protective Advances, or to the Issuing Bank on LC Obligations;

(c) third, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(d) fourth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(e) fifth, Pro Rata, to provide Cash Collateral for outstanding Letters of Credit and to all other Obligations, other than Bank Product Debt; and

(f) last, to Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section are solely to determine the rights and priorities of the Agent and the Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.

5.6.2. Erroneous Application. The Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

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5.7. Application of Payments. At all times during the existence of a Triggered Activation Period, the ledger balance in any Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds pursuant to this Section 5.7, and agrees that the Agent shall have the continuing, exclusive right (subject to Section 5.6) to apply and reapply same against the Obligations, in such manner as the Agent deems advisable, notwithstanding any entry by the Agent in its records. If, as a result of the Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of the Borrowers and shall be made available to the Borrowers as long as no Event of Default exists.

5.8. Loan Account; Account Stated.

5.8.1. Loan Account. The Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Indebtedness of the Borrowers resulting from each Revolving Loan or issuance of a Letter of Credit from time to time, including the amount of principal and interest payable and outstanding LC Obligations. Any failure of the Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers to pay any amount owing hereunder. The Agent may maintain a single Loan Account in the name of the Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9. Taxes.

5.9.1. Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes. If Applicable Law requires any Obligor or Agent to withhold or deduct any Taxes (including backup withholding or withholding Taxes), the withholding or deduction shall be based on information provided pursuant to Section 5.10, if any, and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, the Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2. Payment. The Borrowers shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly

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asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or Issuing Bank fails to pay indefeasibly to Agent under Section 5.10. A certificate as to the amount of any such payment or liability delivered to the Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by a Borrower, the Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent. If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

5.10. Lender Tax Information.

5.10.1. Status of Lenders. Each Lender shall deliver documentation and information to Agent and the Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or the Borrower Agent, sufficient to permit Agent or the Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2. Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and the Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or the Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and the Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or the Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and the Borrowers to determine the withholding or deduction required to be made.

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5.10.3. Lender Obligations. Each Lender and Issuing Bank shall promptly notify the Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) the Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.10.4. FATCA. If a payment made to a Lender under any Loan Document would be subject to United States withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirement of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with the obligations under FATCA and to determine that such Lender has complied with such Lender’s obligation under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.10.4, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

5.11. Nature and Extent of Each Borrower’s Liability.

5.11.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Agent and the Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination, or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument, or agreement to which any Obligor is or may become a party or liable, (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent, or indulgence of any kind by the Agent or any Lender with respect thereto, (c) the existence, value, or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Agent or any Lender in respect thereof (including the release of any security or guaranty), (d) the insolvency of any Obligor, (e) any election by the Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code, (f) any borrowing or grant of a Lien by any other Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise, (g) the disallowance of any claims of the Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise, or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

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5.11.2. Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Agent or the Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. It is agreed among each Borrower, the Agent, and the Lenders that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Agent and the Lenders would decline to make Revolving Loans and issue Letters of Credit. Notwithstanding anything to the contrary in any Loan Document, and except as set forth in Section 5.11.3, each Borrower expressly waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification, or set off, as well as all defenses available to a surety, guarantor, or accommodation co-obligor. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) The Agent and the Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in the exercise of any rights or remedies, the Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by the Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action. Any election of remedies that results in denial or impairment of the right of the Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. If the Agent bids at any foreclosure or trustee’s sale or at any private sale, the Agent may bid all or a portion of the Obligations and the amount of such bid need not be paid by the Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below and (ii) such Borrower’s Allocable Amount.

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(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Revolving Loans made directly or indirectly to that Borrower (including Revolving Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses, and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. The Agent and the Lenders shall have the right, at any time in their discretion, to condition Revolving Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Revolving Loans and Letters of Credit to such Borrower.

5.11.4. Joint Enterprise. Each Borrower has requested that the Agent and the Lenders make the credit facility established hereunder available to the Borrowers on a combined basis, in order to finance the Borrowers’ business most efficiently and economically. The Borrowers’ business is a mutual and collective enterprise, and the Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with the Lenders, all to the mutual advantage of the Borrowers. The Borrowers acknowledge and agree that the Agent’s and the Lenders’ willingness to extend credit to the Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to the Borrowers and at the Borrowers’ request.

5.11.5. Subordination. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution, and indemnity, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Revolving Loans. In addition to the conditions set forth in Section 6.2, the Lenders shall not be required to fund any requested Revolving Loan, issue any Letter of Credit, or otherwise extend credit to the Borrowers hereunder, unless each of the following conditions has been satisfied:

(a) Appropriate Notes shall have been executed by the Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document, including modifications of each Mortgage, shall have been duly executed and delivered to the Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

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(b) To the extent requested by the Agent, the Agent shall have received duly executed Deposit Account Control Agreements with respect to any of the Borrowers’ Deposit Accounts.

(c) The Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Revolving Loans and transactions hereunder, (i) such Borrower is Solvent, (ii) no Default or Event of Default exists, (iii) the representations and warranties set forth in Section 9 are true and correct, and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(d) The Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified, or revoked, and constitute all resolutions adopted with respect to this credit facility, and (iii) to the title, name, and signature of each Person authorized to sign the Loan Documents. The Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(e) The Agent shall have received a written opinion of Dechert LLP in form and substance satisfactory to the Agent.

(f) The Agent shall have received copies of the charter documents of each Obligor, certified as appropriate by the Secretary of State or another official of such Obligor’s jurisdiction of organization.

(g) The Agent shall have completed its legal due diligence of the Obligors with results satisfactory to the Agent.

(h) No material adverse change in the financial condition of any Obligor or in the value of any Collateral shall have occurred since December 31, 2011.

(i) The Borrowers shall have paid all fees and expenses to be paid to the Agent and the Lenders on the Closing Date.

6.2. Conditions Precedent to All Credit Extensions. The Agent, the Issuing Bank, and the Lenders shall not be required to fund any Revolving Loans, arrange for issuance of any Letters of Credit, or grant any other accommodation to or for the benefit of the Borrowers, unless the following conditions are satisfied:

(a) no Default or Event of Default shall exist at the time of, or result from, such funding, issuance, or grant;

(b) the representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (or in all respects to the extent they are qualified by a materiality standard) on the date of, and upon giving effect to, such funding, issuance, or grant (except for representations and warranties that expressly relate to an earlier date, in which case any such representations and warranties shall be true and correct in the applicable respect as of such date);

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(c) the certifications set forth in Section 14.15 shall be true and correct in all material respects;

(d) all conditions precedent set forth in Section 6.1 and any other Loan Document shall have been satisfied;

(e) no event shall have occurred or circumstance exist that has resulted in a Material Adverse Effect; and

(f) with respect to issuance of a Letter of Credit, the LC Conditions shall have been satisfied.

Each request (or deemed request) by the Borrowers for funding of a Revolving Loan, issuance of a Letter of Credit, or grant of an accommodation shall constitute a representation by the Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance, or grant. As an additional condition to any funding, issuance, or grant, the Agent shall have received such other information, documents, instruments, and agreements as it may reasonably request in connection therewith.

6.3. Limited Waiver of Conditions Precedent. If the Agent, the Issuing Bank, or the Lenders fund any Revolving Loans, arrange for issuance of any Letters of Credit, or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of the Agent, the Issuing Bank, and the Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance, or grant nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7. COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to the Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all personal Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and, unless noted otherwise, wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Payment Intangibles, Software, and Intellectual Property;

(g) all Goods, including Inventory, Equipment, and fixtures;

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(h) all Instruments, excluding any notes or other instruments payable to such Borrower from any Foreign Subsidiary;

(i) all Investment Property, excluding (i) Equity Interests of Foreign Subsidiaries, (ii) Equity Interests of the Excluded Domestic Subsidiaries and (iii) Equity Interests of a Person that is not a Subsidiary to the extent (in the case of this clause (iii)) the grant by such Borrower of a Lien in such Equity Interests is prohibited by (A) the terms of the organizational documents of such Person (except to the extent that an appropriate waiver or consent can be obtained after such Borrower has used commercially reasonable efforts to obtain same or any such prohibition is rendered ineffective pursuant to the UCC) or (B) Applicable Law;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all Owned Real Estate;

(m) all monies, whether or not in the possession or under the control of the Agent, a Lender, or a bailee or Affiliate of the Agent or a Lender, including any Cash Collateral;

(n) all accessions to, substitutions for, and all replacements and products, of the foregoing;

(o) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs, and computer records) pertaining to the foregoing; and

(p) all proceeds of any of the foregoing Collateral described in clause (a) through clause (o) preceding in whatever form (excluding specifically in any such case, (i) any notes or other instruments payable to such Borrower from any Foreign Subsidiary, (ii) Equity Interests of Foreign Subsidiaries and Equity Interests of the Excluded Domestic Subsidiaries and (iii) Equity Interests of a Person that is not a Subsidiary to the extent such Equity Interests are excluded from Collateral pursuant to clause (iii) of Section 7.1(i)), including, but not limited to, cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood, and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds, and tort claim proceeds.

7.2. Lien on Deposit Accounts; Cash Collateral.

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to the Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all of such Borrower’s right, title, and interest in and to each Deposit Account of such Borrower and any deposits or other sums at any time credited to any such Deposit Account, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Borrower authorizes and directs each bank or other depository to deliver to the Agent upon its written demand therefor, made at any time during the existence of a Triggered Activation Period or if an Event of Default exists and without notice to such Borrower (such notice being hereby waived), all balances in each Deposit Account maintained by such Borrower with such depository for application to the Obligations then outstanding. Each Borrower irrevocably appoints the Agent as such Borrower’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.

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7.2.2. Cash Collateral. Any Cash Collateral may be invested, in the Agent’s discretion, in Cash Equivalents, but the Agent shall have no duty to do so, regardless of any agreement, understanding, or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Borrower hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in the Cash Collateral Account or elsewhere. The Agent may apply Cash Collateral to the payment of any Obligations, in such order as the Agent may elect, as they become due and payable. The Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of the Agent. No Borrower or other Person claiming through or on behalf of any Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3. Real Estate Collateral. The Obligations shall also be secured by the Mortgage upon the Owned Real Estate. The Mortgage shall be duly recorded, at the Borrowers’ expense, in the office where such recording is required to constitute a fully perfected Lien on the Owned Real Estate.

7.4. Other Collateral.

7.4.1. Commercial Tort Claims. The Borrowers shall promptly notify the Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $500,000) and, upon the Agent’s request, shall promptly execute such documents and take such actions as the Agent deems appropriate to confer upon the Agent (for the benefit of the Secured Parties) a duly perfected, first priority Lien upon such claim.

7.4.2. Certain After-Acquired Collateral. The Borrowers shall promptly notify the Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property, or Letter-of-Credit Rights and, upon the Agent’s request, shall promptly execute such documents and take such actions as the Agent deems appropriate to effect the Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement, or Lien Waiver. If any Collateral is in the possession of a third party, at the Agent’s request, the Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of the Agent.

7.5. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject the Agent or any Lender to, or in any way modify, any obligation or liability of the Borrowers relating to any Collateral.

7.6. Further Assurances. Promptly upon request, the Borrowers shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as the Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral. Each Borrower authorizes the Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by the Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7. Continuation of Existing Liens. Nothing herein impairs or limits the continuation of the Liens granted to the Agent under the Original Loan and Security Agreement and the Original Security Documents, which liens are continued in full force and effect pursuant to and as provided by Section 14.14.

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7.8. Release of Collateral.

7.8.1. Upon Full Payment of all Obligations (other than contingent indemnification obligations with respect to which no claim has been threatened or asserted or with respect to which the Agent does not reasonably believe may be threatened or asserted), upon written request by the Borrowers and at the Borrowers’ expense, the Agent shall execute and deliver to the Borrowers releases and other instruments as may be necessary to terminate the Agent’s Lien in the Collateral and deliver to the Borrowers, or such other Person as the Borrowers may specify to the Agent in writing, any Collateral, if any, that is held in the Agent’s possession.

7.8.2. Upon an Asset Sale, transfer, sale, lease, or other disposition of any Collateral permitted by this Agreement which the Borrowers certify in writing to the Agent is permitted pursuant to the terms of this Agreement, upon written request by the Borrowers and at the Borrowers’ expense, the Agent shall execute and deliver to the Borrowers releases and other instruments as may be necessary to terminate the Agent’s Lien in such Collateral, provided, that Agent’s Lien shall attach to all proceeds of any such Asset Sale, sale, transfer, conveyance or disposition and all such proceeds shall be subject to the requirements of this Agreement, including without limitation Section 8.2.5. Any such release pursuant to this Section 7.8.2 is expressly limited as provided herein.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Borrowing Base Certificates. By the fifteenth day of each calendar month, or more frequently as the Agent may request following any date, if any, when Availability is less than $30,000,000, the Borrowers shall deliver to the Agent (and the Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate prepared as of the last day of the preceding calendar month. All calculations of Availability in any Borrowing Base Certificate shall originally be made by the Borrowers and certified by a Senior Officer of the Borrower Agent or such other officer of the Borrower Agent as may be acceptable to the Agent, provided that the Agent may from time to time review and adjust any such calculation (a) to reflect collections of Accounts received and (b) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect Reserves imposed by the Agent.

8.2. Administration of Accounts.

8.2.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Agent, on such periodic basis as the Agent may request, a sales and collections report, in form satisfactory to the Agent. Each Borrower shall also provide to the Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, in form satisfactory to the Agent. Upon request of the Agent, the Borrowers will deliver to the Agent, for each of their respective Account Debtors, contact information, including names, addresses, and telephone numbers, in form satisfactory to the Agent. If Accounts in an aggregate face amount of $10,000,000 or more cease to be Eligible Accounts or Eligible Foreign Accounts, as applicable, the Borrowers shall notify the Agent of such occurrence promptly (and in any event within three Business Days) after any Borrower has knowledge thereof.

8.2.2. Taxes. If an Account of any Borrower includes a charge for any Taxes, the Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge the Borrowers therefor; provided that neither the Agent nor the Lenders shall be liable for any Taxes that may be due from the Borrowers or with respect to any Collateral.

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8.2.3. Account Verification. Whether or not a Default or Event of Default exists, the Agent shall have the right at any time, in the name of the Agent, any designee of the Agent, or any Borrower, to verify the validity, amount, or any other matter relating to any Accounts of the Borrowers by mail, telephone, or otherwise. The Borrowers shall cooperate fully with the Agent in an effort to facilitate and promptly conclude any such verification process, and the Agent will, if any such verification is being conducted when no Event of Default exists, use reasonable efforts to inform the Borrower (by mail, telephone, or otherwise) that the Agent plans to conduct such verifications.

8.2.4. Maintenance of Dominion Account. The Borrowers shall maintain Dominion Accounts pursuant to arrangements acceptable to the Agent. The Borrowers shall obtain an agreement (in form and substance satisfactory to the Agent) from any lockbox servicer utilized by a Borrower or the depository institution maintaining a Dominion Account (to the extent such depository institution is not the Agent), establishing the Agent’s control over and Lien in such lockbox or Dominion Account, under which the Agent may give written notice at any time during a Triggered Activation Period or after the occurrence of an Event of Default, requiring immediate deposit of all remittances received in such lockbox to a Dominion Account or immediate transfer of all funds in such Dominion Account to the Agent for application to the Obligations, as applicable, and waiving offset rights of such servicer or bank against any funds collected in such lockbox or deposited into such Dominion Account, except offset rights for customary administrative charges. The Agent and the Lenders agree that any such notice by the Agent pursuant to this Section shall only be given at any time after the occurrence of a Triggered Activation Period or after the occurrence of an Event of Default. Each agreement with any lockbox servicer or depository maintaining a Dominion Account will provide that the Agent’s authority to direct the deposit or transfer of funds received in such lockbox or deposited in such Dominion Account will not be effective until written notice is given by the Agent to such lockbox servicer or Dominion Account depository. Neither the Agent nor the Lenders assume any responsibility to the Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. The Borrowers shall request in writing and otherwise take all reasonable steps to ensure that all payments on Accounts and all proceeds of the sale of any other Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account), provided, that on and after the expiration of 60 days after the Closing Date or such later date as may be agreed to by the Agent, all such Dominion Accounts required by this Section 8.2.5 shall be with Bank of America. If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for the Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3. Administration of Inventory.

8.3.1. Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory and shall submit to the Agent inventory reports in form reasonably satisfactory to the Agent (including a listing of the locations of the Borrowers’ Inventory), concurrently with submission of each of the financial statements delivered to the Agent pursuant to Section 10.1.2(b) as of the last day of the preceding calendar month.

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8.3.2. Maintenance. The Borrowers shall use, store, and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4. Administration of Equipment.

8.4.1. Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions, and dispositions thereof, and shall submit to the Agent, on such periodic basis as the Agent may request, a current schedule thereof, in form satisfactory to the Agent.

8.4.2. Condition of Equipment. Each Borrower shall keep its material Equipment that is necessary for the operation of its business in good operating condition and repair, and make all necessary replacements and repairs so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver or similar instrument.

8.5. Administration of Deposit Accounts. Schedule 8.5 , together with each Deposit Account described in any notice sent by a Borrower to the Agent pursuant to Section 7.4.2, sets forth all Deposit Accounts maintained by the Borrowers. Each Borrower shall take all actions necessary to establish the Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes, or employee benefits, or an account containing not more that $10,000 at any time). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Agent) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify the Agent of any opening or closing of a Deposit Account.

8.6. General Provisions.

8.6.1. Location of Equipment. All of the Borrowers’ Equipment, other than de minimus amounts of Equipment as may be in the possession of employees and agents of the Borrowers, shall at all times be kept by the Borrowers at the business locations set forth in Schedule 8.6.1 or at any business location located in the United States and identified in writing to the Agent pursuant to Section 10.1.2(d).

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks, in such amounts, with such endorsements, and with such insurers (rated A+ or better by Best Rating Guide) as are reasonably satisfactory to the Agent. All proceeds under each policy shall be payable to the Agent. From time to time upon request, the Borrowers shall deliver the originals or certified copies of its insurance policies to the Agent. Unless the Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing the Agent as loss payee or additional insured, as appropriate, (ii) requiring 30 days prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever, and (iii) specifying that the interest of the Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for such insurance, the Agent may, at its

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option, but shall not be required to, procure the insurance and charge the Borrowers therefor. Each Borrower agrees to deliver to the Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, the Borrowers may settle, adjust, or compromise any insurance claim, as long as the proceeds are delivered to the Agent. If an Event of Default exists, only the Agent shall be authorized to settle, adjust, and compromise such claims.

(b) During the existence of an Event of Default, any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to the Agent and applied to payment of the Obligations in accordance with the provisions of Section 5.6.1. Proceeds from any business interruption insurance may be used by the Borrowers in the Ordinary Course of Business.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining, and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Agent to any Person to realize upon any Collateral, shall be borne and paid by the Borrowers. The Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whatsoever, but the same shall be at the Borrowers’ sole risk.

8.6.4. Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and the Agent’s Liens therein against all Persons, claims, and demands whatsoever, except Permitted Liens.

8.7. Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints the Agent (and all Persons designated by the Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. The Agent, or the Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of the Borrowers:

(a) endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into the Agent’s possession or control; and

(b) during an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand, and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts, (ii) settle, adjust, modify, compromise, discharge, or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral, (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as the Agent deems advisable, (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral, (v) prepare, file, and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment, or satisfaction of Lien or similar document, (vi) receive, open, and dispose of mail addressed to a Borrower, and notify postal authorities to change the address for delivery thereof to such address as the Agent may designate, (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory, or other Collateral, (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors, (ix) use the information recorded on or

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contained in any data processing equipment and computer hardware and software relating to any Collateral, (x) make and adjust claims under policies of insurance, (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Borrower is a beneficiary, and (xii) take all other actions as the Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce the Agent and the Lenders to enter into this Agreement and to make available the Revolving Commitments, Revolving Loans, and Letters of Credit, each Borrower represents and warrants that:

9.1.1. Organization and Qualification. Each Borrower is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each Borrower is duly qualified, authorized to do business, and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver, and perform its Loan Documents. The execution, delivery, and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained, (b) contravene the Organic Documents of any Obligor, (c) violate or cause a default under any Applicable Law or Material Contract, or (d) result in or require the imposition of any Lien (other than Permitted Liens and the Agent’s Liens) on any Property of any Obligor.

9.1.3. Enforceability. Each Loan Document is a legal, valid, and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

9.1.4. Capital Structure. Schedule 9.1.4, together with any designation specified by a Borrower to the Agent by at least 30 days prior written notice, shows, for each Borrower and Subsidiary (a) its name, (b) its jurisdiction of organization, (c) as of the Closing Date, with respect to each Subsidiary, whether it is a Restricted Subsidiary or an Unrestricted Subsidiary, its authorized and issued Equity Interests, and the holders of its Equity Interests. Each Borrower has good title to its Equity Interests in its Subsidiaries, free of any Lien other than the Agent’s Liens, and all such Equity Interests are duly issued, fully paid, and non-assessable.

9.1.5. Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 9.1.5A, no Borrower has been known as or used any corporate, fictitious, or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other places of business of the Borrowers as of the Closing Date are shown on Schedule 8.6.1. Except as shown on Schedule 9.1.5B, during the five years preceding the Closing Date, no Borrower has had any other office or place of business.

9.1.6. Title to Properties; Priority of Liens. Amkor has indefeasible title to the Owned Real Estate and each Borrower has good title (or valid interests in) all of its Property, including all Property reflected in any financial statements delivered to the Agent or the Lenders, in each case free of Liens except Permitted Liens. Each Borrower has paid and discharged all lawful

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claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens or as are being Properly Contested. The Agent’s Liens in the Collateral, excluding any Lien on Collateral (a) for which a certificate of title is issued and the Agent is not in possession of such certificate of title and listed as first lienholder thereon or (b) which constitutes a Commercial Tort Claim described in the parenthetical clause of Section 7.4.1, are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over the Agent’s Liens.

9.1.7. Accounts. The Agent may rely, in determining which Accounts are Eligible Accounts and Eligible Foreign Accounts, on all statements and representations made by the Borrowers with respect thereto. The Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account or an Eligible Foreign Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract, or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to the Agent on request;

(d) it is not subject to any offset, Lien (other than the Agent’s Lien), deduction, defense, dispute, counterclaim, or other adverse condition except as arising in the Ordinary Course of Business and disclosed to the Agent, and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document, or Applicable Law restricts assignment of the Account to the Agent (regardless of whether, under the UCC, the restriction is ineffective);

(f) no extension, compromise, settlement, modification, credit, deduction, or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to the Agent hereunder; and

(g) to the best of the Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account and (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed or suspended or ceased doing business.

9.1.8. Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow, and shareholder’s equity, as applicable, of the Borrowers that have been and are from time to time hereafter delivered to the Agent and the Lenders, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of the Borrowers at the dates and for the periods indicated.

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Since December 31, 2011, there has been no change in the condition, financial or otherwise, of any Borrower that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to the Agent or the Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such financial statement not materially misleading. Each Borrower is Solvent.

9.1.9. Surety Obligations. No Borrower is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.10. Taxes. Each Borrower has filed all federal, state, and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income, and its Properties that are due and payable, except to the extent being Properly Contested or where the failure to do so could not reasonably be expected to result in any liability in excess of $10,000,000. The provision for Taxes on the books of each Borrower is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.11. Brokers. There are no brokerage commissions, finder’s fees, or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.12. Intellectual Property. Each Borrower owns or has the lawful right to use all Intellectual Property reasonably necessary for the conduct of its business, without conflict with any rights of others except for any such conflict that could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, (a) except as set forth in Schedule 9.1.17, there is no pending or threatened (in writing) Intellectual Property Claim with respect to any Borrower or any of their Intellectual Property, (b) except as disclosed on Schedule 9.1.12, no Borrower pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property, and (c) all Intellectual Property registered in the United States owned, used, or licensed by any Borrower is shown on Schedule 9.1.12.

9.1.13. Governmental Approvals. Each Borrower has, and is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease, and operate its Properties, in each case in all material respects. All necessary import, export, or other licenses, permits, or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and the Borrowers have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except, in each case, where such failure or noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14. Compliance with Laws. Each Borrower has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no material citations, notices, or orders of noncompliance issued to any Borrower under any Applicable Law. To each Borrower’s knowledge, no Inventory has been produced in violation of the FLSA.

9.1.15. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15, no Borrower’s operations, Real Estate, or other Properties are subject to any federal, state, or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material, or environmental clean-up. No Borrower has received any Environmental Notice. No Borrower has any contingent liability with respect to any Environmental Release, environmental pollution, or hazardous material on any Real Estate now or previously owned, leased, or operated by it.

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9.1.16. Burdensome Contracts. No Borrower is a party or subject to any contract, agreement, or charter restriction that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Borrower is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16, none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.

9.1.17. Litigation. Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower, or any of their businesses, operations, Properties, prospects, or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby, or (b) as of the Closing Date, could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower. No Borrower is in default with respect to any order, injunction, or judgment of any Governmental Authority.

9.1.18. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of principal or interest with respect to any Borrowed Money. Except as could not reasonably be expected to result in a Material Adverse Effect, there is no basis upon which any party (other than a Borrower) could terminate a Material Contract prior to its scheduled termination date.

9.1.19. ERISA. Each Borrower is in full compliance with the requirements of all Applicable Law, including ERISA, relating to each Multiemployer Plan. No fact or situation exists that could reasonably be expected to result in a Material Adverse Effect in connection with any Multiemployer Plan. No Borrower has any withdrawal liability in connection with a Multiemployer Plan. As of the Closing Date, no Borrower has any liability with respect to the Foreign Plans in excess of the amount specified in Amkor’s financial statements dated December 31, 2011 delivered to the Lenders, plus any additional amount accrued in the Ordinary Course of Business since such date and additional amounts resulting from changes in currency exchange rates.

9.1.20. Trade Relations. There exists no actual or threatened termination or limitation of any business relationship between any Borrower and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to materially impair the ability of any Borrower to conduct its business at any time hereafter in substantially the manner as conducted on the Closing Date.

9.1.21. Labor Relations. Except as described on Schedule 9.1.21, as of the Closing Date, no Borrower is party to or bound by any collective bargaining agreement. There are no material grievances, disputes, or controversies with any union or other organization of any Borrower’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages, or demands for collective bargaining.

9.1.22. Reserved.

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9.1.23. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940, (b) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of either, within the meaning of the Public Utility Holding Company Act of 1935, or (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Indebtedness.

9.1.24. Margin Stock. No Borrower is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Revolving Loan proceeds or Letters of Credit will be used by the Borrowers to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U, or X of the Board of Governors.

9.1.25. Plan Assets. No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the funding of any Revolving Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

9.2. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor when viewed together with Amkor’s periodic reports filed under the Exchange Act and the rules and regulations promulgated thereunder fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to the Agent in writing or is included in its periodic reports filed under the Exchange Act and the rules and regulations promulgated thereunder that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. For so long as any Revolving Commitments or Obligations are outstanding, each Borrower shall, and shall cause each other Obligor to keep the following covenants.

10.1.1. Inspections.

(a) Each Borrower shall, and shall cause each other Obligor to, permit the Agent, at least once per twelve month period if no Revolving Loans are outstanding and at least two times per twelve month period if Revolving Loans are outstanding and at such other times, from time to time, as the Agent may determine in its discretion, subject to (except when a Default or Event of Default exists) reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Obligor, inspect, audit, and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors, and independent accountants such Borrower’s or Obligor’s business, financial condition, assets, prospects, and results of operations. The Lenders may participate in any such visit or inspection, at their own expense. Neither the Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection or report with any Borrower.

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(b) Each Borrower shall, and shall cause each Obligor to, reimburse the Agent for all charges, costs, and expenses of the Agent in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters as the Agent deems appropriate. Subject to the foregoing, the Borrowers shall pay the Agent’s standard charges ($850 per day as of the Closing Date) for each day that an employee of the Agent or its Affiliates is engaged in any examination activities.

10.1.2. Financial and Other Information. Each Borrower shall, and shall cause each Obligor to, keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions, and furnish to the Agent and the Lenders:

(a) as soon as available, and in any event upon the earlier of 120 days after the end of each Fiscal Year or the filing of Amkor’s annual report on Form 10-K, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow, and shareholders’ equity for such Fiscal Year, on both a consolidated basis for Amkor and its Subsidiaries and on a consolidating basis for the Borrowers with respect to balance sheets and statements of income, which consolidated statements shall be certified by a firm of independent certified public accountants of recognized national standing selected by the Borrowers and acceptable to the Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b) as soon as available, and in any event within the earlier to occur of 60 days after the last day of each Fiscal Quarter or the filing of Amkor’s quarterly report on Form 10-Q, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis and consolidating basis with respect to balance sheets and statements of income for the Borrowers and cash flow as of the end of such Fiscal Quarter on a consolidated basis, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of the Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter, subject only to changes from audit and year-end adjustments and except that such statements need not contain notes, provided, that, if requested by the Agent, the Borrowers will provide such financial statements for at such other times and for such other periods as the Agent may reasonably request;

(c) concurrently with delivery of financial statements under clause (a) and clause (b) preceding, or more frequently if requested by the Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of the Borrower Agent or such other officer of the Borrower Agent as may be acceptable to the Agent;

(d) concurrently with delivery of financial statements under clause (a) and clause (b) preceding, (i) a listing of each new business location of the Borrowers and (ii) a listing of each registration by any Borrower of any patent, trademark, or copyright with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, together with all information required by the Agent to perfect the Agent’s Liens in such Intellectual Property;

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(e) not later than 30 days prior to the end of each Fiscal Year, projections of the Borrowers’ consolidated balance sheets, results of operations, cash flow, and Availability for the next three Fiscal Years, year by year, and for the next Fiscal Year, on a fiscal quarter basis;

(f) at the Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to the Agent;

(g) promptly after the sending or filing thereof, (i) copies of any proxy statements, financial statements, or reports that any Borrower has made generally available to its shareholders, (ii) copies of any regular, periodic, and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and (iii) copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower; and

(h) promptly upon the request of the Agent, copies of any annual report filed in connection with a Plan, and such other reports and information (financial or otherwise) as may be requested by the Agent in connection with any Collateral or any Obligor’s financial condition or business.

10.1.3. Notices. Each Borrower shall notify the Agent and the Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects any Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike, or walkout, or the expiration of any material labor contract to the extent any such dispute, strike, walkout, or expiration could reasonably be expected to cause a Material Adverse Effect; (c) any material breach of, event of default under, or termination prior to its scheduled termination date of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $10,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased, or occupied by an Obligor; or receipt of any Environmental Notice; (i) the discharge of or any withdrawal or resignation by the Borrowers’ independent accountants; or (j) any opening of a new office or place of business.

10.1.4. Reserved.

10.1.5. Compliance with Laws. Each Borrower shall, and shall cause each Obligor to, comply with all material Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless, in each case, failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain compliance could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower, it shall act promptly and diligently to investigate and report to the Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

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10.1.6. Taxes. Each Borrower shall pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7. Insurance. Each Borrower shall, in addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers satisfactory to the Agent with respect to the Properties and business of the Borrowers of such type, in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

10.1.8. Licenses. Each Borrower shall (a) keep each material License affecting any Collateral (including the manufacture, distribution, or disposition of Inventory) or any other material Property of the Borrowers in full force and effect, (b) pay all Royalties when due, and (c) notify the Agent of any default or breach asserted by any Person to have occurred under any material License affecting any Collateral.

10.1.9. Future Subsidiaries. Each Borrower shall promptly notify the Agent upon any Person becoming a Subsidiary. Excluding the Excluded Domestic Subsidiaries, each Domestic Subsidiary formed or acquired after the Closing Date which at any time has assets in excess of $10,000, shall guarantee the Obligations in a manner satisfactory to the Agent, and execute and deliver such documents, instruments, and agreements and take such other actions as the Agent shall require to evidence and perfect a Lien in favor of the Agent (for the benefit of the Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to the Agent, as it shall deem appropriate.

10.1.10. Designation of Restricted and Unrestricted Subsidiaries. The board of directors of Amkor may designate any Restricted Subsidiary to be an Unrestricted Subsidiary so long as such designation would not cause a Default or Event of Default hereunder; provided, that Amkor delivers notice of any such designation to the Agent at least five days prior to the effective date of such designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Amkor and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under Section 10.2.2(a)(iii) or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors of Amkor may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default or Event of Default.

10.2. Negative Covenants. For so long as any Revolving Commitments or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary keep the following covenants.

10.2.1. Stay, Extension and Usury Laws. Each Borrower covenants (to the extent that it may lawfully do so) that it shall not, and that none of the other Obligors shall, at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension, or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement or any other Loan Document, and each

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Borrower hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay, or impede the execution of any power herein granted to the Agent or the Lenders, but shall suffer and permit the execution of every such power as though no such law has been enacted.

10.2.2. Restricted Payments.

(a) Amkor will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly (w) declare or pay any dividend or make any other payment or distribution on account of Amkor’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Amkor or any of its Restricted Subsidiaries) or to the direct or indirect holders of Amkor’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Amkor or to Amkor or a Restricted Subsidiary of Amkor), (x) purchase, redeem, or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Amkor) any Equity Interests of Amkor or any direct or indirect parent of Amkor or any Restricted Subsidiary of Amkor (other than any such Equity Interests owned by Amkor or any Restricted Subsidiary of Amkor), (y) make any payment on or with respect to, or purchase, redeem, defease, or otherwise acquire or retire for value any Subordinated Debt, except (A) a payment of interest or principal at the Stated Maturity thereof, (B) the purchase, redemption, defeasance or other acquisition or retirement thereof for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, defeasance, acquisition or retirement, or (C) the purchase redemption, defeasance or other acquisition or retirement of Amkor’s 2.50% Convertible Senior Subordinated Notes due May 15, 2011, or (z) make any Restricted Investment (all such payments and other actions set forth in clause (w) through clause (z) preceding being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) Amkor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 10.2.4;

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Amkor and its Restricted Subsidiaries after the 2018 Notes Issue Date (excluding Restricted Payments permitted by clause (ii), clause (iii), clause (iv), clause (vii), and clause (ix) of Section 10.2.2(b)), is less than the sum, without duplication, of (A) 50.0% of the Consolidated Net Income of Amkor for the period (taken as one period) from the beginning of the Fiscal Quarter commencing on January 1, 2010 to the end of Amkor’s most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the aggregate net cash proceeds received by Amkor since January 1, 2010 as a contribution to its common equity capital or from the issue

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or sale of Equity Interests of Amkor (other than Disqualified Stock) (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Amkor), plus (C) to the extent that any Restricted Investment that was made after the 2018 Notes Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (y) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (z) the initial amount of such Restricted Investment, plus (D) the amount by which (1) Indebtedness (other than Disqualified Stock) of Amkor or any Restricted Subsidiary (x) issued after the 2018 Notes Issue Date or (y) consisting of the Convertible Subordinated Notes or Convertible Senior Subordinated Notes, in each case, is reduced on Amkor’s consolidated balance sheet (if prepared in accordance with GAAP as of the date of determination) on or after the 2018 Notes Issue Date and (2) Disqualified Stock of Amkor issued after the 2018 Notes Issue Date (held by any Person other than any Restricted Subsidiary) is reduced (measured with reference to its redemption or repurchase price), in each case, as a result of the conversion or exchange of any such Indebtedness or Disqualified Stock into Equity Interests (other than Disqualified Stock) of Amkor, less, in each case, any cash distributed by Amkor upon such conversion or exchange, plus (E) to the extent that any Investment in any Unrestricted Subsidiary that was made after the 2018 Notes Issue Date is sold for cash or otherwise liquidated, repaid for cash or such Unrestricted Subsidiary is converted into a Restricted Subsidiary, the lesser of (y) an amount equal to the sum of (1) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to Amkor or any Restricted Subsidiary from Unrestricted Subsidiaries, and (2) the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary and (z) the remaining amount of the Investment in such Unrestricted Subsidiary which has not been repaid or converted into cash or assets; and

(iv) the Specified Allowance Condition is satisfied.

(b) Section 10.2.2(a) preceding will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration no Default or Event of Default has occurred and is continuing or would be caused thereby and such payment would have complied with the provisions of this Agreement, (ii) the making of any payment on or with respect to, or in connection with, the redemption, repurchase, retirement, defeasance, or other acquisition of, any Indebtedness of Amkor or any Restricted Subsidiary that is subordinated to the Obligations or of any Equity Interests of Amkor or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Amkor) of, Equity Interests (other than Disqualified Stock) of Amkor or any subordinated Indebtedness of Amkor; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance, or other acquisition shall be excluded from clause (a)(iii)(B) preceding, (iii) the making of any payment on or with respect to, or in connection with, the defeasance, redemption, repurchase, or other acquisition of Indebtedness of Amkor or any Restricted Subsidiary that is subordinated to the Obligations with the net cash proceeds from the incurrence of Permitted Refinancing Indebtedness, (iv) the payment of any dividend by a Restricted Subsidiary of Amkor to the holders of its common capital stock on a pro rata basis, (v) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the

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repurchase, redemption, or other acquisition or retirement for value of any Equity Interests of Amkor or any Restricted Subsidiary of Amkor held by any employee of Amkor or any Restricted Subsidiary pursuant to any employee equity subscription agreement, stock ownership plan, or stock option agreement in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired, or retired Equity Interests shall not exceed $5,000,000 in any twelve-month period, (vi) the making of any payment on or with respect to, or repurchase, redemption, defeasance, or other acquisition or retirement for value of the Convertible Subordinated Notes or any future convertible notes of Amkor in connection with (A) so long as no Event of Default has occurred and is continuing or would be caused thereby, an optional redemption of any Convertible Subordinated Notes on or after the dates such notes become redeemable or (B) the honoring by Amkor of any conversion request into Equity Interests (other than Disqualified Stock) by a holder of any Convertible Subordinated Notes or any future convertible notes of Amkor (including the payment by Amkor of any cash in lieu of fractional shares) in accordance with their terms, (vii) that portion of Investments the payment for which consists exclusively of Equity Interests (other than Disqualified Stock) of Amkor, (viii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $125,000,000, (ix) the repurchase of Equity Interests of Amkor that may be deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof, and (x) any payments to one or more shareholders of Amkor in connection with settling shareholder obligations for income taxes in respect of tax periods ending prior to the conversion of Amkor from “S” corporation status to “C” corporation status.

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Amkor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant with a fair market value in excess of $5,000,000 shall be evidenced by an Officers’ Certificate which shall be delivered to the Agent. Not later than the date of making any Restricted Payment valued in excess of $5,000,000, Amkor shall deliver to the Agent an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 10.2.2 were computed, together with a copy of any fairness opinion or appraisal required by this Agreement.

10.2.3. Dividend and Other Payment Restrictions Affecting Subsidiaries. Amkor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to Amkor or any of its Restricted Subsidiaries (A) on such Restricted Subsidiary’s Equity Interests or (B) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary’s profits or (ii) pay any indebtedness owed to Amkor or any of its Restricted Subsidiaries, (b) make loans or advances to Amkor or any of its Restricted Subsidiaries, or (c) transfer any of its properties or assets to Amkor or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of (I) Existing Indebtedness as in effect on the date hereof and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions

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than those contained in such Existing Indebtedness, as in effect on the date hereof, (II) this Agreement, (III) applicable law, (IV) (x) any instrument governing or relating to Permitted Bank Debt or Indebtedness of Foreign Subsidiaries, in each case that meets the criteria specified in clauses (i) and (xiii), respectively, of Section 10.2.4(b); provided, that the board of directors of Amkor shall have determined in good faith at the time that such encumbrance or restriction is created that the encumbrance or restriction (A) would not reasonably be expected to impair the ability of the Borrowers to pay interest when due hereunder or to pay principal and accrued and unpaid interest when due hereunder, and (B) is not materially more disadvantageous to the Lenders than is customary in comparable financings, and (y) any instrument governing Indebtedness or Equity Interests of a Person acquired by Amkor or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred, (V) customary non-assignment provisions in leases, licenses, and other contracts entered into in the ordinary course of business and consistent with past practices, (VI) purchase money obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (c) preceding, (VII) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts dividends, distributions, loans, advances, or transfers by such Restricted Subsidiary pending its sale or other disposition, (VIII) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (IX) agreements entered into with respect to Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of Section 10.2.7 that limit the right of Amkor or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien, (X) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, (XI) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (XII) any Receivables Program for any Subsidiary of Amkor which is not a Borrower, and (XIII) any restriction imposed pursuant to contracts for the sale of assets with respect to the transfer of the assets to be sold pursuant to such contract.

10.2.4. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) Amkor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness), and Amkor will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Amkor and any Restricted Subsidiary that is a Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness), and Amkor may issue Disqualified Stock, and any Restricted Subsidiary that is a Subsidiary Guarantor may issue preferred stock, if the Consolidated Interest Expense Coverage Ratio for Amkor’s most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

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(b) Section 10.2.4(a) preceding will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by Amkor and its Restricted Subsidiaries of any Permitted Bank Debt; provided that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $100,000,000, plus 85.0% of the consolidated accounts receivable of Amkor, plus 50.0% of the consolidated inventory of Amkor; provided, further, that none of such Indebtedness (including specifically any Permitted Bank Debt other than the Obligations) may be secured by any of the Collateral;

(ii) the incurrence by Amkor and its Subsidiaries of Existing Indebtedness;

(iii) the incurrence by the Obligors of the Obligations;

(iv) the incurrence by Amkor or any of its Restricted Subsidiaries of (A) Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant, or equipment used in the business of Amkor or any of its Restricted Subsidiaries and (B) Capital Lease Obligations, in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed the greater of $75,000,000 or 10.0% of Amkor’s Consolidated Net Assets;

(v) the incurrence by Amkor or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 10.2.4(a) or clause (ii), clause (v), clause (xiii), or clause (xiv) of this Section 10.2.4(b);

(vi) the incurrence by Amkor or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Amkor and any of its Restricted Subsidiaries; provided, however, that (A) if Amkor or any Subsidiary Guarantor is the obligor on such Indebtedness and such Indebtedness is in favor of a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, such Indebtedness must be expressly subordinated to the prior payment in full in cash of the Obligations and (B)(I) any subsequent issuance or transfer of Equity Interests that results in such Indebtedness being held by a Person other than Amkor or a Wholly Owned Restricted Subsidiary thereof and (II) any sale or other transfer of any such Indebtedness to a Person that is not either Amkor or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Amkor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

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(vii) the incurrence by Amkor or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate, commodity, or currency risk in the ordinary course of business for bona fide hedging purposes; provided that the notional principal amount of any such Hedging Obligation with respect to interest rates does not exceed the amount of Indebtedness or other liability to which such Hedging Obligation relates;

(viii) the Guarantee by Amkor or any of the Subsidiary Guarantors or a Restricted Subsidiary of Amkor that was permitted to be incurred by another provision of this Section 10.2.4;

(ix) the incurrence by Amkor’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Amkor that was not permitted by this clause (ix);

(x) the incurrence of Indebtedness solely in respect of performance, surety, and similar bonds or completion or performance Guarantees, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others;

(xi) the incurrence of Indebtedness arising from the agreements of Amkor or a Restricted Subsidiary of Amkor providing for indemnification, adjustment of purchase price, or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets, or a Subsidiary; provided, however, that (A) such Indebtedness is not reflected as a liability on the balance sheet of Amkor or any Restricted Subsidiary of Amkor and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by Amkor and its Restricted Subsidiaries in connection with such disposition;

(xii) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of Amkor as accrued;

(xiii) the incurrence of Indebtedness by Foreign Subsidiaries in an amount not to exceed 10.0% of the Total Tangible Assets of the Foreign Subsidiaries, taken as a whole; and

(xiv) the incurrence by Amkor or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, or replace any Indebtedness incurred pursuant to this clause (xiv), not to exceed $75,000,000.

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Notwithstanding any other provision of this Section 10.2.4(b), none of the Permitted Debt, other than the Obligations, may at any time be secured by a Lien on any or all of the Collateral.

(c) Indebtedness or preferred stock of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary of Amkor (including upon designation of any Subsidiary or other Person as a Restricted Subsidiary) or is merged with or into or consolidated with Amkor or a Restricted Subsidiary of Amkor shall be deemed to have been incurred at the time such Person becomes such a Restricted Subsidiary of Amkor or is merged with or into or consolidated with Amkor or a Restricted Subsidiary of Amkor, as applicable.

(d) Amkor will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Amkor unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness of Amkor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Amkor solely by virtue of any Liens, Guarantees, maturity of payments, or structural seniority.

(e) For purposes of determining compliance with this Section 10.2.4, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clause (b)(i) through clause (b)(xiv) preceding, or is entitled to be incurred pursuant to Section 10.2.4(a), Amkor may, in its sole discretion, classify or reclassify such item of Indebtedness (or any part thereof) in any manner that complies with this Section 10.2.4 and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to Section 10.2.4(a). For purposes of determining any particular amount of Indebtedness under this Section 10.2.4, Guarantees, Liens, or obligations in support of letters of credit supporting Indebtedness shall not be included to the extent such letters of credit are included in the amount of such Indebtedness. Any increase in the amount of any Indebtedness solely by reason of currency fluctuations shall not be considered an incurrence of Indebtedness for purposes of this covenant. Accrual of interest and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 10.2.4.

10.2.5. Asset Sales.

(a) The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to (i) sell, lease, convey, or otherwise dispose of any assets or rights (including by way of a sale-and-leaseback) other than sales of inventory in the Ordinary Course of Business, (ii) with respect to Amkor, sell Equity Interests in any of its Subsidiaries, or (iii) with respect to Amkor’s Restricted Subsidiaries, issue Equity Interests (each of the foregoing, an “Asset Sale”), unless (y) Amkor (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of Amkor’s board of directors set forth in an Officer’s Certificate delivered to the Agent) of the assets sold or otherwise disposed of and (z) at least 75.0% of the consideration received therefor by Amkor or such Restricted Subsidiary is in the form of cash or other Qualified Proceeds.

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(b) Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (i) any single transaction or series of related transactions that (A) involves assets having a fair market value of less than $5,000,000 or (B) results in net proceeds to Amkor and its Restricted Subsidiaries of less than $5,000,000; (ii) a transfer of assets between or among Amkor and any Restricted Subsidiary; (iii) an issuance of Equity Interests by a Restricted Subsidiary to Amkor or to another Wholly Owned Restricted Subsidiary; (iv) the sale, lease, conveyance, or other disposition of any Receivable Program Assets by any Subsidiary of Amkor that is not a Borrower in connection with a Receivables Program; (v) the sale, lease, conveyance, or other disposition of any inventory or other current assets, excluding Accounts, by a Borrower or any of its Restricted Subsidiaries in the Ordinary Course of Business; (vi) the granting of a Permitted Lien or a Permitted Other Lien; (vii) the licensing by a Borrower or any Restricted Subsidiary of intellectual property in the Ordinary Course of Business or on commercially reasonable terms; (viii) the sale, lease, conveyance, or other disposition of obsolete or worn out equipment or equipment no longer useful in a Borrower’s business; and (ix) the making or liquidating of any Restricted Payment or Permitted Investment that is permitted by Section 10.2.2.

(c) Notwithstanding any other provision of this Agreement to the contrary, no Borrower will enter into any Asset Sale or other sale, transfer, conveyance, or disposition of any asset or other property, in each such case if such Asset Sale, sale, transfer, conveyance, or disposition is of assets or other property which constitutes Collateral; provided that the Borrowers may (i) sell Inventory in the Ordinary Course of Business, (ii) sell, transfer, convey or dispose of property and assets, including Collateral, among the Borrowers, (iii) if no Event of Default exists, sell, transfer, convey, or dispose of Collateral consisting of Equipment and Inventory in an aggregate amount not in excess of $25,000,000 during the term of this Agreement, (iv) as long as no Event of Default exists, (A) make Permitted Investments, (B) grant licenses of Intellectual Property in the Ordinary Course of Business or on commercially reasonable terms, provided that the owner of any such Intellectual Property which is the subject of any such license retains ownership of such Intellectual Property and any such license granted is subject to the Agent’s Liens, (C) sell, transfer, convey or dispose of obsolete or worn out Equipment or Equipment that is no longer useful in a Borrower’s business, (D) lease of the Germann Road Property on terms that are not less favorable, in any material respect, to Amkor, or with respect to the Agent and the Lenders, as the terms contained in the draft form of Industrial Triple Net Real Estate Lease and Option to Purchase agreement between Amkor, as landlord, and Network Environments, Inc., as tenant, as provided by Amkor to the Agent on the Closing Date, provided, that (i) the foregoing consent is expressly limited as provided therein, (ii) the Germann Road Property (subject to clause (E) following) and any proceeds of such lease shall remain subject to Agent’s Liens and the requirements of this Agreement, and (E) sale of the Germann Road Property on terms that are not less favorable, in any material respect, to Amkor, or with respect to the Agent and the Lenders, as the terms contained in Section 20 of the draft form of Industrial Triple Net Real Estate Lease and Option to Purchase agreement between Amkor, as landlord, and Network Environments, Inc., as tenant, as provided by Amkor to the Agent on the Closing Date, provided, that Amkor shall provide the Agent with at least ten Business Days prior written notice of any such sale; and provided further, that Agent’s Lien shall attach to all proceeds of any such sale, transfer, conveyance or disposition and all such proceeds shall be subject to the requirements of this Agreement, including without limitation Section 8.2.5.

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10.2.6. Transactions with Affiliates.

(a) Subject to Section 10.2.5(c), Amkor will not, nor will it permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer, or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance, or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless (i) such Affiliate Transaction (when viewed together with related Affiliate Transactions, if any) is on terms that are no less favorable to Amkor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Amkor or such Restricted Subsidiary with an unrelated Person and (ii) Amkor delivers to the Agent (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, a resolution of the board of directors of Amkor set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors (of which there must be at least one) of Amkor and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, an opinion as to the fairness to the Lenders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal, or investment banking firm of national standing.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 10.2.6:

(i) any employment agreement or arrangement entered into by Amkor or any of its Restricted Subsidiaries or any employee benefit plan available to employees of Amkor and its Subsidiaries generally, in each case in the Ordinary Course of Business of Amkor or such Restricted Subsidiary;

(ii) subject to Section 10.2.5(c), Affiliate Transactions between or among Amkor and/or its Restricted Subsidiaries;

(iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Amkor and indemnity provided on behalf of officers, directors, and employees of Amkor or any of its Restricted Subsidiaries as determined in good faith by the board of directors of Amkor; and

(iv) any Restricted Payments that are permitted by Section 10.2.2.

(c) For purposes of this Section 10.2.6, any transaction or series of related Affiliate Transactions between Amkor or any Restricted Subsidiary and an Affiliate that is approved by a majority of the disinterested members of the board of directors (of which there must be at least one to utilize this method of approval) of Amkor and evidenced by a board resolution or for which a fairness opinion has been issued shall be deemed to be on terms that are no less favorable to Amkor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Amkor or such Restricted Subsidiary with an unrelated Person and thus shall be permitted under this Section 10.2.6, subject to the limitations in Section 10.2.5(c).

10.2.7. Liens.

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(a) Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, other than Permitted Liens and Permitted Other Liens and Liens in favor of the Agent securing the Obligations.

(b) The foregoing negative pledge shall not apply to any Margin Stock to the extent such application would violate or require filings or other actions by any Lender under Regulation U or any similar law.

10.2.8. Amendment of Subordination Provisions. Amkor will not amend, modify, or alter the terms of the Convertible Senior Subordinated Notes Indentures, the Convertible Subordinated Notes Indenture or any other Subordinated Debt in any way that will (a) increase the rate of or change the time for payment of interest on any Subordinated Debt, (b) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Subordinated Debt, (c) alter the redemption provisions or the price or terms at which Amkor is required to offer to purchase any Subordinated Debt, or (d) amend the subordination provisions of any Subordinated Debt.

10.2.9. Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries. Amkor (a) shall not, and shall not permit any Wholly Owned Restricted Subsidiaries of Amkor to, transfer, convey, sell, lease, or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Amkor to any Person (other than Amkor or a Wholly Owned Restricted Subsidiary of Amkor), unless (i) such transfer, conveyance, sale, lease, or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary or immediately following such transfer, conveyance, sale, lease, or other disposition, such Wholly Owned Restricted Subsidiary is a Restricted Subsidiary and (ii) the cash Net Proceeds from such transfer, conveyance, sale, lease, or other disposition are applied, at any time an Event of Default exists and upon notice by the Agent to the Borrower Agent during a Triggered Activation Period, in accordance with Section 5.2, and (b) shall not permit any Wholly Owned Restricted Subsidiary of Amkor to issue any of its Equity Interests (other than, if necessary, shares of its capital stock constituting directors’ qualifying shares) to any Person other than to Amkor or a Wholly Owned Restricted Subsidiary of Amkor unless immediately following such issuance the Wholly Owned Restricted Subsidiary is a Restricted Subsidiary.

10.2.10. Limitation on Sale and Leaseback Transactions.

(a) Amkor shall not, and shall not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that Amkor or any Restricted Subsidiary may enter into a sale and leaseback transaction if (i) Amkor or such Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction (if the lease is in the nature of an operating lease, otherwise the amount of Indebtedness) under the Consolidated Interest Expense Coverage Ratio test in Section 10.2.4 (ii) the transfer of assets in that sale and leaseback transaction is permitted by Section 10.2.5, and (iii) (A) such sale and leaseback transaction is made solely in connection with sale of the Germann Road Property pursuant to clause (iii)(E) of Section 10.2.5(c) and on terms that are not less favorable, in any material respect, to Amkor, or with respect to the Agent and the Lenders, as the terms contained in Section 20(a)(iv)(D) of the draft form of Industrial Triple Net Real Estate Lease and Option to Purchase agreement between Amkor, as landlord, and Network Environments, Inc., as tenant, as provided by Amkor to the Agent on the Closing Date, or (B) the property subject to such sale and leaseback transaction is not Collateral.

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(b) The restrictions in Section 10.2.10(a) shall not apply to any sale and leaseback transaction if (i) the transaction is solely between Amkor and any Restricted Subsidiary or between Restricted Subsidiaries and such transaction is permitted under Section 10.2.6 or (ii) the sale and leaseback transaction is consummated within 180 days after the purchase of the assets subject to such transaction.

10.2.11. Merger and Consolidations.

(a) Amkor shall not, directly or indirectly, consolidate or merge with or into another Person or sell, assign, transfer, convey, or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless in connection with any such merger (but excluding an sale, assignment, transfer, conveyance, or other disposition) (i) Amkor is the surviving corporation, (ii) immediately after such merger no Default or Event of Default exists, and (iii) Amkor shall have delivered to the Agent an Officers’ Certificate stating that such merger complies with the terms of this Agreement. In addition, Amkor shall not, directly or indirectly, lease (A) any of the Collateral except as permitted by Section 10.2.5 or (B) or substantially all of its Property, in one or more related transactions, to any other Person.

(b) Amkor shall not permit, except in connection with the sale or other disposition in accordance with this Agreement of all the assets or all the capital stock of any Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transactions) a Subsidiary of Amkor, any Subsidiary Guarantor to consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person unless (i) the Person formed by or surviving any such consolidation or merger (if other than a Subsidiary Guarantor or Amkor) unconditionally assumes all the indebtedness, liabilities, and obligations of such Subsidiary Guarantor, (ii) immediately after giving effect to such transaction no Default or Event of Default shall have occurred which is continuing, and (iii) such Subsidiary Guarantor is not a Borrower.

10.3. Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.00, as of the last day of each calendar month occurring during the existence of a Triggered Activation Period, determined on a consolidated basis for Borrower and Subsidiaries for the preceding twelve completed calendar months.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) any Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration, or otherwise);

(b) any representation, warranty, or other written statement of any Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

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(c) any Borrower shall breach or fail to perform any covenant contained in Sections 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2, or 10.3;

(d) any Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer has knowledge thereof or receives notice thereof from the Agent, whichever is sooner; provided that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) any (i) Guarantor repudiates, revokes, or attempts to revoke its Guaranty, (ii) Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to the Agent, or (iii) Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by the Agent and the Lenders);

(f) any event of default occurs under the Senior Notes Indentures, the Convertible Senior Subordinated Notes Indentures, the Convertible Subordinated Notes Indenture, or any document, instrument, or agreement to which any Borrower is a party evidencing, securing, or relating to any other Indebtedness (other than the Obligations) in excess of $10,000,000, if the maturity of or any payment with respect to such Indebtedness may be accelerated or demanded due to such breach;

(g) any final judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $10,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), and such judgment or order remains undischarged for a period of 30 days unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) Reserved;

(i) any Obligor is enjoined, restrained, or in any way prevented by any Governmental Authority from conducting any material part of its business, any Obligor suffers the loss, revocation, or termination of any material license, permit, lease, or agreement necessary to its business, there is a cessation of any material part of an Obligor’s business for a material period of time, any material Collateral or Property of an Obligor is taken or impaired through condemnation, any Obligor agrees to or commences any liquidation, dissolution, or winding up of its affairs, or any Obligor ceases to be Solvent;

(j) any (i) Insolvency Proceeding is commenced by any Obligor, (ii) Insolvency Proceeding is commenced against any Obligor and (A) such Obligor consents to the institution of the proceeding against it, (B) the petition commencing the proceeding is not timely controverted by such Obligor, (C) such petition is not dismissed within 30 days after its filing, or (D) an order for relief is entered in the proceeding, (iii) a trustee (including an interim trustee) is appointed to take possession of any substantial Property of or to operate any of the business of any Obligor, or (iv) any Obligor makes an offer of settlement, extension, or composition to its unsecured creditors generally;

(k)(i) a Reportable Event occurs that the Agent, in its reasonable discretion, determines constitutes grounds for termination by the Pension Benefit Guaranty Corporation of any Multiemployer Plan or appointment of a trustee for any Multiemployer Plan, (ii) any Multiemployer Plan is terminated or any such trustee is requested or appointed, or (iii) any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any withdrawal therefrom;

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(l) any Obligor or any of its Senior Officers (excluding specifically any person who was a Senior Officer of an Obligor prior to the Closing Date but was not employed by any Obligor at any time on or after the Closing Date) is convicted for (i) a felony committed in the conduct of such Obligor’s business or (ii) any state or federal law (including the Controlled Substances Act, the Money Laundering Control Act of 1986, and the Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Collateral or could reasonably be expected to cause a Material Adverse Effect;

(m) any Senior Notes, Convertible Senior Subordinated Notes or Convertible Subordinated Notes are not paid, repurchased, redeemed or otherwise retired on or before 90 days prior to its respective final maturity date unless (i) the Borrowers have established a cash account for such purpose pursuant to a Dominion Account at Bank of America or (ii) an additional Reserve against the Borrowing Base has been established for such purpose, in any such case in an amount equal to the amount required to pay such Indebtedness in full at such final maturity date; or

(n) a Change of Control occurs.

11.2. Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Revolving Commitments shall terminate, without any action by the Agent or notice of any kind. In addition, or if any other Event of Default exists, the Agent may in its discretion (and shall upon written direction of the Requisite Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest, or notice of any kind, all of which are hereby waived by the Borrowers to the fullest extent permitted by law;

(b) terminate, reduce, or condition any Revolving Commitment, or make any adjustment to the Borrowing Base;

(c) require the Obligors to Cash Collateralize the LC Obligations, the Bank Product Debt, and other the Obligations that are contingent or not yet due and payable, and, if the Obligors fail promptly to deposit such Cash Collateral, the Lenders may (and shall upon the direction of the Requisite Lenders) advance the required Cash Collateral as Revolving Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity, or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral, (ii) require the Borrowers to assemble the Collateral, at the Borrowers’ expense, and make it available to the Agent at a place designated by the Agent, (iii) enter any premises where any Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, the Borrowers agree not to charge for such storage), and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at

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public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as the Agent, in its discretion, deems advisable. Each Borrower agrees that ten days notice of any proposed sale or other disposition of Collateral by the Agent shall be reasonable. The Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. The Agent shall have the right to sell, lease, or otherwise dispose of any Collateral for cash, credit, or any combination thereof, and the Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3. License. The Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license, or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of the Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials, and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to the Agent’s benefit.

11.4. Setoff. The Agent, the Lenders, and their Affiliates are each authorized by the Borrowers at any time during an Event of Default, without notice to the Borrowers or any other Person, to set off and to appropriate and apply any deposits (general or special), funds, claims, obligations, liabilities, or other Indebtedness at any time held or owing by the Agent, any Lender, or any such Affiliate to or for the account of any Obligor against any Obligations, whether or not demand for payment of such Obligation has been made, any Obligations have been declared due and payable, are then due, or are contingent or unmatured, or the Collateral or any guaranty or other security for the Obligations is adequate.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of the Borrowers contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of the Agent and the Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that the Agent and the Lenders may have, whether under any agreement, by law, at equity, or otherwise.

11.5.2. Waivers. The failure or delay of the Agent or any Lender to require strict performance by the Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to the Borrowers and executed by the Agent or the Requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If the Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if the Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay, or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by the Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

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SECTION 12. THE AGENT

12.1. Appointment, Authority and Duties of the Agent.

12.1.1. Appointment and Authority. Each Lender appoints and designates Bank of America as the Agent hereunder. The Agent may, and each Lender authorizes the Agent to, enter into all Loan Documents to which the Agent is intended to be a party and accept all Security Documents, for the Agent’s benefit and the Pro Rata benefit of the Lenders. Each Lender agrees that any action taken by the Agent or the Requisite Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Agent or the Requisite Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents, (b) execute and deliver as the Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person, (c) act as collateral agent for the Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein, (d) manage, supervise, or otherwise deal with the Collateral, and (e) exercise all rights and remedies given to the Agent with respect to any Collateral under the Loan Documents, Applicable Law, or otherwise. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant, or other Person, by reason of any Loan Document or any transaction relating thereto. The Agent alone shall be authorized to determine whether any Accounts constitute Eligible Accounts or Eligible Foreign Accounts (subject to clause (iii) of Section 14.1.1(d)), or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate the Agent from liability to any Lender or other Person for any error in judgment.

12.1.2. Duties. The Agent shall not have any duties except those expressly set forth in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by the Requisite Lenders while an Event of Default exists. The conferral upon the Agent of any right shall not imply a duty on the Agent’s part to exercise such right, unless instructed to do so by the Requisite Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. The Agent may perform its duties through agents and employees. The Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. The Agent shall not be responsible for the negligence or misconduct of any agents, employees, or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of the Requisite Lenders. The rights and remedies conferred upon the Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. The Agent may request instructions from the Requisite Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from the Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by the Agent in connection with any act. The Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and the Agent shall not incur liability to any Person by

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reason of so refraining. Instructions of the Requisite Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting in accordance with the instructions of the Requisite Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall the Requisite Lenders, without the prior written consent of each Lender, direct the Agent to accelerate and demand payment of Revolving Loans held by one Lender without accelerating and demanding payment of all other Revolving Loans, nor to terminate the Revolving Commitments of one Lender without terminating the Revolving Commitments of all Lenders. In no event shall the Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2. Agreements Regarding Collateral and Field Examination Reports.

12.2.1. Lien Releases; Care of Collateral. The Lenders authorize the Agent to release or subordinate any Lien with respect to any Collateral (a) upon Full Payment of the Obligations, (b) that is the subject of an Asset Sale (including without limitation, with the prior written consent of the Agent, an Asset Sale described in clause (iv)(D) of Section 10.2.5(c)), transfer, sale, lease, or other disposition permitted by this Agreement which the Borrowers certify in writing to the Agent is permitted pursuant to the terms of this Agreement or is subject to a Lien which the Borrowers certify is a Permitted Lien entitled to priority over the Agent’s Liens pursuant to the terms of this Agreement (and the Agent may rely conclusively on any such certificate without further inquiry), (c) that does not constitute Collateral with a book value greater than $10,000,000 during any calendar year, or (d) with the written consent of all Lenders. The Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured, or encumbered, nor to assure that the Agent’s Liens have been properly created, perfected, or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. Each of the Lenders hereby directs the Agent to execute and deliver or file such termination statements and partial release statements and do such things as are necessary to release or subordinate any Liens to be released or subordinated pursuant to this Section 12.2.1 upon the effectiveness of such release.

12.2.2. Possession of Collateral. The Agent and the Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of the Secured Parties) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession. If any Lender obtains possession of any such Collateral, it shall notify the Agent thereof and, promptly upon the Agent’s request, deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

12.2.3. Reports. The Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination prepared by or on behalf of the Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor the Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report, (b) that the Reports are not intended to be comprehensive audits or examinations, and that the Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon the Borrowers’ books and records as well as upon representations of the Borrowers’ officers and employees, and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys, accountants, and other Persons with whom such Lender has a confidential

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relationship) or use any Report in any manner other than administration of the Revolving Loans and other Obligations. Each Lender agrees to indemnify and hold harmless the Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender. The Agent will arrange for and cause to be conducted a field examination of Borrowers if requested in writing signed by (a) at any time when there are more than three (3) Lenders (subject to Section 4.2), Requisite Lenders as defined by the definition of “Requisite Lenders” without giving effect to the proviso thereof or (b) at any time when there are three (3) or fewer Lenders (subject to Section 4.2), all Lenders other than the Agent.

12.3. Reliance By the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice, or other communication (including those by telephone, telex, telegram, telecopy, or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4. Action Upon Default. The Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or a Borrower specifying the occurrence and nature thereof. If the Agent receives such a notice or otherwise acquires actual knowledge of any Default or Event of Default, the Agent shall promptly notify the Lenders in writing. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify the Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Agent and the Requisite Lenders, such Lender will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales, or other similar dispositions of Collateral. Notwithstanding the foregoing, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation (whether through set-off or otherwise) in excess of its Pro Rata share of payments or reductions of Obligations obtained by all Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause the purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis, provided that if any of such payment or reduction is thereafter recovered from the purchasing Lender or if any additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or additional costs, but without interest.

12.6. Indemnification of the Agent Indemnitees.

12.6.1. Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS THE AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY THE OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF THE OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE. If the Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession, or other Person for any alleged preference from an Obligor or fraudulent transfer, then any monies paid by the Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including reasonable attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to the Agent by the Lenders to the extent of each Lender’s Pro Rata share.

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12.6.2. Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Termination Date) any proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by the Agent in connection with any Obligations, Collateral, Loan Documents, or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless the Agent Indemnitees with respect thereto and to pay to the Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs, and expenses (including reasonable attorneys’ fees) incurred in defending same. In the Agent’s discretion, the Agent may reserve for any such proceeding, and may satisfy any judgment, order, or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to the Lenders.

12.7. Limitation on Responsibilities of the Agent. The Agent shall not be liable to the Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by the Agent’s gross negligence or willful misconduct. The Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. The Agent does not make to the Lenders any express or implied warranty, representation, or guarantee with respect to any Obligations, Collateral, Loan Documents, or Obligor. No Agent Indemnitee shall be responsible to the Lenders for (a) any recitals, statements, information, representations, or warranties contained in any Loan Documents, (b) the execution, validity, genuineness, effectiveness, or enforceability of any Loan Documents, (c) the genuineness, enforceability, collectibility, value, sufficiency, location, or existence of any Collateral, or the validity, extent, perfection, or priority of any Lien therein, (d) the validity, enforceability, or collectibility of any Obligations, (e) or the assets, liabilities, financial condition, results of operations, business, creditworthiness, or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor administrative agent as provided below, the Agent may resign at any time by giving at least 30 days written notice thereof to the Lenders and the Borrowers. Upon receipt of such notice, the Requisite Lenders shall have the right to appoint a successor administrative agent which shall be (a) a Lender or an Affiliate of a Lender or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000, and, provided no Default or Event of Default then exists, is reasonably acceptable to the Borrowers. If no successor administrative agent is appointed prior to the effective date of the resignation of the Agent, then the Agent may appoint a successor administrative agent from among Lenders. Upon acceptance by a successor administrative agent of an appointment to serve as the administrative agent hereunder, such successor administrative agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to enjoy the benefits of the indemnification set forth in Section 12.6 and Section 14.2. Notwithstanding any Agent’s resignation, the provisions of this

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Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor by merger or acquisition of the stock or assets of Bank of America shall continue to be the Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If the Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, the Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If the Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to the Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such separate agent shall run to and be enforceable by it as well as the Agent. The Lenders shall execute and deliver such documents as the Agent deems appropriate to vest any rights or remedies in such separate agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign, or be removed, then all the rights and remedies of such separate agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Agent until appointment of a new separate agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon the Agent or any other Lenders, and based upon such documents, information, and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Revolving Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral, and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and the Agent have made no representations or warranties concerning any Obligor, any Collateral, or the legality, validity, sufficiency, or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or the Agent, and based upon such financial statements, documents, and information as such Lender deems appropriate at the time, continue to make and rely upon its own credit decisions in making Revolving Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports, and other information expressly requested by a Lender, the Agent shall have no duty or responsibility to provide any Lender with any notices, reports, or certificates furnished to the Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business, or Properties of any Obligor (or any of its Affiliates) which may come into possession of the Agent or any of the Agent’s Affiliates.

12.10. Replacement of Certain Lenders. If a Lender (a) is a Defaulting Lender, or (b) fails to give its consent to any amendment, waiver, or action for which consent of all Lenders was required and the Requisite Lenders consented, then, in addition to any other rights and remedies that any Person may have, the Agent may, by notice to such Lender within 120 days, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by the Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after the Agent’s notice. The Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest, and fees through the date of assignment (but excluding any prepayment charge). Borrower shall pay the processing fee required by Section 13.3.2 with respect to any assignment by a Lender pursuant to clause (b) preceding.

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12.11. Remittance of Payments and Collections.

12.11.1. Remittances Generally. All payments by any Lender to the Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by the Agent and request for payment is made by the Agent by 11:00 a.m. on a Business Day, payment shall be made by the Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by the Agent to any Lender shall be made by wire transfer, in the type of funds received by the Agent. Any such payment shall be subject to the Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2. Failure to Pay. If any Lender fails to pay any amount when due by it to the Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the Federal Funds Rate for the first two Business Days and thereafter at the rate applicable to Base Rate Revolving Loans. In no event shall the Borrowers be entitled to receive credit for any interest paid by a Lender to the Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.11.3. Recovery of Payments. If the Agent pays any amount to a Lender in the expectation that a related payment will be received by the Agent from an Obligor and such related payment is not received, then the Agent may recover such amount from each Lender that received it. If the Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by the Agent to any Obligations are later required to be returned by the Agent pursuant to Applicable Law, each Lender shall pay to the Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12. The Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Requisite Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, the Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding the Obligors, their Affiliates, and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to the Lenders, if acquired in such individual capacity and not as the Agent hereunder.

12.13. Documentation Agent. The Documentation Agent shall not have any right, power, responsibility, or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among the Lenders and the Agent, and does not confer any rights or benefits upon the Borrowers or any other Person. As between the Borrowers and the Agent, any action that the Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by the Lenders as herein provided.

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SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent, and the Lenders and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents and (b) any assignment by a Lender must be made in compliance with Section 13.3. The Agent may treat the Person which made any Revolving Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Revolving Loans and Revolving Commitments for all purposes, all amounts payable by the Borrowers shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and the Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless the Borrowers agree otherwise in writing.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver, or other modification of any Loan Documents other than that which forgives principal, interest, or fees, reduces the stated interest rate or fees payable with respect to any Revolving Loan or Revolving Commitment in which such Participant has an interest, postpones the Termination Date, or any date fixed for any regularly scheduled payment of principal, interest, or fees on such Revolving Loan or Revolving Commitment, or releases any Borrower, Guarantor, or substantial portion of the Collateral.

13.2.3. Benefit of Set-Off. The Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with the Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3. Assignments.

13.3.1. Permitted Assignments. A Lender may assign to any Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $15,000,000 (unless otherwise agreed by the Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount, (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Revolving Commitments retained by

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the transferor Lender be at least $12,500,000 (unless otherwise agreed by the Agent in its discretion), and (c) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank or (ii) counterparties to swap agreements relating to any Revolving Loans; provided that any payment by the Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy the Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2. Effect; Effective Date. Upon delivery to the Agent of a notice of assignment in the form of Exhibit F and a processing fee of $5,000, such assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From the effective date of such assignment, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, the Agent, and the Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as appropriate.

13.4. Tax Treatment. If any interest in a Loan Document is transferred to a Transferee that is organized under the laws of any jurisdiction other than the United States or any state or district thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5.10.

13.5. Representation of Lenders. Each Lender represents and warrants to each Borrower, the Agent, and other Lenders that none of the consideration used by it to fund its Revolving Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Internal Revenue Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code and the interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.

SECTION 14. MISCELLANEOUS

14.1. Consents, Amendments and Waivers.

14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Agent, with the consent of the Requisite Lenders, and the Borrowers; provided that:

(a) without the prior written consent of the Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties, or discretion of the Agent;

(b) without the prior written consent of the Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase any Revolving Commitment of such Lender or (ii) reduce the amount of, or waive or delay payment of, any principal, interest, or fees payable to such Lender; and

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(d) without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Termination Date, (ii) alter Section 2.1.5, Section 2.1.6, Section 5.6, Section 5.7, Section 7.1 (except to add Collateral), Section 10.3, or Section 14.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Triggered Activation Period, Pro Rata or Requisite Lenders, (iv) increase any advance rate, (v) change the dollar amount or percentage specified in clauses (a) or (b) of Section 8.1, (vi) increase the aggregate Revolving Commitments except as provided by Section 2.1.7, (vii) release Collateral with a book value greater than $10,000,000 during any calendar year, except as currently contemplated by the Loan Documents, (viii) agree to subordinate any Obligations or (ix) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release, or subordinate the Agent’s Lien in any Collateral, in either such case except as allowed by Section 12.2.1;

provided, further, that notwithstanding the foregoing, a Fee Letter may be amended by the parties to such Fee Letter.

14.1.2. Limitations. The agreement of the Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of the Lenders, the Agent, and/or the Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of the provider of any Bank Products that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Revolving Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by the Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3. Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee, or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2. General Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEES, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. If any Taxes (other than Excluded Taxes) shall be payable by any party due to the execution, delivery, issuance, or recording of any Loan Documents, or the creation or repayment of any Obligations, the Borrowers shall pay (and shall promptly reimburse the Agent and the Lenders for their payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold harmless the Indemnitees against all liability in connection therewith.

14.3. Limitations of Indemnities. IN NO EVENT SHALL ANY PARTY TO A LOAN DOCUMENT HAVE ANY OBLIGATION THEREUNDER TO INDEMNIFY AN INDEMNITEE WITH RESPECT TO A CLAIM THAT IS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. The obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Documents shall survive Full Payment of the Obligations.

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14.4. Notices and Communications.

14.4.1. Notice Address. Subject to Section 4.1.4, all notices, requests, and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at the Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.4. Each such notice, request, or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received and if such facsimile transmission is followed by a copy of such notice by mail or personal delivery, (b) if given by mail, three Business Days after deposit in the United States mail, with first-class postage pre-paid, addressed to the applicable address, or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to the Agent pursuant to Section 2.1.4, Section 2.3, Section 3.1.2, Section 4.1.1, or Section 5.3.3 shall be effective until actually received by the individual to whose attention at the Agent such notice is required to be sent. Any written notice, request, or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by the Borrower Agent shall be deemed received by all Borrowers.

14.4.2. Electronic Communications; Voice Mail. Except for electronic submission of Notices of Borrowing and Notices of Conversion/Continuation, electronic mail and intranet websites may be used only for routine communications, such as transmission of financial statements, Borrowing Base Certificates, and other information required by Section 10.1.2, administrative matters, and distribution of Loan Documents for execution. The Agent and the Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.4.3. Non-Conforming Communications. The Agent and the Lenders may rely upon any notices (including telephonic communications) purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs, and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

14.5. Performance of the Borrowers’ Obligations. The Agent may, in its discretion at any time and from time to time, at the Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by the Agent to (a) enforce any Loan Documents or collect any Obligations, (b) protect, insure, maintain, or realize upon any Collateral, or (c) defend or maintain the validity or priority of the Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs, and expenses (including Extraordinary Expenses) of the Agent under this Section shall be reimbursed to the Agent by the Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolving Loans. Any payment made or action taken by the Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

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14.6. Credit Inquiries. Each Borrower hereby authorizes the Agent and the Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

14.7. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.8. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.9. Counterparts; Facsimile Signatures. Any Loan Document may be executed in counterparts, each of which taken together shall constitute one instrument. Loan Documents may be executed and delivered by facsimile, and they shall have the same force and effect as manually signed originals. The Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile signature.

14.10. Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.

14.11. Relationship with Lenders; No Advisory or Fiduciary Responsibility. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for the Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of the Agent or the Lenders pursuant to the Loan Documents shall be deemed to constitute the Agent and the Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower. In connection with all aspects of each transaction contemplated by any Loan Document, the Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by the Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Borrowers and such Person; (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of the Agent, the Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for the Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) the Agent, the Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and have no obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against the Agent, the Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

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14.12. Confidentiality. During the term of this Agreement and for 12 months thereafter, the Agent and the Lenders agree to take reasonable precautions to maintain the confidentiality of any information that the Borrowers deliver to the Agent and the Lenders and identify as confidential at the time of delivery, except that the Agent and any Lender may disclose such information (a) to their respective officers, directors, employees, Affiliates, and agents, including legal counsel, auditors, and other professional advisors, (b) to any party to the Loan Documents from time to time, (c) pursuant to the order of any court or administrative agency, (d) upon the request of any Governmental Authority exercising regulatory authority over the Agent or such Lender, (e) which ceases to be confidential, other than by an act or omission of the Agent or any Lender, or which becomes available to the Agent or any Lender on a nonconfidential basis, (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law, (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents, (h) to any actual or proposed party to a Bank Product or to any Transferee, as long as such Person agrees to be bound by the provisions of this Section, (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender, (j) to any investor or potential investor in an Approved Fund that is a Lender or Transferee, but solely for use by such investor to evaluate an investment in such Approved Fund, or to any manager, servicer, or other Person in connection with its administration of any such Approved Fund, or (k) with the consent of the Borrowers.

14.13. Original Loan Documents. On the Closing Date, Borrower hereby acknowledges, ratifies and confirms the Original Loan Documents as being legal, valid and binding, and hereby represents and warrants to, and covenants with, the Agent that there are no claims or offsets against, or defenses or counterclaims to or against the rights of the Agent or the Lenders under or in connection with the Original Loan Documents, the Original Loan and Security Agreement or this Agreement. Without limiting the foregoing, in consideration of the Agent and the Lenders entering into this Agreement, Borrower hereby waives any and all such claims, offsets, defenses, or counterclaims, whether known or unknown, arising prior to the date hereof and relating to the Original Loan Documents, the Original Loan and Security Agreement or this Agreement.

14.14. Continuation, Amendment and Restatement. This Agreement shall constitute an amendment and restatement of the Original Loan and Security Agreement. On the Closing Date, the Original Obligations shall be deemed to be renewed and continued, and not extinguished, and thereupon and thereafter shall constitute and be included in the Obligations under this Agreement (it being understood and agreed that nothing herein or in any other Loan Document constitutes a novation of the Original Obligations). On the Closing Date, the Liens granted to the Agent pursuant to the Original Security Documents, to the extent such Original Security Documents are amended and restated in connection with this Agreement, shall be renewed and continued as provided by the Security Documents, and in any event, whether or not so amended and restated, shall continue in full force and effect as security for all Obligations. On and after the Closing Date, all references to the Original Loan and Security Agreement contained in any Original Loan Document, to the extent any such Original Loan Document is not amended and restated in connection with this Agreement, shall be deemed to mean the Original Loan and Security Agreement as amended and restated by this Agreement.

14.15. Certifications Regarding Indebtedness Agreements. The Borrowers certify to the Agent and the Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by the Borrowers (including, in the case of any increase in the aggregate Revolving Commitments pursuant to Section 2.1.7, the Loan Documents and the Obligations after giving effect to any such increase as of the applicable Increase Effective Date) violates the Senior Notes Indentures, the Convertible Senior Subordinated Notes Indentures, the Convertible Subordinated Notes Indenture or any

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agreement, document, or instrument related thereto, respectively. The Borrowers further certify that (a) the Revolving Commitments and the Obligations constitute (including, in the case of any increase in the aggregate Revolving Commitments pursuant to Section 2.1.7, the Obligations after giving effect to any such increase as of the applicable Increase Effective Date) “Permitted Bank Debt” under the Indentures, (b) the Revolving Commitments and the Obligations are hereby designated as and shall constitute “Designated Senior Debt” under the Convertible Senior Subordinated Notes Indentures and the Convertible Subordinated Notes Indenture, and (c) the Agent is a “Representative” as defined by each of the Convertible Senior Subordinated Notes Indentures and the Convertible Subordinated Notes Indenture, respectively. The Agent may condition Borrowings, Letters of Credit, and other credit accommodations under the Loan Documents from time to time upon the Agent’s receipt of evidence that the Revolving Commitments and Obligations continue to constitute “Permitted Bank Debt” under the Indentures at such time and are permitted thereunder.

14.16. Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, PROVIDED THAT IN THE EVENT ANY COURT DETERMINES THAT NEW YORK LAW DOES NOT GOVERN THE LAWS OF THE STATE OF TEXAS SHALL GOVERN, IN ANY SUCH CASE WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS). EACH PARTY TO THIS AGREEMENT AGREES THAT IT WILL NOT OBJECT TO OR OTHERWISE OPPOSE THE APPLICATION OF THE LAWS OF THE STATE OF NEW YORK AS PROVIDED BY THIS SECTION 14.16.

14.17. Consent to Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER DALLAS, TEXAS, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY SUCH BORROWER SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS, AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE, OR INCONVENIENT FORUM. Nothing herein shall limit the right of the Agent or any Lender to bring proceedings against any Obligor in any other court. Nothing in this Agreement shall be deemed to preclude enforcement by the Agent of any judgment or order obtained in any forum or jurisdiction.

14.18. Waivers by the Borrowers. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH THE AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING, CLAIM OR COUNTERCLAIM OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, OBLIGATIONS, OR COLLATERAL, (B) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION, OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER, AND GUARANTIES AT ANY TIME HELD BY THE AGENT ON WHICH A BORROWER MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING THE AGENT MAY DO IN THIS REGARD, (C) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL, (D) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING THE AGENT TO EXERCISE ANY RIGHTS OR REMEDIES, (E) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS, (F) ANY CLAIM AGAINST THE AGENT OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT,

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CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS, OR TRANSACTIONS RELATING THERETO, AND (G) NOTICE OF ACCEPTANCE HEREOF. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND THAT THE AGENT AND THE LENDERS ARE RELYING UPON THE FOREGOING IN THEIR DEALINGS WITH THE BORROWERS. EACH BORROWER HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.19. Additional Borrowers. Addition of any Person as a Borrower party to this Agreement is subject to approval by the Agent and the Lenders, and may be conditioned upon such requirements as they may determine in their discretion. The Agent and the Lenders have no obligation to approve any Person for addition as a Borrower party to this Agreement.

14.20. Patriot Act Notice. The Agent and the Lenders hereby notify the Borrowers that pursuant to the requirements of the Patriot Act, the Agent and the Lenders are required to obtain, verify, and record information that identifies each Borrower, including its legal name, address, tax ID number, and other information that will allow the Agent and the Lenders to identify each Borrower in accordance with the Patriot Act. The Agent and the Lenders will also require information regarding each personal guarantor, if any, and may require information regarding the Borrowers’ management and owners, such as legal name, address, social security number, and date of birth.

14.21. No Oral Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Remainder of page intentionally left blank; signatures begin on following page

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER: AMKOR TECHNOLOGY, INC.

By:	/s/ Joanne Solomon
Name: Joanne Solomon Title: Executive Vice President and Chief Financial Officer

Address for notices to all Borrowers:
c/o Amkor Technology, Inc. 1900 South Price Road Chandler, Arizona 85286 Attention: Treasurer Telecopy: (480) 821-6674

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AGENT: BANK OF AMERICA, N.A.

By:	/s/ Laura Wieland
Laura Wieland Vice President

Address for notices: Bank of America, N.A. 901 Main Street, 11th Floor TX1-492-11-23 Dallas, Texas 75202 Attention: Loan Administration Telecopy: (214) 209-4766

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Signature Page

LENDERS: BANK OF AMERICA, N.A.

By:	/s/ Laura Wieland
Laura Wieland Vice President

Address for notices: Bank of America, N.A. 901 Main Street, 11th Floor TX1-492-11-23 Dallas, Texas 75202 Attention: Loan Administration Telecopy: (214) 209-4766

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Signature Page

WELLS FARGO BANK, N.A.

By:	/s/ David Klages
Name: Title:	David Klages Vice President

Address for notices: Wells Fargo Bank, N.A. 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404 Attention: Portfolio Manager—Amkor Telecopy: (866) 615-7803

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Signature Page

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Courtney E. Meehan
Name: Title:	Courtney E. Meehan Vice President

By:	/s/ Evelyn Thierry
Name: Title:	Evelyn Thierry Director

Address for notices: Santosh Vishwanath Deutsche Bank Trust Company Americas 5022 Gate Parkway, Suite 200 Jacksonville, Florida 32256 Telecopy: (866) 240-3622

With a copy to: Courtney E. Meehan Deutsche Bank Trust Company Americas 60 Wall Street New York City, New York 10005 Telecopy: (866) 240-3622

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Signature Page

EXHIBIT A

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Form of Revolving Note

EXHIBIT A, Cover Page

REVOLVING NOTE

$	,20

EACH OF THE UNDERSIGNED (each a “Borrower” and collectively the “Borrowers”), for value received hereby promises to pay to the order of                 , a                  (the “Payee”), the principal amount of                  ($                 ) or such lesser amount as may from time to time be advanced and remain unpaid and outstanding hereunder, together with accrued interest as provided hereinbelow.

This promissory note (“Revolving Note”) is executed and delivered by the Borrowers pursuant to that certain Second Amended and Restated Loan and Security Agreement, dated as of June 28, 2012 (as such agreement may be amended, restated, or otherwise modified from time to time, the “Loan and Security Agreement”), among Amkor Technology, Inc. and its Subsidiaries from time to time party thereto, each of the lending institutions from time to time party thereto, and Bank of America, N.A., in its capacity as administrative agent for the Lenders, and is a “Revolving Note” as defined therein. All terms defined in the Loan and Security Agreement, wherever used herein unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Loan and Security Agreement.

All Revolving Loans from time to time requested by any Borrower, and from time to time made and outstanding hereunder, are subject in all respects to the terms and provisions of the Loan and Security Agreement. Reference hereby is made to the Loan and Security Agreement for a statement of the obligations of the Borrowers and the rights of the Payee and in relation hereto, provided that nothing shall impair the absolute and unconditional obligation of the Borrowers to pay the outstanding principal and unpaid accrued interest on this Revolving Note when due.

The unpaid principal from day to day outstanding under this Revolving Note shall bear interest at the applicable rate prescribed for the Revolving Loans as provided by the Loan and Security Agreement. The Agent’s and the Payee’s books and records shall be prima facie evidence of Revolving Loans, interest accruals, and payments hereunder, absent manifest error.

Each of the Borrowers unconditionally promises to pay all principal of and accrued interest on the Revolving Loans from time to time outstanding under this Revolving Note as prescribed by the Loan and Security Agreement. Notwithstanding the foregoing, this Revolving Note shall automatically mature and become due and payable in full on the Termination Date.

All rights and remedies of the Payee, and of the Agent for the benefit of the Payee, with respect to the Revolving Loans evidenced by this Revolving Note (including, without limitation, the right upon the occurrence of an Event of Default to accelerate the entire unpaid principal balance and unpaid accrued interest hereunder to be immediately due and payable) as provided by the Loan and Security Agreement are incorporated herein by reference. All obligations and indebtedness from time to time evidenced by this Revolving Note are secured by the Agent’s Liens as provided by the Loan and Security Agreement and the other Loan Documents.

No delay or omission by the Agent or the Payee in exercising any power, right, or remedy hereunder or under any of the other Loan Documents shall operate as a waiver or impair any such powers, rights, or remedies. Except as specifically provided in the Loan and Security Agreement, each of the Borrowers and each other party ever liable hereunder severally hereby expressly waives presentment, demand, notice of intention to accelerate, notice of acceleration, protest, notice of protest, and any other notice of any kind, and agrees that their joint and several liability hereunder shall not be affected by any renewals, extensions, or modifications, from time to time, of the time or manner of payment hereof, or by any release or modification of any Collateral or other Person liable for the Obligations.

EXHIBIT A TO

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In no event shall interest, charges, or other amounts that are contracted for, charged, or received by the Agent and the Lenders pursuant to this Revolving Note and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”). If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate. If, upon Full Payment of the Obligations, the total amount of interest actually paid under this Revolving Note is less than the total amount of interest that would, but for the limitation in this paragraph, have accrued under this Revolving Note, then the Borrowers shall, to the extent permitted by Applicable Law, pay to the Agent, for the account of the Lenders, (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Agreement been in effect, minus (b) the amount of interest actually paid under this Revolving Note. If a court of competent jurisdiction determines that the Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest (regardless of any erroneous application thereof by the Agent or any Lender), and upon Full Payment of the Obligations, any balance shall be refunded to the Borrowers. In determining whether any excess interest has been charged or received by the Agent or any Lender, all interest at any time charged or received from the Borrowers in connection with this Revolving Note shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread in equal parts throughout the full term of the Obligations.

This Revolving Note may not be amended, restated, or otherwise modified except in writing in the manner prescribed by the Loan and Security Agreement.

THIS REVOLVING NOTE, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, PROVIDED THAT IN THE EVENT THAT ANY COURT DETERMINES THAT NEW YORK LAW DOES NOT GOVERN, THE LAWS OF THE STATE OF TEXAS SHALL GOVERN, IN ANY SUCH CASE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

This Revolving Note shall be binding upon the Borrowers and the Borrowers’ successors and assigns.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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EXHIBIT A TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 2

EXECUTED as of the date first written above.

BORROWERS:

AMKOR TECHNOLOGY, INC.

By:

Name:
Title:

EXHIBIT A TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 3

EXHIBIT B

to

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Notice of Borrowing

EXHIBIT B, Cover Page

NOTICE OF BORROWING

Date:                    , 20

To:	Bank of America, N.A., as administrative agent under that certain Second Amended and Restated Loan and Security Agreement, dated as of June 28, 2012 (as amended, restated, or otherwise modified from time to time, the “Loan and Security Agreement”), among Amkor Technology, Inc., and its Subsidiaries from time to time party thereto, the Lenders party thereto, and Bank of America, N.A., as the Agent

Ladies and Gentlemen:

Reference is made to the above described Loan and Security Agreement. Terms defined in the Loan and Security Agreement, wherever used herein unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Loan and Security Agreement. The undersigned Borrower hereby irrevocably notifies you of the Borrowing specified below:

1.	The Business Day of the proposed Borrowing is , .

2.	The aggregate amount of the proposed Borrowing is $ .

3.	The Borrowing is to be comprised of a [Base Rate Revolving Loan] [LIBOR Revolving Loan] in the amount of $ .

4.	The duration of the Interest Period for the LIBOR Revolving Loan, if any, included in the Borrowing shall be months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)	As of the date of this Notice of Borrowing, no Default or Event of Default exists or will result from the proposed Borrowing requested herein;

(b)	The representations and warranties of the Borrowers contained in the Loan Documents are true and correct on the date hereof and upon giving effect to the Borrowing requested herein, except for representations and warranties that expressly relate to an earlier date; and

(c)	The proposed Borrowing will not cause the aggregate principal amount of all outstanding Revolving Loans to exceed the Borrowing Base.

This Notice of Borrowing is issued pursuant to and is subject to the Loan and Security Agreement.

EXHIBIT B TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 1

EXECUTED as of the date first written above.

BORROWER:

AMKOR TECHNOLOGY, INC.

By:

Name:
Title:

EXHIBIT B TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 2

EXHIBIT C

to

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Notice of Conversion/Continuation

EXHIBIT C, Cover Page

NOTICE OF CONVERSION/CONTINUATION

Date:                         ,

To:	Bank of America, N.A., as agent under that certain Second Amended and Restated Loan and Security Agreement, dated as of June 28, 2012 (as amended, restated, or otherwise modified from time to time, the “Loan and Security Agreement”), among Amkor Technology, Inc., and its Subsidiaries from time to time party thereto, the lending institutions party thereto, and Bank of America, N.A., as administrative agent for such lending institutions

Ladies and Gentlemen:

Reference is made to the above described Loan and Security Agreement. Terms defined in the Loan and Security Agreement, wherever used herein unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Loan and Security Agreement. The undersigned Borrower hereby irrevocably notifies you of the [conversion] [continuation] of Revolving Loans as specified below:

1.	The conversion/continuation date is , .

2.	The aggregate amount of the Revolving Loans to be [converted] [continued] is $ .

3.	The Revolving Loans are to be [converted into] [continued as] [Base Rate] [LIBOR] Revolving Loans.

4.	The duration of the Interest Period for the LIBOR Revolving Loans, if any, included in the [conversion] [continuation] shall be months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed [conversion] [continuation] date, before and after giving effect to the [conversion] [continuation] requested hereby:

(a)	As of the date of this Notice of Conversion/Continuation, no Default or Event of Default exists or will result from the proposed [conversion] [continuation] requested herein; and

(b)	The representations and warranties of the Borrowers contained in the Loan Documents are true and correct on the date hereof and upon giving effect to the [conversion] [continuation] requested herein, except for representations and warranties that expressly relate to an earlier date; and

(c)	The proposed [conversion] [continuation] will not cause the aggregate principal amount of all outstanding Revolving Loans to exceed the Borrowing Base.

This Notice of Conversion/Continuation is issued pursuant to and is subject to the Loan and Security Agreement.

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EXHIBIT C TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page - 1

EXECUTED as of the date first written above.

BORROWER:

AMKOR TECHNOLOGY, INC.

By:

Name:
Title:

EXHIBIT C TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page - 2

EXHIBIT D

to

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Compliance Certificate

EXHIBIT D, Cover Page

COMPLIANCE CERTIFICATE

The undersigned, duly appointed and acting                  of Amkor Technology, Inc., being duly authorized, hereby delivers this Compliance Certificate to the Agent, pursuant to Section 10.1.2(c) of that certain Second Amended and Restated Loan and Security Agreement, dated as of June 28, 2012 (as such Loan and Security Agreement may be amended, restated, or otherwise modified from time to time, the “Loan and Security Agreement”), among Amkor Technology, Inc., its Subsidiaries from time to time party thereto, each of the lending institutions party thereto, and Bank of America, N.A., in its capacity as administrative agent. Terms defined in the Loan and Security Agreement, wherever used herein, shall have the same meanings as are prescribed by the Loan and Security Agreement.

1.	The Borrowers hereby deliver to the Agent [check as applicable]:

[ ]	the Fiscal Year end financial statements on both a consolidated basis for Amkor and its Subsidiaries and on a consolidating basis for the Borrowers with respect to balance sheets and statement of income, and the certificates of such accountants required by Section 10.1.2(a) each dated as of , ; or

[ ]	the unaudited Fiscal Quarter end financial statements, on a consolidated basis for Amkor and its Subsidiaries and consolidating basis for the Borrowers with respect to balance sheets and statement of income, required by Section 10.1.2(b), dated as of , .

Such financial statements fairly present the financial position and results of operations of Amkor and its Subsidiaries for such [Fiscal Quarter] [Fiscal Year] [, subject only to changes from audit and year-end adjustments] and have been prepared in accordance with GAAP (as applicable) applied consistently throughout the periods reflected therein.

2. The undersigned represents and warrants to the Agent and the Lenders that, except as may have been previously or concurrently disclosed to the Agent and the Lenders in writing by the Borrowers, the representations and warranties contained in Article 9 of the Loan and Security Agreement and the other Loan Documents are true and correct on and as of the date of this Compliance Certificate as if made on and as of the date hereof (except to the extent that such representations and warranties are expressly by their terms made only as of the Closing Date or another specified date).

3. The undersigned represents and warrants to the Agent and the Lenders that as of the date of this Compliance Certificate, except as previously or concurrently disclosed to the Agent and the Lenders in writing by the Borrowers, the Borrowers are in compliance in all material respects with all of their respective covenants and agreements in the Loan and Security Agreement and the other Loan Documents.

4. The undersigned hereby states that, to the best of his or her knowledge and based upon an examination sufficient to enable an informed statement [check as applicable]:

[_]	No Default or Event of Default exists as of the date hereof or existed during the period covered by the financial statements referenced in paragraph 1 of this Compliance Certificate.

[_]	One or more Defaults or Events of Default exist as of the date hereof or existed during the period covered by the financial statements referenced in paragraph 1 of this Compliance Certificate. Included within Exhibit A attached hereto is a written description specifying each such Default or Event of Default, its nature, when it occurred, whether it is continuing as of the date hereof and the steps being taken by the Borrowers with respect thereto. Except as so specified, no Default or Event of Default exists as of the date hereof.

EXHIBIT D TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 1

Date of execution of this Compliance Certificate:                     ,         .

AMKOR TECHNOLOGY, INC.,
in its capacity as the Borrower Agent

By:

Name:
Title:

EXHIBIT D TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 2

EXHIBIT A

to

COMPLIANCE CERTIFICATE

dated

                    , 20

The following is attached to and made a part of the above referenced Compliance Certificate.

[specify Defaults or Events of Default]

EXHIBIT D – Cover Page

LOAN AND SECURITY AGREEMENT – Page 3

EXHIBIT E

to

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Assignment and Acceptance

EXHIBIT E – Cover Page

ASSIGNMENT AND ACCEPTANCE

This ASSIGNMENT AND ACCEPTANCE (“Assignment”) dated as of                 , 20         is entered into between                      (the “Assignor”) and                 (the “Assignee”).

RECITALS:

A. The Assignor is party to that certain Second Amended and Restated Loan and Security Agreement, dated as of June 28, 2012 (as such agreement may be amended, restated, or otherwise modified, the “Loan and Security Agreement”), among Amkor Technology, Inc. and its Subsidiaries from time to time party thereto, each of the lending institutions party thereto (including the Assignor), and Bank of America, N.A., as administrative agent for such lending institutions. Terms defined in the Loan and Security Agreement, wherever used herein unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Loan and Security Agreement.

B. As provided under the Loan and Security Agreement, the Assignor has committed to make Revolving Loans to the Borrowers in an aggregate amount not to exceed $                ;

C. As of [                , 20            ], the Assignor has made Revolving Loans in the aggregate principal amount of $                 to the Borrowers.

D. [The Assignor has acquired a participation in its Pro Rata share of the face amount of the Letters of Credit in an aggregate principal amount of $                 (the “LC Obligations”)] [There is no Letter of Credit outstanding under the Loan and Security Agreement].

E. The Assignor wishes to assign to the Assignee [part of] [all of] the rights and obligations of the Assignor under the Loan and Security Agreement in respect of its Revolving Commitment, together with a corresponding Pro Rata share of its outstanding Revolving Loans [and LC Obligations] on the terms and subject to the conditions set forth herein, and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

AGREEMENT:

SECTION 1. ASSIGNMENT AND ACCEPTANCE.

1.1. Subject to the terms and conditions of this Assignment, (i) the Assignor hereby sells, transfers, and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes, and undertakes from the Assignor, without recourse and without representation or warranty (except as expressly provided in this Assignment) (A) $                 of the Assignor’s Revolving Commitment, together with a Pro Rata portion of the Assignor’s Revolving Loans [and LC Obligations] and (B) all related rights, benefits, obligations, liabilities, and indemnities of the Assignor under and in connection with the Loan and Security Agreement and the other Loan Documents.

EXHIBIT E TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 1

1.2. As of the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Loan and Security Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan and Security Agreement, including the requirements concerning confidentiality and the payment of indemnification. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan and Security Agreement and the other Loan Documents are required to be performed by it as a Lender. It is the intent of the parties hereto that the Revolving Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the assigned amount and the Assignor shall relinquish its rights and be released from its obligations under the Loan and Security Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under Section 14.2 of the Loan and Security Agreement to the extent such rights relate to the time prior to the Effective Date (as defined below).

1.3. After giving effect to the assignment and assumption set forth herein and all other assignments and assumptions to occur concurrently with this assignment and assumption, on the Effective Date the Assignee’s Revolving Commitment will be $            .

1.4. After giving effect to the assignment and assumption set forth herein and all other assignments and assumptions to occur concurrently with this assignment and assumption, on the Effective Date the Assignor’s Revolving Commitment will be $            .

SECTION 2. PAYMENTS.

2.1. As consideration for the sale, assignment, and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to the Assignee’s Pro Rata share of the principal amount of all Revolving Loans outstanding on the Effective Date.

2.2. The Assignor further agrees to pay to the Agent a processing fee in the amount specified in Section 13.3.2 of the Loan and Security Agreement.

SECTION 3. REALLOCATION OF PAYMENTS.

3.1. Any interest, fees, and other payments accrued as of the Effective Date with respect to the [Revolving Commitment and the Revolving Loans] [Revolving Commitment, the Revolving Loans, and the LC Obligations] shall be for the account of the Assignor. Any interest, fees, and other payments accrued from and after the Effective Date with respect to the [Revolving Commitment and the Revolving Loans] [Revolving Commitment, Revolving Loans, and the LC Obligations] shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees, and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and will pay to the other party any such amounts which it may receive promptly upon receipt thereof.

SECTION 4. INDEPENDENT CREDIT DECISION.

4.1. The Assignee hereby (a) acknowledges that it has received a copy of the complete, executed Loan and Security Agreement, together with copies of the most recent financial statements of the Borrowers, and such other documents and information as the Assignee has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal analysis and decisions in taking or not taking action under the Loan and Security Agreement.

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 2

SECTION 5. EFFECTIVE DATE; NOTICES.

5.1. As between the Assignor and the Assignee, the effective date for this Assignment shall be                     , 20         (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:

5.1.1. this Assignment shall be executed and delivered by the Assignor and the Assignee;

5.1.2. the consent of the Agent and the Borrower Agent (if applicable) required for an effective assignment of the [Revolving Commitment and the Revolving Loans] [Revolving Commitment, Revolving Loans, and the LC Obligations] by the Assignor to the Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

5.1.3. the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment;

5.1.4. the Assignee shall have complied with Section 5.10 of the Loan and Security Agreement (if applicable);

5.1.5. the processing fee referred to in paragraph 2(b) hereof and in Section 13.3.2 of the Loan and Security Agreement shall have been paid to the Agent; and

5.1.6. promptly following the execution of this Assignment, the Assignor shall deliver to the Borrower Agent and the Agent for acknowledgment by the Agent, a Notice of Assignment in the form attached as Exhibit F to the Loan and Security Agreement.

SECTION 6. AGENT.

6.1. The Assignee hereby appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan and Security Agreement as are delegated to the Agent by the Lenders pursuant to the terms of the Loan and Security Agreement

6.2. The Assignee shall assume no duties or obligations held by the Agent in its capacity as Agent under the Loan and Security Agreement unless the Assignee becomes a successor Agent pursuant to Section 12.8.1 of the Loan and Security Agreement.

SECTION 7. WITHHOLDING TAX.

7.1. The Assignee hereby (a) represents and warrants to the Assignor, the Agent, and the Borrowers that under applicable law and treaties no tax will be required to be withheld by the Borrowers with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if the Assignee is organized under the laws of any jurisdiction other than those of the United States or any state thereof) to the Agent and the Borrowers prior to the time that the Agent or the Borrowers are required to make any payment of principal, interest, or fees to the Assignee under the Loan and Security Agreement, duplicate executed originals of each of the forms required to be delivered by the Assignee pursuant to Section 5.10 of the Loan and Security Agreement.

SECTION 8. REPRESENTATIONS AND WARRANTIES.

8.1. The Assignor hereby represents and warrants that: (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 3

adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and in fulfillment of its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery, and performance of this Assignment, and apart from any agreements or undertakings or filings required by the Loan and Security Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery, or performance; and (iv) this Assignment has been duly executed and delivered by it and constitutes the legal, valid, and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization, and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

8.2. The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Loan and Security Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Loan and Security Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition, or statements of the Borrowers or any other Obligor, or the performance or observance by the Borrowers or any other Obligor, or of its respective obligations under the Loan and Security Agreement or any other instrument or document furnished in connection therewith.

8.3. The Assignee hereby represents and warrants that: (i) it is duly organized and existing and has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and any other documents required or permitted to be executed or delivered by it in connection with this Assignment, and in fulfillment of its obligations hereunder; (ii) no notices to, or consents, authorizations, or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery, and performance of this Assignment, and apart from any agreements or undertakings or filings required by the Loan and Security Agreement, no further action by, or notice to, or filing with, any Person is required of the Assignee for such execution, delivery or performance; (iii) this Assignment has been duly executed and delivered by it and constitutes the legal, valid, and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization, and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; and (iv) it is an Eligible Assignee.

SECTION 9. FURTHER ASSURANCES.

9.1. The Assignor and the Assignee each hereby agrees to execute and deliver such other instruments, and take such other action, as either party may reasonably request from the other in connection with the transactions contemplated by this Assignment, including the delivery of any notices or other documents or instruments to the Borrowers or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.

SECTION 10. MISCELLANEOUS.

10.1. Any amendment or waiver of any provision of this Assignment shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, and any waiver of any breach of the provisions of this Assignment shall be without prejudice to any rights with respect to any other or further breach thereof.

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10.2. All payments made hereunder shall be made without any set-off or counterclaim.

10.3. The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution, and performance of this Assignment.

10.4. This Assignment may be executed in any number of counterparts and all of such counterparts, including a telecopy of any such counterpart, taken together shall be deemed to constitute one and the same instrument.

10.5. THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, PROVIDED THAT IN THE EVENT THAT ANY COURT DETERMINES THAT NEW YORK LAW DOES NOT GOVERN, THE LAWS OF THE STATE OF TEXAS SHALL GOVERN, IN ANY SUCH CASE. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in the State of Texas over any suit, action, or proceeding arising out of or relating to this Assignment and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party to this Assignment hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

10.6. THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT, THE LOAN AND SECURITY AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

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IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment to be executed and delivered by their duly authorized officers as of the date first above written.

THE ASSIGNOR:

By:

Name:
Title:

THE ASSIGNEE:

By:

Name:
Title:

EXHIBIT E TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 6

EXHIBIT F

to

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Notice of Assignment

EXHIBIT F, Cover Page

NOTICE OF ASSIGNMENT AND ACCEPTANCE

                        ,

Bank of America, N.A.

901 Main Street, 22nd Floor

Dallas, Texas 75202

Attn: Loan Administration

Re:	Bank of America, N.A., as administrative agent under that certain Second Amended and Restated Loan and Security Agreement, dated as of June 28, 2012 (as amended, restated, or otherwise modified from time to time, the “Loan and Security Agreement”), among Amkor Technology, Inc., and its Subsidiaries from time to time party thereto, the lending institutions party thereto, and Bank of America, N.A., as administrative agent for such lending institutions.

Ladies and Gentlemen:

Reference is made to the above described Loan and Security Agreement. Terms defined in the Loan and Security Agreement, wherever used herein unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Loan and Security Agreement.

1. We hereby give you notice of, and request your consent to, the assignment by                     (the “Assignor”) to              (the “Assignee”) of [all] [a portion] of the Assignor’s rights, titles, and interests in and to the Loan and Security Agreement (including the Assignor’s rights, titles, and interests in and to the Revolving Commitment of the Assignor, all outstanding Revolving Loans made by the Assignor, and the Assignor’s participation in the Letters of Credit pursuant to the terms of the Assignment and Acceptance attached hereto (the “Assignment”).

2. The Assignor understands and agrees that the Assignor’s Revolving Commitment, after giving effect to the Assignment (and any other assignments to occur on the date hereof) is $            , the aggregate amount of its outstanding Revolving Loans is $            , and its participation in the LC Obligations (as defined in the Assignment) is $            .

3. The Assignee agrees that, upon receiving the consent of the Agent to such assignment, the Assignee will be bound by the terms of the Loan and Security Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest in the Loan and Security Agreement.

4. The Assignee understands and agrees that the Assignee’s Revolving Commitment as of                 ,             is $            , the aggregate amount of its Revolving Loans is $            , and its participation in the LC Obligations is $            .

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 1

5.	The following administrative details apply to the Assignee:

(A)	Notice Address:

Assignee name:
Address:

Attention:
Telephone:	(___)
Telecopier:	(___)
Telex (Answerback):

(B)	Payment Instructions:

Account No.:
At:
Reference:
Attention:

6. The Agent is entitled to rely upon the representations, warranties, and covenants of each of the Assignor and the Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers, or agents as of the date first above mentioned.

Very truly yours,

THE ASSIGNOR:

By:

Name:
Title:

THE ASSIGNEE:

By:

Name:
Title:

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 2

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

BANK OF AMERICA, N.A.,as Agent

By:
Name:
Title:

[If Necessary]
AMKOR TECHNOLOGY, INC., in its capacity as the Borrower Agent

By:
Name:
Title:

EXHIBIT F TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT - Page 3

EXHIBIT G

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Original Letters of Credit

Type of Letter of Credit	Number	Amount	Expiration	Beneficiary
Standby Letter of Credit	7420662	$147,544.00	5/15/2013	The Royal Bank of Canada
Standby Letter of Credit	3096430	$127,652.00	9/25/2012	Salt River Project Agricultural

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Revolving Commitments of Lenders

Bank of America, N.A.	$60,000,000
Wells Fargo Bank, N.A.	$52,500,000
Deutsche Bank Trust Company Americas	$37,500,000
TOTAL:	$150,000,000

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Eligible Foreign Account Debtors

PART I

Advanced Micro Devices, Inc.

Altera Corporation

Analog Devices, Inc.

Atmel Trading Company Ltd

Avago Technologies

Broadcom Corporation

CoreOptics

Cyrium Technologies, Inc.

Fujitsu Microelectronics Limited

Gennum Corporation Parent

Infineon Technologies AG

Intel Corporation

Int’l Business Machines Corp.

LSI Corporation

Marvell Technology Group

Maxim Integrated Products

MediaTek Inc.

Microchip Technology Inc.

Microsemi Corp.

Morgan Solar Inc.

National Semiconductor Corporation

NEC Corporation

Nokia

NVIDIA Corporation Parent

ON Semiconductor

Peraso Technologies Parent

PMC-Sierra, Inc.

Quanta Computer, Inc.

Research In Motion Limited

Robert Bosch GmbH

Rogers Communications Inc.

Sierra Wireless, Inc.

Sony Corporation of America

STMicroelectronics Company

Taiwan Semi Manuf. Co. Ltd.

TDK Corp

Texas Instruments Incorporated

United Microelectronics Corporation

Xilinx, Inc.

Zarlink Semiconductor Inc.

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PART II

Celestica Inc.

Fairchild Semiconductor Inc.

Global Foundries Inc.

Integrated Device Technology, Inc.

Intersil Corporation

Micron Technology, Inc.

Silicon Laboratories Inc.

Sony Ericsson Mobile Communications

VIA Technologies, Inc.

Vishay Intertechnology Inc.

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Permitted Liens

None.

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Owned Real Estate

¡	Lots 1 to 6, inclusive, and Parcels “A” and “B”, AMKOR RESEARCH AND DEVELOPMENT PARK, according to the plat of record in the office of the County Recorder of Maricopa County, Arizona, in Book 445 of Maps, page 27; and

¡	Easements appurtenant to the property as more fully set forth in Grant of Reciprocal Easements and Declaration of Covenants Running with the Land recorded January 14, 1997, as Document No. 97-0026031.

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Germann Road Property

That portion of the Owned Real Estate consisting of approximately 17.92 acres of real property located at Price Road and Germann Road in Chandler, Arizona on which there are three (3) buildings and various site improvements.

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Deposit Accounts

Amkor Technology, Inc.

Bank	Account Number	Location
CitiBank NA	40568602	111 Wall Street New York, NY 10043
CitiBank NA	30449546	111 Wall Street New York, NY 10043
Citibank	158445409	Citigroup Center 2-3-14, Higashi-Shinagawa Tokyo 140-8639 Japan
Bank of America NA	4426303206	Customer Connection Bank of America Dallas, TX 75283
JPMorgan Chase Bank	635971849 (Payroll account only)	Business Banking 1080 W. Chandler Blvd. Chandler, AZ 85225

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Business Locations

Amkor Technology, Inc.

Chief Executive Office

1900 S. Price Road, Chandler, Arizona 85286

Other places of Business

3945 Freedom Circle, Suite 800 & 890, Santa Clara, CA 95054

3 Corporate Park, Suite 230, Irvine, CA 92612

105 Central Street, suite 4300, Boston, MA 02180

3021 Cornwallis Road, Research Triangle Park (RTP), NC 27409

7870 Thorndike Road, Greensboro, NC 27409

11910 Greenville Ave., Suite 505, Dallas, TX 75243

5465 Morehouse Drive, Suite 210, San Diego, CA 92121

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Names and Capital Structure

Borrowers

Name	Jurisdiction	Restricted or Unrestricted Subsidiary	Number of Shares Authorized	Number of Shares Issued	Ownership

Amkor Technology, Inc.	Delaware	N/A	500,000,000 Common 10,000,000 Preferred	198,053,095 Common¹	Publicly Traded

¹	As of June 26, 2012, 163,002,942 shares were issued and outstanding and 35,050,153 shares were held in treasury.

Subsidiaries

Name	Jurisdiction	Restricted or Unrestricted Subsidiary	Number of Shares Authorized	Number of Shares Outstanding	Ownership

Guardian Assets, Inc.	Delaware	Restricted Subsidiary	1,000	1,000	100% Amkor Technology, Inc.

Amkor Worldwide Services LLC	Delaware	Restricted Subsidiary	Not Applicable	Not Applicable	100% Amkor Technology, Inc.

Amkor Wafer Fabrication Services, S.A.R.L.	France	Restricted Subsidiary	500	500	100% Amkor Technology, Inc.

Amkor Assembly & Test (Shanghai) Co., Ltd.	People’s Republic of China (“PRC”)	Restricted Subsidiary	No shares. Amkor holds 100% of the equity interest in this subsidiary. Ownership in this type of PRC (a wholly foreign owned enterprise) is not documented with certificated shares.		100% Amkor Technology, Inc.

Amkor Iwate Company, Ltd.	Japan	Restricted Subsidiary	9,100	9,100	100% Amkor Technology, Inc.

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Name	Jurisdiction	Restricted or Unrestricted Subsidiary	Number of Shares Authorized	Number of Shares Outstanding	Ownership

Amkor Technology Singapore Pte Ltd.	Singapore	Restricted Subsidiary	100,002	100,002	100% Amkor Technology, Inc.

Amkor Technology Japan, K.K.	Japan	Restricted Subsidiary	800	200	100% Guardian Assets, Inc.

Amkor Technology Euroservices, S.A.R.L.	France	Restricted Subsidiary	500	499-Guardian 1- Amkor Technology, Inc.	99% Guardian Assets, Inc. 1% Amkor Technology, Inc.

Amkor Technology Limited	Cayman Islands	Restricted Subsidiary	50,000	50,000	100% Guardian Assets, Inc.

Amkor Technology Korea, Inc.	Republic of Korea	Restricted Subsidiary	50,000,000	34,529,400	100% Amkor Technology Limited

Amkor Technology Taiwan Ltd.	Republic of China	Restricted Subsidiary	550,000,000	539,030,849	80.19% Amkor Technology Limited 16.15% Amkor Technology, Inc. 3.66% Other holders

Unitive International Ltd.	Curacao	Restricted Subsidiary	6,899,760 Common A 2,005,000 Common B	5,196,125 Common A 1,796,810 Common B	100% Amkor Technology, Inc.

Amkor Advanced Technology Taiwan, Inc.	Republic of China	Restricted Subsidiary	230,000,000	223,240,000	99.97% Amkor Technology, Inc. .03% Other holders

Amkor Technology Singapore Investment PTE. Ltd.	Singapore	Restricted Subsidiary	1,000	1,000	100% Amkor Technology Limited

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Name	Jurisdiction	Restricted or Unrestricted Subsidiary	Number of Shares Authorized	Number of Shares Outstanding	Ownership

Amkor Technology Singapore Holding PTE. Ltd.	Singapore	Restricted Subsidiary	201,000	201,000	100% Amkor Technology Singapore Investment PTE. Ltd

Amkor Technology Singapore IP Holding PTE. Ltd.	Singapore	Restricted Subsidiary	31,000	31,000	100% Amkor Technology Singapore Investment PTE. Ltd

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Former Names

Name	Former Name
Amkor Technology, Inc.	• Doing business in North Carolina as Ati Semiconductor Packaging • Unitive, Inc. • Unitive Electronics, Inc.

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Former Places of Business

Name	Former Places of Business
Amkor Technology, Inc.

3450 N. Rock Road, Building #100, Suite 111, Wichita, KS 67226

1600 Wyatt Drive Suite 4-5, Santa Clara, CA 95054

163 Mabury Road

San Jose, CA 95133

7800 Airport Center Drive, Suite 401, Greensboro, NC 27409

2127 Ringwood Avenue

San Jose, CA 95131

720 Park Boulevard, Suite 230

Boise, Idaho 83712

515 Congress Ave., Austin, TX 78701

140 Southcenter Court, Suite 600, Morrisville, NC 27560

1345 Enterprise Drive, West Chester, PA 19380

7802 Thorndike Road, Greensboro, NC 27409

3200 W. Germann Road, Chandler, AZ 85286

6363 N. State Highway 161, Irving, TX 75038

416 Gallimore Dairy Road, Greensboro, NC 27409

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Patents, Trademarks, Copyrights, and Licenses

License Agreements

A list of license agreements has been separately provided to the Agent as of the Closing Date.

Patents (U.S.)

Information attached separately.

Pending Patent Applications (U.S.)

A list of pending patent applications has been separately provided to the Agent as of the Closing Date.

Copyrights

None.

Registered Trademarks

Matter	Reg. No.	Reg. Date
AMKOR	1,241,384	6/7/83
AMKOR ANAM	1,396,071	6/3/86
POWERQUAD	1,754,474	2/23/93
SUPERBGA	1,866,256	12/6/94
FLEXBGA	2,145,506	3/15/98
CHIPARRAY	2,159,448	5/19/98
AMKOR TECHNOLOGY	2,478,303	8/14/01
AMKOR TECHNOLOGY	2,478,315	8/14/01
CHIPARRAY	2,505,797	11/13/01
POWERSOP	2,528,886	1/15/02
TAPEARRAY	2,568,521	5/7/02
MLF	2,737,520	7/15/03
ETCSP	2,743,072	7/29/03
SUPERFC	2,743,074	7/29/03
MLFLEX	2,762,250	9/9/03
ENABLING A MICROELECTRONIC WORLD	2,762,388	9/9/03
MICROLEADFRAME	2,764,509	9/16/03
AMKARD	3,006,523	10/11/05
UNITIVE	3,058,948	2/14/06
UNITIVE	3,058,949	2/14/06
FUSIONQUAD	3,477,228	7/29/08
AMKOR	3,573,029	2/10/09
TMV	3,775,559	4/13/10
FLIPSTACK	3,828,622	8/3/10

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Pending Trademark Applications

None.

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Amkor Technology, Inc.

U.S. Patents

#	USPN	Issued	Title
1	5,173,338 Expired	12/22/92	Lead Frame Workholder And Transport Apparatus And Method
2	5,179,039	01/12/93	Method Of Making A Resin Encapsulated Pin Grid Array With Integral Heatsink
3	5,183,724 Expired	02/02/93	Method of Producing A Strip Of Lead Frames For Integrated Circuit Dies In A Continuous System
4	5,194,695 Expired	03/16/93	Thermoplastic Semiconductor Package
5	5,216,278	06/01/93	Semiconductor Device Having A Pad Array Carrier Package
6	5,239,806	08/31/93	Thermoplastic Semiconductor Package and Method of Producing It
7	5,241,133	08/31/93	Leadless Pad Array Chip Carrier
8	5,269,210 Expired	12/14/93	Slitter Machine For Use In Manufacturing Semiconductor Devices
9	5,289,039	02/22/94	Resin Encapsulated Semiconductor Device
10	5,305,043 Expired	04/19/94	Method Of And Apparatus For Producing A Strip Of Lead Frames For Integrated Circuit Dies In A Continuous System
11	5,328,870	07/12/94	Method For Forming Plastic Molded Package With Heat Sink For Integrated Circuit Devices
12	5,355,283	10/11/94	Ball Grid Array With Via Interconnection
13	5,378,869	01/03/95	Method For Forming An Integrated Circuit Package With Via Interconnection
14	5,381,042	01/10/95	Packaged Integrated Circuit Including Heat Slug Having An Exposed Surface
15	5,433,822	07/18/95	Method Of Manufacturing Semiconductor Device With Copper Core Bumps
16	5,455,462	10/03/95	Plastic Molded Package With Heat Sink For Integrated Circuit Devices
17	5,471,011	11/28/95	Homogeneous Thermoplastic Semiconductor Chip Carrier Package
18	5,478,007 Expired	12/26/95	Method For Interconnection Of Integrated Circuit Chip And Substrate
19	5,482,736	01/09/96	Method For Applying Flux Ball Grid Array Package
20	5,482,898	01/09/96	Method For Forming A Semiconductor Device Having A Thermal Dissipater And Electromagnetic Shielding
21	5,483,100	01/09/96	Integrated Circuit Package With Via Interconnections Formed In A Substrate
22	5,483,740 Expired	01/16/96	Method Of Making Homogeneous Thermoplastic Semiconductor Chip Carrier Package
23	5,485,037	01/17/96	Semiconductor Device Having A Thermal Dissipater And Electromagnetic Shielding
24	5,582,772	12/10/96	Copper Oxide-Filled Polymer Die Attach Adhesive Composition For Semiconductor Package
25	5,583,378	12/10/96	Ball Grid Array Integrated Circuit Package With Thermal Conductor
26	5,596,485	01/21/97	Plastic Packaged Integrated Circuit With Heat Spreader
27	5,629,561	05/13/97	Semiconductor Package With Integral Heat Dissipater
28	5,635,671	06/03/97	Mold Runner Removal From A Substrate-Based Packaged Electronic Device
29	5,637,273	06/10/97	Method For Molding Of Integrated Circuit Package
30	5,641,946	06/24/97	Method And Circuit Board Structure For Leveling Solder Balls In Ball Grid Array Semiconductor Packages

31	5,641,987	06/24/97	Heat Spreader Suitable For Use In Semiconductor Packages Having Different Pad Sizes

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#	USPN	Issued	Title
32	5,650,593	07/22/97	Thermally Enhanced Chip Carrier Package
33	5,661,338	08/26/97	Chip Mounting Plate Construction Of Lead Frame For Semiconductor Package
34	5,672,909	09/30/97	Interdigitated Wirebond Programmable Fixed Voltage Planes
35	5,701,034	12/23/97	Packaged Semiconductor Die Including Heat Sink With Locking Feature
36	5,708,567	01/13/98	Ball Grid Array Semiconductor Package With Ring-Type Heat Sink
37	5,712,570	01/27/98	Method For Checking A Wire Bond Of A Semiconductor Package
38	5,722,161	03/03/98	Method Of Making A Packaged Semiconductor Die Including Heat Sink With Locking Feature
39	5,723,899	03/03/98	Semiconductor Lead Frame Having Connection Bar And Guide Rings
40	5,729,432	03/17/98	Ball Grid Array Semiconductor Package With Improved Dissipation And Dehumidification Effect
41	5,739,588	04/14/98	Semiconductor Device
42	5,740,956	04/21/98	Bonding Method For Semiconductor Chips
43	5,767,446	06/16/98	Printed Circuit Board Having Epoxy Barrier Around A Throughout Slot And Ball Grid Array Semiconductor Package
44	5,795,818	08/18/98	Integrated Circuit Chip To Substrate Interconnection And Method
45	5,796,163	08/18/98	Solder Ball Joint
46	5,807,768	09/15/98	Method For Fabricating A Heat Sink-Integrated Semiconductor Package
47	5,827,999	10/27/98	Homogeneous Chip Carrier Package
48	5,829,988	11/03/98	Socket Assembly For Integrated Circuit Chip Carrier Packager
49	5,838,951	11/17/98	Wafer Map Conversion Method
50	5,852,870	12/29/98	Method Of Making A Grid Array Assembly
51	5,854,511	12/29/98	Semiconductor Package Including Heat Sink With Layered Conductive Plate And Non-Conductive Tape Bonding To Leads
52	5,854,741	12/29/98	Unit Printed Circuit Board Carrier Frame For Ball Grid Array Semiconductor Packages And Method For Fabricating Ball Grid Array Semiconductor Packages Using The Same
53	5,858,149	01/12/99	Process For Bonding Semiconductor Chip
54	5,858,815	01/12/99	Semiconductor Package And Method For Fabricating the Same
55	5,859,475	01/12/99	Carrier Strip And Molded Flex Circuit Ball Grid Array
56	5,864,470	01/26/99	Flexible Circuit Board For Ball Grid Array Semiconductor Package
57	5,866,939	02/02/99	Grid Array Type Lead Frame And Lead End Grid Array Semiconductor Package Employing The Same
58	5,867,368	02/02/99	Mounting For A Semiconductor Integrated Circuit Device
59	5,872,399	02/16/99	Solder Ball Land Metal Structure of Ball Grid Semiconductor Package
60	5,894,008	04/13/99	A Method for Manufacturing an Alumina-Silicon Carbide Nanocomposite
61	5,897,334	04/27/99	Method For Reproducing Printed Circuit Boards For Semiconductor Packages Including Poor Quality Printed Circuit Board Units And Methods For Fabricating Semiconductor Packages Using The Reproduced Printed Circuit Boards
62	5,905,633	05/18/99	Method Of Producing BGA Semiconductor Packages Using Metal Carrier Frame & BGA Produced By Such Method
63	5,908,317	06/01/99	Method Of Forming Chip Bump Chip Scale Semiconductor Package, Such Package And Chip Bump
64	5,915,169	06/22/99	Semiconductor Chip Scale Package And Method Of Producing Such
65	5,939,784	08/17/99	Standing Acoustical Wave Package
66	5,949,655	09/07/99	Mounting Having An Aperture Cover With Adhesive Locking Features For Flip Chip
67	5,950,074	09/07/99	Method Of Making An Integrated Circuit Package

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#	USPN	Issued	Title
68	5,953,589	09/14/99	Ball Grid Array Semiconductor Package With Solder Balls Fused On Printed Circuit Board
69	5,962,810	10/05/99	Integrated Circuit Package Employing A Transparent Encapsulant And A Method Of Making The Package
70	5,971,734	10/26/99	Mold For Ball Grid Array Semiconductor
71	5,973,407	10/26/99	Integral Heat Spreader For Semiconductor Package
72	5,977,624	11/02/99	Semiconductor Package And Assembly For Fabricating The Same
73	5,981,314	11/09/99	Near Chip Size Integrated Circuit Package
74	5,981,873	11/09/99	Printed Circuit Board For Ball Grid Array Semiconductor Package And Method For Molding Ball Grid Array Semiconductor Package Using The Same
75	5,985,695	11/16/99	Method Of Making A Molded Flex Circuit Ball Grid Array
76	5,986,334	11/17/99	Semiconductor Package Having Light, Thin, Simple, And Compact Structure
77	5,998,857	12/07/99	Semiconductor Packaging Structure With The Bar On Chip
78	6,013,554	01/11/00	Method For Fabricating An LDD MOS Transistor
79	6,020,218	02/01/00	Method Of Manufacturing Ball Grid Array Semiconductor Package
80	6,021,563	02/08/00	Method For Marking Poor Quality Printed Circuit Board Units Of Printed Circuit Board Strip For Semiconductor Package
81	6,028,354	02/22/00	A Microelectronic Device Package Having A Heat Sink Structure For Increasing The Thermal Conductivity Of The Package
82	6,034,429	03/07/00	Method Of Making An Integrated Circuit Package
83	6,090,715	07/18/00	Masking Process For Forming Self-Aligned Dual Wells Or Self-Aligned Field-Doping Regions
84	6,091,141	07/18/00	Method Of Forming Chip Bumps Of Bump Chip Scale Semiconductor Package
85	6,092,281	07/25/00	Electromagnetic Interference Shield Device And Method
86	6,101,101	08/08/00	Universal Leadframe For Semiconductor Devices
87	6,114,217	09/05/00	Method Of Forming Isolation Trenches On A Semiconductor Substrate
88	6,117,193	09/12/00	Optical Sensor Array Mounting And Alignment
89	6,117,705	09/12/00	Method Of Making Integrated Circuit Package Having Adhesive Bead Supporting Planar Lid Above Planar Substrates
90	6,124,637	09/26/00	Carrier Strip And Molded Flex Circuit Ball Grid Array
91	6,132,081	10/17/00	Method Of Forming Titanium Silicide By Heating A Silicon Substrate Having A Titanium Film And A Method Of Making
92	6,143,588	11/07/00	A Method Of Making Integrated Circuit Package Employing A Transparent Encapsulant
93	6,143,981	11/07/00	Plastic Integrated Circuit Package And Method And Leadframe For Making The Package
94	6,150,193	11/21/00	RD Shielded Device
95	6,150,709	11/21/00	Grid Array Type Leadframe Having Lead Ends In Different Planes
96	6,163,463	12/19/00	Integrated Circuit Chip To Substrate Interconnection And Method
97	6,177,731	01/23/01	Semiconductor Package
98	6,198,163	03/06/01	Thin Package Integrated Circuit Including Recessed Heatsink With Exposed Surface
99	6,200,841	03/07/01	MOS Transistor That Inhibits Punchthrough And Method For Fabricating The Same
100	6,201,302	03/13/01	Semiconductor Package Having Multi-Dies
101	6,201,305	03/13/01	Making Solder Ball Mounting Pads On Substrates
102	6,204,131	03/20/01	Trench Structure For Isolating Semiconductor Elements And Method For Forming The Same
103	6,207,562	03/27/01	Method Of Forming Titanium Silicide
104	6,211,563	04/03/01	Semiconductor Package With An Improved Leadframe

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#	USPN	Issued	Title
105	6,214,644	04/10/01	Flip-Chip Micromachine Package Fabrication Method
106	6,214,645	04/10/01	Method Of Molding A Printed Circuit Board For A Semiconductor Package
107	6,225,379	05/01/01	Epoxy Resin Composition For Bonding Semiconductor Chips
108	6,228,676	05/08/01	Near Chip Size Integrated Circuit Package
109	6,246,015	06/12/01	A Printed Circuit Board For Ball Grid Array Semiconductor Package
110	6,246,566	06/12/01	Electrostatic Discharge Protection Package And Method
111	6,247,229	06/19/01	Method Of Forming An Integrated Circuit Device Package Using A Plastic Tape As A Base
112	6,255,176	07/03/01	Method Of Forming Trench For Semiconductor Device Isolation
113	6,258,629	07/10/01	Method Of Making An Electronic Device Package And Lead Frame
114	6,266,197	07/24/01	Molded Window Array For Image Sensor Packages
115	6,268,568	07/31/01	Printed Circuit Board With Oval Solder Ball Lands For BGA Semiconductor Packages
116	6,268,654	07/31/01	Method Of Making Integrated Circuit Package Having Adhesive Bead Supporting Planar Lid Above Planar Substrate
117	6,274,927	08/14/01	Plastic Package For An Optical Integrated Circuit Device And Method Of Making
118	6,281,568	08/28/01	Plastic Integrated Circuit Device Package And Leadframe Having Partially Undercut Leads And Die Pads
119	6,291,884	09/18/01	Chip-Size Semiconductor Packages
120	6,296,988	10/02/01	Method For Forming A Mental Writing Pattern On A Semiconductor Device
121	6,303,997	10/16/01	Thin, Stackable Semiconductor Packages
122	6,309,916	10/30/01	Method Of Molding Plastic Semiconductor Packages
123	6,309,943	10/30/01	Precision Marking And Singulation Method
124	6,319,755	114/20/01	Conductive Strap Attachment Process That Allows Electrical Connection Between An Integrated Circuit Die And A Leadframe
125	6,320,251	11/20/01	Stackable Package For Integrated Circuit
126	6,326,235	12/04/01	Long Wire IC Package Fabrication Method
127	6,329,606	12/11/01	Grid Array Assembly Of Circuit Boards With Singulation Grooves
128	6,331,451	12/18/01	Methods Of Making Thin Integrated Circuit Device Packages With Improved Thermal Performance And Substrates For Making The Packages
129	6,337,228	01/08/02	Low Cost Printed Circuit Board With Integral Heat Sink For Semiconductor Package
130	6,338,985	01/15/02	Making Chip Size Semiconductor Package
131	6,339,004	01/15/02	Method Of Forming Shallow Trench Isolation For Preventing Torn Oxide
132	6,339,252	01/15/02	Electronic Device Package And Leadframe
133	6,340,623	01/22/02	Method Of Fabricating Semiconductor Device
134	6,340,846	01/22/02	Semiconductor Package With Stacked Dies And Wire Bond Reinforcement
135	6,342,406	01/29/02	Flip Chip On glass Image Sensor Package Fabrication Method
136	6,356,453	03/12/02	Electronic Package Having Flip Chip Integrated Circuit And Passive Chip Component
137	6,369,454	04/09/02	Semiconductor Package And Method For Fabricating The Same
138	6,372,540	04/16/02	Moisture Resistant Integrated Circuit Chip Package And Method
139	6,389,687	05/21/02	Method Of Fabricating Image Sensor Packages In An Array
140	6,389,689	05/21/02	Method Of Fabricating Semiconductor Package
141	6,395,578	05/28/02	Semiconductor package And Method For Fabricating The Same
142	6,396,043	05/28/02	Thin Image Sensor Package Fabrication Method

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#	USPN	Issued	Title
143	6,396,130	05/28/02	Semiconductor Package Having Multiple Dies With Independently Biased Back Surfaces
144	6,399,418	06/04/02	Method For Forming A Reduced Thickness Packaged Electronic Device
145	6,399,463	06/04/02	Method Of Singulation Using Laser Cutting
146	6,400,033	06/04/02	Reinforcing Solder Connections Of Electronic Devices
147	6,403,978	06/11/02	Test Pattern For Measuring Variations Of Critical Dimensions Of Wiring Patterns Formed In The Fabrication Of Semiconductor Devices
148	6,404,046	06/11/02	Stackable Package For Integrated Circuit With Interposer
149	6,406,934	06/18/02	Wafer Level Production Of Chip Size Semiconductor Packages
150	6,407,381	06/18/02	A Wafer Scale Image Sensor Package
151	6,407,458	06/18/02	Moisture-Resistant Integrated Circuit Chip Package And Method
152	6,414,396	07/02/02	Package For Stacked Circuits And Method Of Making
153	6,415,505	07/09/02	Micromachine Package Fabrication Method
154	6,417,576	07/09/02	Method And Apparatus For Attaching Metal Components To Integrated Circuit Modules
155	6,420,201	07/16/02	Method For Forming A Bond Wire Pressure Sensor Die Package
156	6,420,204	07/16/02	Method Of Making A Plastic Package For An Optical Integrated Circuit Device
157	6,420,776	07/16/02	Structure Including Electronic Components Singulated Using Laser Cutting
158	6,423,576	07/23/02	A Microelectronic Device Package Having A Heat Sink Structure For Increasing The Thermal Conductivity Of The Package
159	6,424,023	07/23/02	Leadframe And Heatsink Attached Semiconductor Package Using The Same
160	6,424,031	07/23/02	Stackable Package With Heat Sink
161	6,424,315	07/23/02	Semiconductor Chip Having A Radio-Frequency Identification Transceiver
162	6,426,277	07/31/02	Method And A Device For Heat Treating A Semiconductor Wafer Having Different Kinds Of Impurities
163	6,428,641	08/06/02	Method For Laminating Circuit Pattern Tape On Semiconductor Wafer
164	6,429,513	08/06/02	Active Heat Sink For Cooling A Semiconductor Chip
165	6,429,515	08/06/02	Long Wire IC Package
166	6,432,737	08/13/02	Method For Forming A Flip Chip Pressure Sensor Die Package
167	6,433,277	08/13/02	Plastic Integrated Circuit Package And Method And Leadframe For Making The Package
168	6,437,427	08/20/02	Leadframe Used For The Fabrication Using The Same
169	6,437,449	08/20/02	Stacked Die Semiconductor Package Construction With Backside Electrical Bias
170	6,441,485	08/27/02	Apparatus For Mounting An Electronic Device To A Substrate Without Soldering
171	6,441,503	08/27/02	A Bond Wire Pressure Sensor Die Package
172	6,441,504	08/27/02	Precision Aligned And Marked Structure
173	6,444,499	09/03/02	Method For Fabricating A Snapable Multi-Package Array Substrate, Snapable Multi-Package Array, And Snapable Packaged Electronic Components
174	6,445,075	09/03/02	Semiconductor Module Package Substrate
175	6,448,506	09/10/02	Semiconductor Package And Circuit Board For Making The Package
176	6,448,509	09/10/02	Printed Circuit Board With Heat Spreader And Method Of Making
177	6,448,633	09/10/02	Leadframe With Lead Separation Preventing Mean, Semiconductor Package Using The Leadframe And Method For Fabricating
178	6,448,635	09/10/02	Surface Acoustical Wave Flip Chip
179	6,452,278	09/17/02	Low Profile Exposed Die Package For Semiconductor Chip

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 7

#	USPN	Issued	Title
180	6,455,356	09/24/02	Methods For Molding A Leadframe In Plastic Integrated Circuit Device
181	6,455,774	09/24/02	Molded Image Sensor Package
182	6,455,927	09/24/02	Micromirror Device Package
183	6,459,147	10/01/02	Copper Strap Design For Low Resistance path In An Integrated Circuit Package
184	6,462,274	10/08/02	Chip-Scale Semiconductor Package Of The Fan-Out Type And Method of Manufacturing Such Packages
185	6,465,329	10/15/02	Microcircuit Die Sawing Protector And Method
186	6,469,258	10/22/02	Circuit Board For Semiconductor Package
187	6,469,369	10/22/02	Leadframe Having A Mold Inflow Groove And Method
188	6,472,598	10/29/02	Electromagnetic Interference Shield Driver and Method
189	6,472,758	10/29/02	Semiconductor Package Including Stacked Semiconductor Dies And Bond Wires
190	6,475,827	11/15/02	Method For Making A Semiconductor package Having Improved Defect Testing And Increased Production Yield
191	6,476,331	11/05/02	Printed Circuit Board For Semiconductor Package And Method For Manufacturing The Same
192	6,476,476	11/05/02	Integrated Circuit Package Including Pin And Barrel Interconnects
193	6,476,478	11/05/02	Cavity Semiconductor Package With Exposed Leads And Die Pad
194	6,479,887	11/12/02	Circuit Pattern Tape For Wafer Scale Production Of Chip Size Semiconductor Packages
195	6,483,030	11/19/02	Snap Lid Image Sensor Package
196	6,483,101	11/19/02	Molded Image Sensor Package Having Lens Holder
197	6,486,537	11/26/02	Semiconductor Package With Warpage Resistant Substrate
198	6,486,545	11/26/02	Pre-Drilled BGA Package
199	6,489,651 Expired	12/03/02	MOS Transistor That Inhibits Punch Through And Method For Fabricating The Same
200	6,489,667	12/03/02	Semiconductor Device And Method Of Manufacturing Such Device
201	6,492,699	12/10/02	Image Sensor Package Having Sealed Cavity Over Active Area
202	6,494,361	12/17/02	Semiconductor Module Package Substrate Fabrication Method
203	6,501,161	12/31/02	Semiconductor package Having Increased Solder Joint Strength
204	6,501,184	12/31/02	Semiconductor Package And Method For Manufacturing The Same
205	6,503,780	01/07/03	Wafer Scale Image Sensor Package Fabrication Method
206	6,507,102	01/14/03	Printed Circuit Board With Integral Heat Sink For Semiconductor Package
207	6,509,560	01/21/03	Chip Size Image Sensor In Wirebond Package With Step-Up Ring For Electrical Contact
208	6,509,637	01/21/03	Low Profile Mounting Of Thick Integrated Circuit Packages Within Low-Profile Modules
209	6,512,219	01/28/03	Fabrication Method For Integrally Connected Image Sensor Packages having A Window Support In Contact With The Window And Active Area
210	6,512,288	01/28/03	Circuit Board Semiconductor Package
211	6,515,269	02/04/03	Integrally Connected Image Sensor Package Having A Window Support In Connection With A Window And The Active Area
212	6,515,356	02/04/03	Semiconductor Package And Method For Fabricating The Same
213	6,517,656	02/11/03	Method Of Making An Integrated Circuit Package Using A Batch Step For Curing A Die Attachment Film And A Tool System For Performing The Method
214	6,518,659	02/11/03	Stackable Package having A Cavity And A Lid For An Electronic Device
215	6,521,982	02/18/03	Packaging High Power Integrated Circuit Devices
216	6,521,987	02/18/03	Plastic Integrated Circuit Device Package And Method For Making The Package

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 8

#	USPN	Issued	Title
217	6,522,015	02/18/03	MicroMachine Stacked Wirebonded Package
218	6,525,406	02/25/03	Semiconductor Device Having Increased Moisture Path And Increased Solder Joint Strength
219	6,526,653	03/04/03	Method Of Assembling A Snap Lid Image Sensor Package
220	6,528,857	03/04/03	Chip Size Image Sensor Bumped Package
221	6,528,869	03/04/03	Semiconductor Package With Molded Substrate And Recessed Input/Output Terminals
222	6,528,875	03/04/03	Vacuum Sealed Package For Semiconductor Chip
223	6,530,515	03/11/03	MicroMachine Stacked Flip Chip Package Fabrication Method
224	6,530,735	03/11/03	Gripper Assembly
225	6,531,784	03/11/03	Semiconductor Package With Spacer Strips
226	6,532,157	03/11/03	Angulated Semiconductor Packages
227	6,534,338	03/18/03	Method For Overmolded Encapsulation Of Ceramic Substrate Mediums
228	6,534,391	03/18/03	Semiconductor Package Having Substrate With Laser Formed Aperture Through Solder Mask Layer
229	6,534,876	03/18/03	Flip Chip Micromachine Package
230	6,545,345	04/08/03	Mounting For A Package Containing A Chip
231	6,546,620	04/15/03	Flip Chip Integrated Circuit And Passive Chip Component Package Fabrication Method
232	6,548,759	04/15/03	Pre-Drilled Image Sensor Package
233	6,552,416	04/22/03	Multiple Die Lead Frame Package With Enhanced Die To Die Interconnect Routing Using Internal Lead Trace Wiring
234	6,555,899	04/29/03	Semiconductor Package Leadframe Assembly And Method Of Manufacture
235	6,555,917	04/29/03	Semiconductor Package Having Stacked Semiconductor Chips And Method Of Making The Same
236	6,562,655	05/13/03	Heat Spreader With Spring IC Package Fabrication Method
237	6,563,204	05/03/03	Micro Die Sawing Protector And Method
238	6,564,454	05/20/03	Method Of Making And Stacking A Semiconductor Package
239	6,566,164	05/20/03	Exposed Copper Strap In A Semiconductor Package
240	6,570,825	05/27/03	Method And Circuit Module Package For Automatic Switch Actuator Insertion
241	6,571,466	06/03/03	Flip Chip Image Sensor Package Fabrication Method
242	6,572,944	06/03/03	Structure For Fabricating A Special Purpose Die Using A Polymerizable Tape
243	6,576,998	06/10/03	Thin Semiconductor Package With Semiconductor Chip And Electronic Discrete Device
244	6,577,012	06/10/03	Laser Defined Pads For Flip Chip On Leadframe Package
245	6,577,013	06/10/03	Chip Size Semiconductor Packages With Stacked Dies
246	6,580,153	06/17/03	Structure For Protecting A Micromachine With A Cavity In A UV Tape
247	6,580,159	06/17/03	Integrated Circuit Device Packages And Substrates For Making The Package
248	6,580,167	06/17/03	Heat Spreader With Spring IC Package
249	6,580,620	06/17/03	Matrix Type Printed Circuit Board For Semiconductor Packages
250	6,586,677	07/01/03	Plastic Integrated Circuit Device Package Having Exposed Lead Surface
251	6,586,824	07/01/03	Reduced Thickness Packaged Electronic Device
252	6,586,826	07/01/03	Integrated Circuit Package Having Posts For Connection To Other Packages And Substrates
253	6,589,801	07/08/03	Wafer Scale Production Of Chip Scale Semiconductor Package Using Wafer Mapping Techniques

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 9

#	USPN	Issued	Title
254	6,593,545	07/15/03	Laser Defined Pads For Flip Chip On Leadframe Package Fabrication Method
255	6,596,212	07/22/03	Method And Apparatus For Increasing Thickness Of Molded Body On Semiconductor Package
256	6,597,059	07/22/03	Thermally Enhanced Chip Scale Lead Pm Chip Semiconductor Package
257	6,601,293	08/05/03	Method Of Making An Electromagnetic Interference Shield Device
258	6,603,072	08/05/03	Making Leadframe Semiconductor Packages With Stacked Dies And Interconnecting Interposer
259	6,603,183	08/05/03	Quick Sealing Glass-Lidded Package
260	6,605,865	08/12/03	Semiconductor Package With Optimized Leadframe Bonding Strength
261	6,605,866	08/12/03	Stackable Semiconductor Package And Method For Manufacturing The Same
262	6,608,366	08/19/03	Lead Frame With Plated End Leads
263	6,608,497	08/19/03	Apparatus And Method For Allowing Testing Of Semiconductor Devices At Different Temperatures
264	6,610,167	08/26/03	Method For Fabricating A Special Purpose Die Using A Polymerizable Tape
265	6,611,047	08/26/03	Semiconductor Package With Singulation Crease
266	6,614,102	09/02/03	Shielded Semiconductor Leadframe Package
267	6,616,436	09/09/03	Apparatus For Manufacturing Semiconductor Packages
268	6,620,646	09/16/03	Chip Size Image Sensor Wirebond Package Fabrication Method
269	6,620,862	09/16/03	Sheet Resin Composition And Process For Manufacturing Semiconductor Device Therewith
270	6,624,005	09/23/03	Semiconductor Memory Cards And Method Of Making Same
271	6,624,921	09/23/03	Micromirror Device Package Fabrication Method
272	6,627,864	09/30/03	Thin Image Sensor Package
273	6,627,976	09/30/03	Leadframe For Semiconductor Package And Mold For Molding The Same
274	6,627,977	09/30/03	Semiconductor Packages Including Isolated Ring Structure
275	6,627,987	09/30/03	Ceramic Semiconductor Package And Method For Fabricating The Package
276	6,629,633	10/07/03	Chip Size Image Sensor Bumped Package Fabrication Method
277	6,630,661	10/07/03	Sensor Module With Integrated Discrete Components Mounted On A Window
278	6,630,726	10/07/03	Power Semiconductor Package With Strap
279	6,630,728	10/07/03	Plastic Integrated Circuit Package And Leadframe For Making The Package
280	6,632,997	10/14/03	Personalized Circuit Module Package And Method For Packaging Circuit Modules
281	6,638,789	10/28/03	Micromachine Stacked Wirebonded Package Fabrication Method
282	6,639,308	10/28/03	Near Chip Size Semiconductor Package
283	6,642,610	11/04/03	Wire Bonding Method And Semiconductor Package Using The Same
284	6,646,290	11/11/03	Optical Structure Having An Optical Diode And A Sensor In Separate Apertures Inside Double Insulating Layers
285	6,646,339	11/11/03	Thin And Heat Radiant Semiconductor Package And Method For Manufacturing
286	6,650,019	11/18/03	Method of Making A Semiconductor Package Including Stacked Semiconductor Dies
287	6,656,765	12/02/03	Fabricating Very Thin Chip Size Semiconductor Package
288	6,657,298	12/02/03	Integrated Circuit Chip Package Having An Internal Lead
289	6,660,559	12/09/03	Method Of Making A Chip Carrier Package Using Laser Ablation
290	6,661,080	12/09/03	Structure For Backside Saw Cavity Protection

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 10

#	USPN	Issued	Title
291	6,667,544	12/23/03	Stackable Package Having Clips For Fastening Package And Tool For Opening Clips
292	6,670,551	12/30/03	Image Sensing Component Package And Manufacture Method Thereof
293	6,670,698	12/30/03	Integrated Circuit Package Mounting
294	6,672,773	01/06/04	Optical Fiber Having Tapered End And Optical Connector With Reciprocal Opening
295	6,677,662	01/13/04	Clamp And Heat Block Assembly For Wire Bonding A Semiconductor Package Assembly
296	6,677,663	01/13/04	End Grid Array Semiconductor Package
297	6,683,377	01/27/04	Multi-Stacked Memory Package
298	6,683,795	01/27/04	Shield Cap And Semiconductor Package Including Shield Cap
299	6,684,496	02/03/04	Method Of Making An Integrated Circuit Package
300	6,686,580	02/03/04	Image Sensor Package With Reflector
301	6,686,588	02/03/04	Optical Module With Lens Integral Holder
302	6,686,649	02/03/04	Multi-Chip Semiconductor Package With Integral Shield And Antenna
303	6,686,651	02/03/04	Multi-Layer Leadframe Structure
304	6,695,120	02/24/04	Assembly For Transporting Material
305	6,696,747	02/24/04	Semiconductor Package Having Reduced Thickness
306	6,700,187	03/02/04	Semiconductor Package And Method For Manufacturing The Same
307	6,707,138	03/16/04	Semiconductor Device Including Metal Strap Electrically Coupled Between Semiconductor Die And Metal Leadframe
308	6,707,168	03/16/04	Shielded Semiconductor Package With Single-Sided Substrate And Method For Making The Same
309	6,710,438	03/23/04	Enhanced Chip Scale Package For Wire Bond Dies
310	6,710,945	03/23/04	Injection Molded Lens-Barrel Assembly And Method For Fabricating Lens Barrel And Mount Assemblies
311	6,713,322	03/30/04	Lead Frame For Semiconductor Package
312	6,717,126	04/06/04	Method Of Fabricating And Using An Image Sensor Package With Reflector
313	6,717,248	04/06/04	Semiconductor Package And Method For Fabricating The Same
314	6,717,822	04/06/04	Lead-Frame Method And Circuit Module Assembly Including Edge Stiffner
315	6,723,582	04/20/04	Method Of Making A Semiconductor Package Having Exposed Metal Strap
316	6,730,536	05/04/04	Pre-Drilled Image Sensor Package Fabrication Method
317	6,730,544	05/04/04	Stackable Semiconductor Package And Method For Manufacturing Same
318	6,734,419	05/11/04	Method For Forming an Image Sensor Package With Vision Die In Lens Housing
319	6,737,750	05/18/04	Structures For Improving Heat Dissipation In Stacked Semiconductor Packages
320	6,740,950	05/25/04	Optical Device Packages Having Improved Conductor Efficiency, Optical Coupling and Thermal Transfer
321	6,747,352	06/08/04	Integrated Circuit Having Multiple Power/Ground Connections To A Single External Terminal
322	6,750,545	06/15/04	Semiconductor Package Capable Of Die Stacking
323	6,753,597	06/22/04	Encapsulated Semiconductor Package Including Chip Paddle And Leads
324	6,756,658	06/29/04	Making Two Lead Surface Mounting High Power Microleadframe Semiconductor Packages
325	6,759,266	07/06/04	Quick Sealing Glass-Lidded Package Fabrication Method
326	6,759,737	07/06/04	Semiconductor Package Including Stacked Chips With Aligned Input/Output Pads

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 11

#	USPN	Issued	Title
327	6,762,078	07/13/04	Semiconductor Package Having Semiconductor Chip Within Central Aperture Of Substrate
328	6,765,801	07/20/04	Optical Track Drain Package
329	6,770,961	08/03/04	Carrier Frame And Semiconductor Package Including Carrier Frame
330	6,777,789	08/17/04	Mounting For A Package Containing A Chip
331	6,784,376	08/31/04	Solderable Injection-Molded Integrated Circuit Substrate And Method Therefor
334	6,784,534	08/31/04	Thin Integrated Circuit Package Having An Optically Transparent Window
332	6,791,076	09/14/04	Image Sensor Package
333	6,791,166	09/14/04	Stackable Lead Frame Package Using Exposed Internal Lead Traces
335	6,794,740	09/21/04	Leadframe Package For Semiconductor Devices
336	6,798,046	09/28/04	Semiconductor Package Including Ring Structure Connected To Leads With Vertically Downset Inner Ends
337	6,798,047	09/28/04	Pre-Molded Leadframe
338	6,798,049	09/28/04	Semiconductor Package And Method For Fabricating The Same
339	6,803,254	10/12/04	Wire Bonding Method For A Semiconductor Package
340	6,803,645	10/12/04	Semiconductor Package Including Flip Chip
341	6,807,218	10/19/04	Laser Module And Optical Subassembly
342	6,816,032	11/09/04	Laminated Low-Profile Dual Filter Module For Telecommunications Devices And Method Therefor
343	6,816,523	11/09/04	VSCEL Package and Fabrication Method
344	6,818,973	11/16/04	Exposed Lead QFP Package Fabricated Through The Use Of A Partial Saw Process
345	6,822,323	11/23/04	Semiconductor Package Having More Reliable Electrical Conductive Patterns
346	6,825,062	11/30/04	Semiconductor Package And Method Of Making Using Leadframe Having Lead Locks to Secure Leads to Encapsulant
347	6,830,955	12/14/04	Semiconductor Package And Method For Manufacturing The Same
348	6,831,371	12/14/04	Integrated Circuit Substrate Having Embedded Wire Conductors And Method Therefor
349	6,833,609	12/21/04	Integrated Circuit Device Packages And Substrates For Making The Packages
350	6,833,619	12/21/04	Thin Profile Semiconductor Package Which Reduces Warpage and Damage During Laser Markings
351	6,838,309	01/04/05	Flip-Chip Micromachine Package Using Seal Layer
352	6,841,414	01/11/05	Saw and Etch Singulation Method for a Chip Package
353	6,841,874	01/11/05	Wafer-Level Chip-Scale Package
354	6,844,615	01/18/05	Leadframe Package For Semiconductor Devices
355	6,846,704	01/25/05	Semiconductor Package and Method for Manufacturing the Same
356	6,847,099	01/25/05	Offset Etched Corner Leads For Semiconductor Package
357	6,847,103	01/25/05	Semiconductor Package With Exposed Die Pad and Body-Locking Leadframe
358	6,849,916	02/01/05	Flip Chip on Glass Sensor Package
359	6,853,059	02/08/05	Semiconductor Package Having Improved Adhesiveness and Ground Bonding
360	6,853,060	02/08/05	Semiconductor Package Using A Printed Circuit Board and A Method of Manufacturing the Same
361	6,858,919	02/22/05	Semiconductor Package
362	6,861,720	03/01/05	Placement Template and Method For Placing Optical Dies
363	6,867,071	03/15/05	Leadframe Including Corner Leads And Semiconductor Package Using Same

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 12

#	USPN	Issued	Title
364	6,869,861	03/22/05	Back-Side Wafter Singulation Method
365	6,873,032	03/29/05	Thermally Enhanced Chip Scale Lead On Chip Semiconductor Package And Method Of Making Same
366	6,873,041	03/29/05	Power Semiconductor Package With Strap
367	6,875,379	04/05/05	Tool and Method For Forming An Integrated Optical Circuit
368	6,876,068	04/05/05	Semiconductor Package With Increased Number Of Input And Output Pins
369	6,879,034	04/12/05	Semiconductor Package Including Low Temperature Co-Fired Ceramic Substrate
370	6,879,047	04/12/05	Stacking Structure For Semiconductor Devices Using A Folded Over Flexible Substrate And Method Therefor
371	6,884,695	04/26/05	Sheet Resin Composition And Process For Manufacturing Semiconductor Device Therewith
372	6,885,086	04/26/05	Reduced Copper Lead Frame For Saw-Singulated Chip Package
373	6,888,242	05/03/05	Color Contacts For A Semiconductor Package
374	6,889,813	05/10/05	Material Transport Method
375	6,893,900	05/17/05	Method Of Making An Integrated Circuit Package
376	6,897,550	05/24/05	Fully Molded Leadframe Stand-Off Feature
377	6,900,527	05/31/05	Lead-Frame Method And Assembly For Interconnecting Circuits Within A Circuit Module
378	6,905,914	06/14/05	Wafer Level Package And Fabrication Method
379	6,910,635	06/28/05	Die Down Multi-Media Card And Method Of Making Same
380	6,911,718	06/28/05	Double Downset Double Dambar Suspended Leadframe
381	6,919,620	07/19/05	Compact Flash Memory Card With Clamshell Leadframe
382	6,919,631	07/19/05	Structure For Improving Heat Dissipation In Stacked Semiconductor Packages
383	6,921,967	07/26/05	Reinforced Die Pad Support Structure
384	6,927,478	08/09/05	Reduced Size Semiconductor Package With Stacked Dies
385	6,927,483	08/09/05	Semiconductor Package Exhibiting Efficient Lead Placement
386	6,930,256	08/16/05	Integrated Circuit Substrate Having Laser-Embedded Conductive Patterns And Method Therefor
387	6,930,257	08/16/05	Integrated Circuit Substrate Having Laminated Laser-Embedded Circuit Layers
388	6,930,378	08/16/05	Stacked Semiconductor Die Assembly Having At Least One Support
389	6,936,922	08/30/05	Semiconductor Package Structure Reducing Warpage And Manufacturing Method Thereof
390	6,943,429	09/13/05	Wafer Having Alignment Marks Extending From A First To A Second Surface Of The Wafer
391	6,946,316	09/20/05	Method Of Fabricating And Using An Image Sensor Package
392	6,946,323	09/20/05	Semiconductor Package Having One Or More Die Stacked On A Prepackaged Device And Method Therefor
393	6,953,988	10/11/05	Semiconductor Package
394	6,956,201	10/18/05	Image Sensor Package Fabrication Method
395	6,962,829	11/08/05	Method Of Making Near Chip Size Integrated Circuit Package
396	6,963,141	11/08/05	Semiconductor Package For Efficient Heat Spreading
397	6,965,157	11/15/05	Semiconductor Package With Exposed Die Pad and Body-Locking Leadframe
398	6,965,159	11/15/05	Reinforced Lead-Frame Assembly For Interconnecting Circuits Within A Circuit Module
399	6,967,124	11/22/05	Imprinted Integrated Circuit Substrate And Method For Imprinting An Integrated Circuit Substrate
400	6,967,395	11/22/05	Mounting For A Package Containing A Chip
401	6,977,431	12/20/05	Stackable Semiconductor Package And Manufacturing Method Thereof

SCHEDULE 9.1.12 TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 13

#	USPN	Issued	Title
402	6,982,485	01/03/06	Stacking Structure For Semiconductor Chips And A Semiconductor Package Using It
403	6,982,488	01/03/06	Semiconductor Package And Method For Fabricating The Same
404	6,984,879	01/10/06	Clamp For Pattern Recognition
405	6,987,314	01/17/06	Stackable Semiconductor Package With Solder On Pads On Which Second Semiconductor Package Is Stacked
406	6,987,319	01/17/06	Wafer-Level Chip-Scale Package
407	6,987,661	01/17/06	Integrated Circuit Substrate Having Embedded Passive Components And Methods Therefor
408	6,990,226	01/24/06	Pattern Recognition Method
409	6,995,448	02/07/06	Semiconductor Package Including Passive Elements And Method Of Manufacture
410	6,995,459	02/07/06	Semiconductor Package With Increased Number Of Input And Output Pins
411	6,998,702	02/14/06	Front Edge Chamfer Feature For Fully-Molded Memory Cards
412	7,001,799	02/21/06	Method Of Making A Leadframe For Semiconductor Devices
413	7,005,326	02/28/06	Method Of Making An Integrated Circuit Package
414	7,008,825	03/07/06	Leadframe Strip Having Enhanced Testability
415	7,009,283	03/07/06	Nonexposed Heat Sink For Semiconductor Package
416	7,009,296	03/07/06	Semiconductor Package With Substrate Coupled To A Peripheral Side Surface Of A Semiconductor Die
417	7,011,251	03/14/06	Die Down Multi-Media Card And Method Of Making Same
418	7,019,387	03/28/06	Lead-Frame Connector And Circuit Module Assembly
419	7,028,400	04/18/06	Integrated Circuit Substrate Having Laser-Exposed Terminals
420	7,030,474	04/18/06	Plastic Integrated Circuit Package And Method And Leadframe For Making The Package
421	7,030,508	04/18/06	Substrate For Semiconductor Package And Wire Bonding Method Using Thereof
422	7,042,068	05/09/06	Leadframe And Semiconductor Package Made Using The Leadframe
423	7,042,072	05/09/06	Semiconductor Package And Method Of Manufacturing The Same Which Reduces Warpage
424	7,045,396	05/16/06	Stackable Semiconductor Package And Method For Manufacturing Same
425	7,045,882	05/16/06	Semiconductor Package Including Flip Chip
426	7,045,883	05/16/06	Thermally Enhanced Chip Scale Lead On Chip Semiconductor Package And Method Of Making Same
427	7,045,893	05/16/06	Semiconductor Package And Method For Manufacturing The Same
428	7,049,682	05/23/06	Multi-Chip Semiconductor Package With Integral Shield And Antenna
429	7,057,268	06/06/06	Cavity Case With Clip/Plug For Use On Multimedia Card
430	7,057,280	06/06/06	Leadframe Having Lead Locks To Secure Leads To Encapsulant
431	7,059,040	06/13/06	Optical Module With Lens Integral Holder Fabrication Method
432	7,061,120	06/13/06	Stackable Semiconductor Package Having Semiconductor Chip Within Central Through Hole Of Substrate
433	7,064,009	06/20/06	Thermally Enhanced Chip Scale Lead On Chip Semiconductor Package and Method of Making Same
434	7,067,908	06/27/06	Semiconductor Package Having Improved Adhesiveness And Ground Bonding
435	7,071,541	07/04/06	Plastic Integrated Circuit Package And Method And Leadframe For Making The Package
436	7,071,568	07/04/06	Stacked-Die Extension Support Structure And Method Thereof
437	7,074,654	07/11/06	Tape Supported Memory Card Leadframe Structure
438	7,091,571	08/15/06	Image Sensor Package And Method For Manufacturing Thereof

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 14

#	USPN	Issued	Title
439	7,091,594	08/15/06	Leadframe Type Semiconductor Package Having Reduced Inductance And Its Manufacturing Method
440	7,095,103	08/22/06	Leadframe Based Memory Card
441	7,102,208	09/05/06	Leadframe And Semiconductor Package With Improved Solder Joint Strength
442	7,102,214	09/05/06	Pre-Molded Leadframe
443	7,102,216	09/05/06	Semiconductor Package And Leadframe With Horizontal Leads Spaced In The Vertical Direction And Method Of Making
444	7,102,891	09/05/06	Circuit Module Having Interconnects For Connecting Functioning And Non-Functioning Add Ons And Method Therefor
445	7,112,474	09/26/06	Method Of Making An Integrated Circuit Package
446	7,112,875	09/26/06	Secure Digital Memory Card Using Land Grid Arrary Structure
447	7,115,445	10/03/06	Semiconductor Package Having Reduced Thickness
448	7,126,111	10/24/06	Camera Module Having A Threaded Lens Barrel And A Ball Grid Array Connecting Device
449	7,126,218	10/24/06	Embedded Heat Spreader Ball Grid Array
450	7,132,753	11/07/06	Stacked Die Assembly Having Semiconductor Die Overhanging Support
451	7,138,707	11/21/06	Semiconductor Package Including Leads And Conductive Posts For Providing Increased Functionality
452	7,144,517	12/05/06	Manufacturing Method For Leadframe And For Semiconductor Package Using The Leadframe
453	7,145,238	12/05/06	Semiconductor Package And Substrate Having Multi-Level Vias
454	7,145,251	12/05/06	Colored Conductive Wires For A Semiconductor Package
455	7,145,253	12/05/06	Encapsulated Sensor Device
456	7,146,106	12/05/06	Optic Semiconductor Module And Manufacturing Method
457	7,154,171	12/26/07	Stacking Structure For Semiconductor Devices Using A Folded Over Flexible Substrate And Method Therefor
458	7,170,150	01/30/07	Lead Frame For Semiconductor Package
459	7,170,183	01/30/07	Wafer Level Stacked Package
460	7,176,062	02/13/07	Lead-Frame Method And Assembly For Interconnecting Circuits Within A Circuit Module
461	7,183,630	02/27/07	Lead Frame With Plated End Leads
462	7,185,426	03/06/07	Method Of Manufacturing A Semiconductor Package
463	7,190,062	03/13/07	Embedded Leadframe Semiconductor Package
464	7,190,071	03/13/07	Semiconductor Package And Method For Fabricating The Same
465	7,192,807	03/20/07	Wafer Level Package And Fabrication Method
466	7,193,305	03/20/07	Memory Card ESC Substrate Insert
467	7,119,359	04/03/07	Camera Module Fabrication Method Including Singulating A Substrate
468	7,201,327	04/10/07	Memory Card And Its Manufacturing Method
469	7,202,554	04/10/07	Semiconductor Package And Its Manufacturing Method
470	7,211,471	05/01/07	Exposed Lead QFP Package Fabricated Through The Use Of A Partial Saw Process
471	7,211,879	05/01/07	Semiconductor Package With Chamfered Corners And Method Of Manufacturing The Same
472	7,211,900	05/01/07	Thin Semiconductor Package Including Stacked Dies
473	7,214,326	05/08/07	Increased Capacity Leadframe And Semiconductor Package Using The Same
474	7,217,991	05/15/07	Fan-In Leadframe Semiconductor Package
475	7,220,915	05/22/07	Memory Card And Its Manufacturing Method
476	7,227,236	06/05/07	Image Sensor Package And Its Manufacturing Method
477	7,245,007	07/17/07	Exposed Lead Interposer Leadframe Package
478	7,247,523	07/24/07	Two-Sided Wafer Escape Package

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 15

#	USPN	Issued	Title
479	7,253,503	08/07/07	Integrated Circuit Device Packages And Substrates For Making The Packages
480	7,293,716	11/13/07	Secure Digital Memory Card Using Land Grid Array Structure
481	7,297,562	11/20/07	Circuit-On-Foil Process For Manufacturing A Laminated Semiconductor Package Substrate Having Embedded Conductive Patterns
482	7,312,103	12/25/07	Method For Making An Integrated Circuit Substrate Having Laser-Embedded Conductive Patterns
483	7,317,245	01/08/08	Method For Manufacturing A Semiconductor Device Substrate
484	7,321,162	01/22/08	Semiconductor Package Having Reduced Thickness
485	7,322,507	01/29/08	Transducer Assembly, Capillary And Wire Bonding Method Using The Same
486	7,332,375	02/19/08	Method Of Making An Integrated Circuit Package
487	7,332,712	02/19/08	Camera Module Fabrication Method Including The Step Of Removing A Lens Mount And Window From The Mold
488	7,334,326	02/26/08	Method For Making An Integrated Circuit Substrate Having Embedded Passive Components
489	7,335,986	02/26/08	Wafer Level Chip Scale Package
490	RE40,112	02/26/08	Semiconductor Package And Method For Fabricating The Same
491	7,342,303	03/11/08	Semiconductor Device Having RF Shielding And Method Therefor
492	7,358,174	04/15/08	Methods Of Forming Solder Bumps On Exposed Metal Pads
493	7,358,600	04/15/08	Interposer for Interconnecting Components In A Memory Card
494	7,359,204	04/15/08	Multiple Cover Memory Card
495	7,359,579	04/15/08	Image Sensor Package And Its Manufacturing Method
496	7,361,533	04/22/08	Stacked Embedded Leadframe
497	7,362,038	04/22/08	Surface Acoustic Wave (SAW) Device Package And Method For Packaging A SAW Device
498	7,365,006	04/29/08	Semiconductor Package And Substrate Having Multi-Level Vias Fabrication Method
499	7,375,975	05/20/08	Enhanced Durability Memory Card
500	7,385,408	06/10/08	Apparatus and Method For Testing Integrated Circuit Devices Having Contacts on Multiple Surfaces
501	7,399,661	07/15/08	Method For Making An Integrated Circuit Substrate Having Embedded Back-side Access Conductors And Vias
502	7,408,254	08/05/08	Stack Land Grid Array Package And Method For Manufacturing The Same
503	7,420,272	09/02/08	Two-Sided Wafer Escape Package
504	7,425,750	09/16/08	Snap Lid Camera Module
505	7,429,799	09/30/08	Land Patterns For A Semiconductor Stacking Structure And Method Therefor
506	7,446,422	11/04/08	Wafer Level Chip Scale Package and Manufacturing Method For The Same
507	7,459,349	12/02/08	Method Of Forming A Stack Of Semiconductor Packages
508	7,459,776	12/02/09	Stacked Die Assembly Having Semiconductor Die Projecting Beyond Support
509	7,473,584	01/06/09	Method For Fabricating A Fan-In Leadframe Semiconductor Package
510	7,485,490	02/03/09	Method Of Forming A Stacked Semiconductor Package
511	7,485,491	02/03/09	Secure Digital Memory Card Using Land Grid Array Structure
512	7,485,952	02/03/09	Drop Resistant Bumpers For Fully Molded Memory Cards
513	7,501,338	03/10/09	Semiconductor Package Substrate Fabrication Method
514	7,507,603	03/24/09	Etch Singulated Semiconductor Package
515	7,521,294	04/21/09	Lead Frame For Semiconductor Package
516	7,535,085	05/19/09	Semiconductor Package Having Improved Adhesiveness And Ground Bonding

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 16

#	USPN	Issued	Title
517	7,548,430	06/16/09	Buildup Dielectric And Metallization Process And Semiconductor Package
518	7,550,857	06/23/09	Stacked Redistributed Layer (RDL) Die Assembly Package
519	7,554,194	06/30/09	Thermally Enhanced Semiconductor Package
520	7,556,986	07/07/09	Tape Supported Memory Card Leadframe Structure
521	7,560,804	07/14/09	Integrated Circuit Package And Method Making The Same
522	7,564,122	07/21/09	Semiconductor Package And Method Of Making Using Leadframe Having Lead Locks To Secure Leads to Encapsulant
523	7,572,681	08/11/09	Embedded Electronic Component Package
524	7,576,401	08/18/09	Direct Glass Attached On Die Optical Module
525	7,589,398	09/15/09	Embedded Metal Features Structure
526	7,598,598	10/06/09	Offset Etched Corner Leads For Semiconductor Package
527	7,609,461	10/27/09	Optical Module Having Cavity Substrate
528	7,629,674	12/08/09	Shielded Package Having Shield Fence
529	7,632,753	12/15/09	Wafer Level Package Utilizing Laser-Activated Dielectric Material
530	7,633,144	12/15/09	Semiconductor Package
531	7,633,763	12/15/09	Double Mold Memory Card And Its Manufacturing Method
532	7,633,765	12/15/09	Semiconductor Package Including A Top-Surface Metal Layer For Implementing Circuit Features
533	7,652,361	01/26/10	Land Patterns For A Semiconductor Stacking Structure And Method Thereof
534	7,670,962	03/02/10	Substrate Having Stiffener Fabrication Method
535	7,671,457	03/02/10	Semiconductor Package Including Top-Surface Terminals For Mounting Another Semiconductor Package
536	7,674,701	03/09/10	Methods Of Forming Metal Layers Using Multi-Layer Lift-Off Patterns
537	7,675,180	03/09/10	Stacked Electronic Component Package Having Film-On-wire Spacer
538	7,687,893	03/30/10	Semiconductor Package Having Leadframe With Exposed Anchor Pads
539	7,687,899	03/30/10	Dual Laminate Package Structure With Embedded Elements
540	7,691,745	04/06/10	Land Patterns For A Semiconductor Stacking Structure And Method Thereof
541	7,692,286	04/06/10	Tow-Sided Fan-Out Wafer Escape Package
542	7,714,431	05/11/10	Electronic Component Package Comprising Fan-Out And Fan-In Traces
543	7,718,523	05/18/10	Solder Attach Film And Method Of Forming Solder Ball Using The Same
544	7,719,845	05/18/10	Chamfered Memory Card Module And Method Of Making Same
545	7,723,210	05/25/10	Direct-Write Wafer Level Chip Scale Package
546	7,723,852	05/25/10	Stacked Semiconductor Package And Method Of making Same
547	7,732,899	06/08/10	Etch Singulated Semiconductor Package
548	7,737,542	06/15/10	Stackable Semiconductor Package
549	7,745,910	06/29/10	Semiconductor Device Having RF Shielding And Method Therefor
550	7,745,918	06/29/10	Package In Package (PIP)
551	7,750,250	07/06/10	Blind Via Capture Pad Structure And Fabrication Method
552	7,752,752	07/13/10	Embedded Circuit Pattern Fabrication Method And Structure
553	7,755,164	07/13/10	Capacitor And Resistor Having Anodic Metal And Anodic Metal Oxide Structure
554	7,755,176	07/13/10	Die-Mounting Substrate And Method Incorporating Dummy Traces For Improving Mounting Film Planarity
555	7,768,135	08/03/10	Semiconductor Package With Fast Power-Up Cycle And Method Of Making Same
556	7,777,351	08/17/10	Thin Stacked Interposer Package

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 17

#	USPN	Issued	Title
557	7,781,852	08/24/10	Membrane Die Attach Circuit Element Package And Method Therefor
558	7,786,429	08/31/10	Camera Module With Window Mechanical Attachment
559	7,808,084	10/05/10	Semiconductor Package With Half-Etched Locking Features
560	7,808,105	10/05/10	Semiconductor Package And Fabricating Method Thereof
561	7,810,695	10/12/10	Wire Bonding Machine Capable Of Removing Particles From Capillary And Cleaning Method Of Capillary Bottom Tip
562	7,825,520	11/02/10	Stacked Redistribution Layer (RDL) Die Assembly Package
563	7,829,990	11/09/10	Stackable Semiconductor Package Including Laminate Interposer
564	7,832,097	11/16/10	Shielded Trace Structure And Fabrication Method
565	7,837,120	11/23/10	Modular Memory Card And Method Of Making Same
566	7,839,136	11/23/10	System And Method For Testing Radio Frequency (RF) Shielding Defects
567	7,842,541	11/30/10	Ultra Thin Package And Fabrication Method
568	7,843,052	11/30/10	Semiconductor Devices And Fabricating Methods Thereof
569	7,843,072	11/30/10	Semiconductor Package And Fabricating Method Thereof
570	7,847,386	12/07/10	Reduced Size Stacked Semiconductor Package And Method Of Making The Same
571	7,847,392	12/07/10	Semiconductor Device Including Leadframe With Increased I/O
572	7,847,398	12/07/10	A Semiconductor Package And Method Of Manufacturing
573	7,851,894	12/14/10	A System And Method For Shielding Of Package On Package (PoP) Assemblies
574	7,859,107	12/28/10	Solder Attach Film And Assembly
575	7,859,116	12/28/10	Exposed Metal Bezel For Use In Sensor Devices And Method Therefor
576	7,859,119	12/28/10	Stacked Flip Chip Die Assembly
577	7,863,723	01/04/11	Adhesive On Wire Stacked Semiconductor Package
578	7,871,899	01/18/11	Methods Of Forming Back Side Layers For Thinned Wafers
579	7,872,341	01/18/11	Semiconductor Device
580	7,872,343	01/18/11	Dual Laminate Package Structure With Embedded Elements
581	7,875,963	01/25/11	Semiconductor Device Including Leadframe Having Power Bars And Increased I/O
582	7,898,066	03/01/11	Semiconductor Device Having EMI Shielding And Method Therefor
583	7,898,093	03/01/11	Exposed Die Overmolded Flip Chip Package and Fabrication Method
584	7,902,660	03/08/11	Substrate For Semiconductor Device And Manufacturing Method Thereof
585	7,906,845	03/15/11	Semiconductor Device Having Reduced Thermal Interface Material (TIM) Degradation And Method Therefor
586	7,906,855	03/15/11	Stacked Semiconductor Package And Method Of Making Same
587	7,911,017	03/22/11	Direct Glass Attach On Die Optical Module
588	7,911,037	03/22/11	Method And Structure For Creating Embedded Metal Features
589	7,915,715	03/29/11	System And Method To Provide RF Shielding For MEMS Microphone Package
590	7,919,853	04/05/11	Semiconductor Package And Fabrication Method Thereof
591	7,923,645	04/12/11	Metal Etch Stop Fabrication Method And Structure
592	7,928,542	04/19/11	Leadframe For Semiconductor Package
593	7,932,170	04/26/11	Flip Chip Bump Structure And Fabrication Method
594	7,932,595	04/26/11	Electronic Component Package Comprising Fan-Out And Traces
595	7,932,615	04/26/11	Electronic Devices Including Solder Bumps On Compliant Dielectric Layers
596	7,936,033	05/03/11	Micro-Optical Device Packaging System
597	7,938,308	05/10/11	Wire Bonder For Improved Bondability Of A Conductive Wire And Method Therefor
598	7,944,043	05/17/11	A Semiconductor Device Having Improved Contact Interface Reliability And Method Therefor

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 18

#	USPN	Issued	Title
599	7,951,697	05/31/11	Embedded Die Metal Etch Stop Fabrication Method And Structure
600	7,956,453	06/07/11	Semiconductor Package With Patterning Layer And Method Of Making Same
601	7,958,626	06/14/11	Embedded Passive Component Network Substrate And Fabrication Method
602	7,960,818	06/14/11	Conformal Shield On Punch QFN Semiconductor Package
603	7,960,827	06/14/11	Thermal Via Heat Spreader Package And Method
604	7,968,998	06/28/11	Side Leaded, Bottom Exposed Pad And Bottom Exposed Lead Fusion Quad Flat Semiconductor Package
605	7,977,163	07/12/11	Embedded Electronic Component Package Fabrication Method
606	7,977,774	07/12/11	Fusion Quad Flat Semiconductor Package
607	7,977,783	07/12/11	Wafer Level Chip Size Package And Method Of Manufacturing The Same
608	7,982,297	07/19/11	Stackable Semiconductor Package Having Partially Exposed Semiconductor Die And Method Of Fabricating Of The Same
609	7,982,298	07/19/11	Package In Package Semiconductor Device
610	7,982,306	07/19/11	Stackable Semiconductor Package
611	7,982,316	07/19/11	Semiconductor Package And Fabricating Method Thereof
612	7,989,933	08/02/11	Increased I/O Semiconductor Package And Method Of Making Same
613	7,994,043	08/09/11	Lead Free Alloy Bump Structure And Fabrication Method
614	7,994,045	08/09/11	Bumped Chip Package Fabrication Method And Structure
615	7,999,371	08/16/11	Heat Spreader Package And Method
616	8,004,078	08/23/11	Adhesive Composite For Semiconductor Device
617	8,008,753	08/30/11	System And Method To Reduce Shorting Of Radis Frequency (RF) Shielding
618	8,008,758	08/30/11	Semiconductor Device With Increased I/O Leadframe
619	8,012,868	09/06/11	Semiconductor Device Having EMI Shielding And Method Therefor
620	8,017,436	09/13/11	Thin Substrate Fabrication Method And Structure
621	8,018,068	09/13/11	Semiconductor Package Including A Top-Surface Metal Layer For Implementing Circuit Features
622	8,018,072	09/13/11	Semiconductor Package Having A Heat Spreader With An Exposed Exterior Surface And A Top Mold Gate
623	8,022,521	09/20/11	Package Failure Prognostic Structure And Method
624	8,026,587	09/27/11	Semiconductor Package Including Top-Surface Terminals For Mounting Another Semiconductor Package
625	8,026,589	09/27/11	Reducted Profile Stackable Semiconductor Device
626	8,030,722	10/04/11	Reversible Top/Bottom MEMS Package
627	8,058,715	11/15/11	Package In Package Device For RF Transceiver Module
628	8,058,726	11/15/11	Semiconductor Device Having Redistribution Layer
629	8,067,821	11/29/11	Flat Semiconductor Package With Half Package Molding
630	8,072,050	12/06/11	Semiconductor Device With Increased I/O Leadframe Including Passive Device
631	8,072,058	12/06/11	Semiconductor Package Having A Plurality Input/Output Members
632	8,072,083	12/06/11	Stacked Electronic Component Package Having Film-On-wire Spacer
633	8,084,868	12/27/11	Semiconductor Package With Fast Power-Up Cycle And Method Of Making Same
634	8,089,141	01/03/12	Semiconductor Package Having Leadframe With Exposed Anchor Pads
635	8,089,145	01/03/12	Semiconductor Device Including Increased Capacity Leadframe
636	8,089,148	01/03/12	Circuit Board And Semiconductor Device Having The Same
637	8,089,159	01/03/12	Semiconductor Package With Increased I/O Density And Method Of Making The Same
638	8,093,691	01/10/12	System And Method For RF Shielding Of A Semiconductor Package

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 19

#	USPN	Issued	Title
639	8,102,032	01/24/12	System And Method For Confortment Shielding Of Stacked Packages
640	8,102,037	01/24/12	Leadframe For Semiconductor Package
641	8,110,909	02/07/12	Semiconductor Package Including Top-Surface Terminals For Mounting Another Semiconductor Package
642	8,115,283	02/14/12	Reversible Top/Bottom MEMS Package
643	8,119,455	02/21/12	Wafer Level Package Fabrication Method
644	8,125,064	02/28/12	Increased I/O Semiconductor Package And Method Of Making Same
645	8,129,824	03/06/12	Shielding For A Semiconductor Package
646	8,129,849	03/06/12	Method Of Making Semiconductor Package With Adhering Portion
647	8,143,727	03/27/12	Adhesive On Wire Stacked Semiconductor Package
648	8,154,111	04/10/12	Near Chip Size Semiconductor Package
649	8,176,628	05/15/12	Protruding Post Substrate Package Structure And Method
650	8,183,678	05/22/12	Semiconductor Device Having An Interposer
651	8,183,683	05/22/12	Semiconductor Device And Fabricating Method Thereof
652	8,184,453	05/22/12	Increased Capacity Semiconductor Package
653	8,188,579	05/29/12	Semiconductor Device Including Leadframe Having Power Bars and Increased I/O
654	8,188,584	05/29/12	Direct-Write Wafer Level Chip Scale Package

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page 20

SCHEDULE 9.1.15

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Environmental Matters

None.

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page Solo

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Restrictive Agreements

1. Indenture, dated April 1, 2009, between Amkor Technology, Inc. and U.S. Bank National Association, as Trustee, relating to the 6.00% Convertible Senior Subordinated Notes due 2014 of Amkor Technology, Inc., as such notes or the related indenture may be amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

2. Indenture, dated May 4, 2010, by and between Amkor Technology, Inc. and U.S. Bank National Association as trustee, regarding the 7.375% Senior Notes due 2018 of Amkor Technology, Inc., as such notes or the related indenture may be amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

3. Indenture, dated May 20, 2011, by and between Amkor Technology, Inc. and U.S. Bank National Association as trustee, regarding the 6.625% Senior Notes due 2021 of Amkor Technology, Inc., as such notes or the related indenture may be amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

4. J-Device Shareholder Agreement dated October 30, 2009.

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – Page Solo

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Litigation

Arbitration Proceedings with Tessera, Inc.

On March 2, 2006, Tessera, Inc. (“Tessera”) filed a request for arbitration with the International Court of Arbitration of the International Chamber of Commerce (the “ICC”), captioned Tessera, Inc. v. Amkor Technology, Inc. The subject matter of the arbitration was a license agreement (“License Agreement”) entered into between Tessera and our predecessor in 1996.

On October 27, 2008, the arbitration panel in that proceeding issued an interim order in this matter. While the panel found that most of the packages accused by Tessera were not subject to the patent royalty provisions of the License Agreement, the panel did find that past royalties were due to Tessera as damages for some infringing packages. The panel also denied Tessera’s request to terminate the License Agreement.

On January 9, 2009, the panel issued the final damage award in this matter awarding Tessera $60.6 million in damages for past royalties due under the License Agreement. The award was for the period March 2, 2002 through December 1, 2008. The final award, plus interest and the royalties through December 2008 amounting to $64.7 million, was expensed in 2008 and paid when due in February 2009.

Following Tessera’s favorable decision in the U.S International Trade Commission (the “ITC”) in May 2009 against some of our customers, Tessera began making repeated statements to customers and others claiming that we were in breach of the royalty provisions of the License Agreement. We informed Tessera that we believed we were in full compliance with the License Agreement and of our intent to continue making the royalty payments when due in accordance with the terms of the License Agreement.

On August 7, 2009, we filed a request for arbitration in the ICC against Tessera, captioned Amkor Technology, Inc. v. Tessera, Inc. (the “Arbitration”). We instituted this action in order to obtain declaratory relief confirming that we are a licensee in good standing under our 1996 License Agreement with Tessera and that the License Agreement remains in effect. We also included a claim seeking damages and injunctive relief regarding Tessera’s tortious interference with our contractual relations and prospective economic advantage, including Tessera’s false and misleading statements questioning our status as a licensee under the License Agreement.

On November 2, 2009, Tessera filed an answer to our request for arbitration and counterclaims in the ICC. In the answer and counterclaims, Tessera denied Amkor’s claims. Tessera also alleged breach of contract, seeking termination of the License Agreement and asserting that Amkor owes Tessera additional royalties under the License Agreement, including royalties for use of thirteen U.S. and six foreign patents that Tessera did not assert in the previous arbitration. Tessera has since dropped its claims on five of those patents. Tessera also alleged that Amkor tortiously interfered with Tessera’s prospective business relationships and seeks damages. On February 17, 2011, Tessera sent Amkor a notice of termination of the License Agreement.

We filed our response to Tessera’s answer on January 15, 2010, denying Tessera’s claims and filed a motion with the panel seeking priority consideration and phased early determination of issues from the previous arbitration decision, including the proper method for calculating royalties under the License Agreement for periods subsequent to December 1, 2008. On March 28, 2010, the panel granted our request for priority consideration and phased early determination.

The first hearing regarding the issues from the previous arbitration was held in December 2010, and in July 2011, the panel issued its decision in the first phase of the Arbitration. The panel found that we do not owe any of the approximately $18 million of additional royalties claimed by Tessera for packages assembled by us for customers who had been involved in proceedings with Tessera before the ITC. The panel also did not grant Tessera’s request to terminate the License Agreement in the first phase of the Arbitration and deferred making any determination regarding termination until the full Arbitration is completed.

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Our request for a declaration confirming that we are in compliance with the License Agreement and that our royalty calculations from the previous arbitration were correct was denied. The panel found that we had materially breached the License Agreement by not paying the full amount of royalties due and by failing to satisfy the audit provisions of the License Agreement. The final amount of royalties and interest owed relating to the first phase of the Arbitration was approximately $0.5 million, which has been fully paid.

The hearing on Tessera’s assertion of infringement on additional patents (now ten U.S. and four foreign patents) and the payment of additional royalties under the License Agreement relating to the additional asserted patents was held in August 2011. Prior to the hearing, Tessera and Amkor agreed to dismiss their respective claims for tortious interference. Post-hearing oral arguments were heard in November 2011. Tessera initially claimed that the amount in dispute in the Arbitration was approximately $100 million and is now claiming more than $400 million of royalties under the License Agreement for the additional patents.

In connection with the Arbitration, we deposited $17.0 million in an escrow account during 2011 and 2010, which was previously classified as restricted cash. This amount represented our good faith estimate of the disputed amount of royalties that we expected Tessera to allege that we owed on packages assembled by us for one of our customers involved in proceedings with Tessera before the ITC related to the patents at issue in the prior arbitration. As a result of the panel’s decision in the first phase of the Arbitration, the full $17.0 million held in escrow was returned to us in December 2011.

In May 2011, Tessera filed a new request for arbitration against Amkor seeking undisclosed damages and a declaration that the License Agreement has been terminated. Amkor disputes that Tessera has a right to terminate the License Agreement or that the License Agreement has been terminated.

Amkor Technology, Inc. v. Carsem (M) Sdn Bhd, Carsem Semiconductor Sdn Bhd, and Carsem Inc.

On November 17, 2003, we filed a complaint against Carsem (M) Sdn Bhd, Carsem Semiconductor Sdn Bhd, and Carsem Inc. (collectively “Carsem”) with the ITC in Washington, D.C., alleging infringement of our United States Patent Nos. 6,433,277; 6,455,356 and 6,630,728 (collectively the “Amkor Patents”) and seeking, under Section 337 of the Tariff Act of 1930, an exclusion order barring the importation by Carsem of infringing products. We allege that by making, using, selling, offering for sale or importing into the U.S. the Carsem Dual and Quad Flat No-Lead Packages, Carsem has infringed on one or more of our MicroLeadFrame packaging technology claims in the Amkor Patents.

On November 18, 2003, we also filed a complaint in the U.S. District Court for the Northern District of California, alleging infringement of the Amkor Patents and seeking an injunction enjoining Carsem from further infringing the Amkor Patents, compensatory damages and treble damages due to willful infringement plus interest, costs and attorney’s fees. This District Court action has been stayed pending resolution of the ITC case.

The ITC Administrative Law Judge (“ALJ”) conducted an evidentiary hearing during July and August of 2004 in Washington D.C. and, on November 18, 2004, issued an Initial Determination that Carsem infringed some of our patent claims relating to our MicroLeadFrame package technology, that some of our 21 asserted patent claims are valid, that we have a domestic industry in our patents and that all of our asserted patent claims are enforceable. However, the ALJ did not find a statutory violation of Section 337 of the Tariff Act.

We filed a petition in November 2004 to have the ALJ’s ruling reviewed by the full ITC. On March 31, 2005, the ITC ordered a new claims construction related to various disputed claim terms and remanded the case to the ALJ for further proceedings. On November 9, 2005, the ALJ issued an Initial Determination on remand finding that Carsem infringed some of our patent claims and that Carsem had violated Section 337 of the Tariff Act.

On remand, the ITC had also authorized the ALJ to reopen the record on certain discovery issues related to a subpoena of documents from a third party. An order by the U.S. District Court for the District of Columbia enforcing the subpoena became final on January 9, 2009, and the third party produced documents pursuant to the subpoena.

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On July 1, 2009, the ITC remanded the investigation for a second time to the ALJ to reopen the record to admit into evidence documents and related discovery obtained from the enforcement of the above-referenced third-party subpoena.

Following a two-day hearing, on October 30, 2009, the ALJ issued an Initial Determination reaffirming his prior ruling that the Carsem Dual and Quad Flat No-Lead Packages infringe some of Amkor’s patent claims relating to MicroLeadFrame package technology, that all of Amkor’s asserted patent claims are valid and that Carsem violated Section 337 of the Tariff Act.

On December 16, 2009, the ITC ordered a review of the ALJ’s Initial Determination. On February 18, 2010, the Commission reversed a finding by the ALJ on the issue of whether a certain invention constitutes prior art to Amkor’s asserted patents. The ITC remanded the investigation to the ALJ to make further findings in light of the ITC’s ruling. On March 22, 2010, the ALJ issued a Supplemental Initial Determination. Although the ALJ’s ruling did not disturb the prior finding that Carsem Dual and Quad Flat No-Lead Packages infringe some of Amkor’s patent claims relating to MicroLeadFrame technology, the ALJ found that some of Amkor’s patent claims are invalid and, as a result, the ALJ did not find a statutory violation of the Tariff Act. On July 20, 2010, the ITC issued a Notice of Commission Final Determination, in which the ITC determined that there is no violation of Section 337 of the Tariff Act and terminated the investigation. We have appealed the ITC’s ruling to the U.S. Court of Appeals for the Federal Circuit, and oral arguments were heard in November 2011.

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Labor Contracts

None.

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